Exhibit 2.2

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.

AND

ETC COMPRESSION, LLC,

AS CONTRIBUTOR PARTIES,

AND

USA COMPRESSION PARTNERS, LP,

AS ACQUIROR,

AND

SOLELY FOR PURPOSES OF SECTION 5.18(b), SECTION 10.1 AND SECTION 10.5,

ENERGY TRANSFER EQUITY, L.P.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Rules of Interpretation	2

ARTICLE II

CONTRIBUTION AND EXCHANGE

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARTIES

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

ARTICLE V

COVENANTS

ii

Section 5.16	Non-Solicitation	52
Section 5.17	Amendment of Schedules	53
Section 5.18	Employee Matters	53

ARTICLE VI

CLOSING

Section 6.1	Conditions Precedent to Obligations of the Parties	58
Section 6.2	Conditions Precedent to Obligations of Acquiror	58
Section 6.3	Conditions Precedent to Obligations of the Contributor Parties	59

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

ARTICLE VIII

TERMINATION

Section 8.1	Termination of Agreement	66
Section 8.2	Procedure Upon Termination	67
Section 8.3	Effect of Termination	67

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 9.1	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	67

ARTICLE X

MISCELLANEOUS

iii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP
Exhibit C	Form of Assignment of Interests
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Registration Rights Agreement

iv

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) dated as of January 15, 2018 (the “Execution Date”), is entered into by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), ETC Compression, LLC, a Delaware limited liability company (“Contributor”), and USA Compression Partners, LP, a Delaware limited partnership (“Acquiror”), and, solely for purposes of Section 5.18(b), Section 10.1 and Section 10.5, Energy Transfer Equity, L.P., a Delaware limited partnership and indirect owner of ETP GP (“ETE”). ETP, ETP GP and Contributor are sometimes referred to individually in this Agreement as a “Contributor Party” and are sometimes collectively referred to in this Agreement as the “Contributor Parties.”

WHEREAS, ETP indirectly owns 100% of the membership interests in Contributor;

WHEREAS, Contributor owns, among other things, all of the outstanding limited liability company interests (the “Subject Interests”) in, and is the sole member of, CDM Resource Management LLC, a Delaware limited liability company (“CDM Resource”), and CDM Environmental & Technical Services LLC, a Delaware limited liability company (“CDM Environmental” and, together with CDM Resource, the “Compression Group Entities” and, each, a “Compression Group Entity”);

WHEREAS, Contributor desires to contribute, assign, transfer and deliver to Acquiror, and Acquiror desires to accept and acquire from Contributor, the Subject Interests, and in exchange Acquiror desires to issue and deliver to ETP the Equity Consideration (as defined below) and pay the Base Cash Consideration (as defined below), as applicable, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”), including the consummation of the GP Acquisition (as defined below) and the Acquiror IDR/GP Restructuring (as defined below); and

WHEREAS, concurrently with the execution of this Agreement, ETE has entered into (i) that certain Purchase Agreement, dated as of the date hereof (the “GP Purchase Agreement”), by and among ETE, Energy Transfer Partners, L.L.C., a Delaware limited liability company (together with ETE, the “Purchasers”), USA Compression Holdings, LLC, a Delaware limited liability company (“USAC Holdings”), solely for certain purposes therein, R/C IV USACP Holdings, L.P., a Delaware limited partnership, and, solely for certain purposes therein, ETP, pursuant to which the Purchasers will acquire from USAC Holdings (x) all of the outstanding limited liability company interests in USA Compression GP, LLC, a Delaware limited liability company and the general partner of Acquiror (“Acquiror GP”) and (y) 12,466,912 common units representing limited partner interests in Acquiror (the “Acquiror Common Units”) (such transactions, collectively, the “GP Acquisition”) and (ii) that certain Equity Restructuring Agreement, dated as of the date hereof (the “Restructuring Agreement”), by and among ETE, Acquiror GP and Acquiror, pursuant to which, among other things, immediately following the Closing (as defined below) and subject to the conditions set forth in the Restructuring Agreement, the Acquiror GP Interests (as defined below) will be converted into a non-economic general partner interest and the Acquiror IDRs (as defined below) owned by Acquiror GP will be cancelled, in exchange for 8,000,000 Acquiror Common Units (the “Acquiror IDR/GP Restructuring”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Acquiror and the Contributor Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(ii) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(iv) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(v) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi) all references to prices, values or monetary amounts refer to United States dollars;

(vii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(viii) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(ix) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(x) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(xi) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(xii) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(xiii) all references to days shall mean calendar days unless otherwise provided;

(xiv) all references to time shall mean Austin, Texas time;

(xv) references to any Person shall include such Person’s successors and permitted assigns; and

(xvi) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document.

ARTICLE II

CONTRIBUTION AND EXCHANGE

Section 2.1 Contribution of the Subject Interests. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing (as defined below), (a) Contributor shall contribute, assign, transfer and deliver to Acquiror, and Acquiror shall accept and acquire from Contributor, all right, title and interest in the Subject Interests and (b) Acquiror shall (i) issue and deliver to ETP (A) 19,191,351 Acquiror Common Units (the “Common Units Consideration”) and (B) 6,397,965 Class B units representing limited partner interests in Acquiror (the “Acquiror Class B Units” and, together with the Common Units Consideration, the “Equity Consideration”) having the rights and obligations specified in the Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, a form of which is attached hereto as Exhibit B (the “Acquiror Amended Partnership Agreement”) and (ii) distribute or cause to be distributed to ETP $1,225,000,000.00 in immediately available funds (the “Base Cash Consideration” and, together with the Equity Consideration, the “Consideration”). The Consideration shall be issuable or payable, as applicable, by Acquiror to ETP in accordance with Section 2.3(b)(i) and Section 2.3(b)(ii), and the Base Cash Consideration shall be subject to increase or decrease by the Purchase Price Adjustment Amount in accordance with Section 2.4.

Section 2.2 Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VI, the closing of the transactions referred to in Section 2.1

(the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. local time on the day that is two Business Days after the date on which the last of the conditions set forth in Article VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived, provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing but that remain capable of satisfaction), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VI at such time, the Closing shall occur instead on the second Business Day following the final day of the Marketing Period; provided further that Acquiror may elect to terminate the Marketing Period earlier upon no less than two Business Days’ notice to the Contributor Parties) or (b) at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.3 Deliveries and Actions at Closing.

(a) At the Closing, the Contributor Parties shall deliver, or shall cause to be delivered, the following to Acquiror:

(i) Assignment of Interests. A counterpart of an assignment (the “Assignment of Interests”), a form of which is attached hereto as Exhibit C, evidencing the contribution, assignment, transfer and delivery to Acquiror of the Subject Interests and the admission of Acquiror as the sole member of each of CDM Resource and CDM Environmental, duly executed by Contributor;

(ii) FIRPTA Certificate. A properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying ETP’s non-foreign status;

(iii) Closing Certificate. The certificate contemplated by Section 6.2(e);

(iv) Required Consents. The consents, approvals and waivers set forth on Schedule 2.3(a)(iv).

(v) Letters of Resignation. Duly executed letters of resignation or evidence of removal, effective as of the Closing, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 5.7;

(vi) Transition Services Agreement. A counterpart of a transition services agreement, a form of which is attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by ETP, CDM Resource and CDM Environmental; and

(vii) Registration Rights Agreement. Counterparts of a registration rights agreement, a form of which is attached hereto as Exhibit E (the “Registration Rights Agreement”), duly executed by ETP and any other Affiliate of ETP that holds Acquiror Common Units following the Closing.

(b) At the Closing, Acquiror shall deliver, or shall cause to be delivered, the following to the Contributor Parties:

(i) Equity Consideration. The Acquiror Common Units and Acquiror Class B Units comprising the Equity Consideration in book entry form, in each case free and clear of any Encumbrances, other than restrictions on transfer set forth in the Acquiror Partnership Agreement or the applicable requirements of the federal securities laws, and any applicable state or other local securities laws;

(ii) Cash Consideration. Payment to ETP of an amount equal to the Closing Cash Consideration by wire transfer of immediately available funds to an account designated by ETP in writing to Acquiror at least two Business Days prior to the Closing Date;

(iii) Assignment of Interests. A counterpart of the Assignment of Interests duly executed by Acquiror;

(iv) Closing Certificate. The certificate contemplated by Section 6.3(e);

(v) Required Consents. The consents, approvals and waivers set forth on Schedule 2.3(b)(v);

(vi) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by Acquiror;

(vii) Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by Acquiror; and

(viii) Amended Partnership Agreement. The Acquiror Amended Partnership Agreement duly executed by the Acquiror GP and effective as of the Closing Date.

Section 2.4 Purchase Price Adjustment.

(a) Not later than five Business Days prior to the Closing Date, the Contributor Parties shall prepare in good faith and deliver to Acquiror a preliminary settlement statement (the “Estimated Adjustment Statement”) setting forth (i) an estimated combined balance sheet of the Compression Group Entities as of the Closing Date, which balance sheet will be prepared in accordance with GAAP, applied consistently with the Contributor Parties’ past practices (including its preparation of the Unaudited Financial Statements) (the “Estimated Closing Date Balance Sheet”) based on the most recent financial information of the Compression Group Entities reasonably available to the Contributor Parties and the Contributor Parties’ reasonable estimates with respect to the assets, liabilities and members’ equity of the Compression Group Entities as of the Closing Date, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Estimated Closing Date Balance Sheet (the “Estimated Net Working Capital”) and the Net Working Capital Threshold, (iii) a calculation of the Debt shown on the Estimated Closing Date Balance Sheet (the “Estimated Closing Date Debt”), (iv) a calculation of the Cash shown on the Estimated Closing Date Balance Sheet (the “Estimated Closing Date Cash Amount”) and (v) a calculation of the estimated Purchase Price

Adjustment Amount. Acquiror shall have the right, following Acquiror’s receipt of the Estimated Adjustment Statement, to object thereto by delivering written notice to ETP, on behalf of the Contributor Parties, no later than two Business Days before the Closing Date. To the extent Acquiror timely objects to the Estimated Adjustment Statement (or any component thereof), Acquiror and ETP, on behalf of the Contributor Parties, shall enter into good faith negotiations and attempt to resolve any such objection; provided, however, that if Acquiror and ETP, on behalf of the Contributor Parties, are unable to resolve such objection prior to the Closing Date, then the Contributor Parties’ calculations as reflected in the Estimated Adjustment Statement shall control solely for purposes of the payments to be made at Closing. To the extent Acquiror and ETP, on behalf of the Contributor Parties, resolve any such objection prior to the Closing, then the Parties shall jointly agree on a revised Estimated Adjustment Statement that shall control solely for purposes of the payments to be made at the Closing. The estimated Purchase Price Adjustment Amount that controls for purposes of the payments to be made at the Closing is referred to herein as the “Estimated Purchase Price Adjustment Amount.”

(b) Not later than the 120th day following the Closing Date, Acquiror shall prepare and deliver to ETP, on behalf of the Contributor Parties, a statement (the “Final Adjustment Statement”) setting forth (i) the final combined balance sheet of the Compression Group Entities as of the Closing Date, which balance sheet will be prepared in the same manner as the Estimated Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”) based on the most recent financial information of the Compression Group Entities reasonably available to Acquiror, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Final Closing Date Balance Sheet and Estimated Net Working Capital, (iii) a calculation of the difference, if any, between the Debt shown on the Final Closing Date Balance Sheet and the Estimated Closing Date Debt, (iv) a calculation of the difference, if any, between the Cash shown on the Final Closing Date Balance Sheet and the Estimated Closing Date Cash Amount and (v) the final calculation of the Purchase Price Adjustment Amount. At any time during the 30-day period following receipt of the Final Adjustment Statement (the “Review Period”), ETP, on behalf of the Contributor Parties, may deliver to Acquiror a written report containing any changes that the Contributor Parties propose be made to the Final Adjustment Statement (such written report, an “Objection Notice”). Acquiror shall provide to ETP, on behalf of the Contributor Parties, such documentation and other data, and, during normal business hours and upon reasonable advance notice, access to its officers, employees, agents and other personnel as is reasonably necessary to enable ETP, on behalf of the Contributor Parties, to appropriately review the Final Adjustment Statement during the Review Period. ETP, on behalf of the Contributor Parties, shall be deemed to have waived any rights to object to the Final Adjustment Statement unless ETP, on behalf of the Contributor Parties, delivers an Objection Notice to Acquiror within the Review Period and, if the Review Period expires without ETP, on behalf of the Contributor Parties, so delivering an Objection Notice, then from and after the expiration of the Review Period, the Final Adjustment Statement shall become final and binding for all purposes of this Agreement. If ETP, on behalf of the Contributor Parties, delivers an Objection Notice to Acquiror during the Review Period, then ETP, on behalf of the Contributor Parties, and Acquiror shall enter into good faith negotiations and shall attempt to agree on the amount of the actual Purchase Price Adjustment Amount. If such Parties cannot reach agreement within 30 days after the date on which ETP, on behalf of the Contributor Parties, delivered such Objection Notice to Acquiror, the Parties shall refer the remaining disputed matters necessary to the final determination of the Purchase Price Adjustment Amount to Deloitte & Touche LLP, or if

Deloitte & Touche LLP is unable or unwilling to perform its obligations under this Section 2.4(b), such other nationally-recognized independent accounting firm as is mutually agreed on by ETP, on behalf of the Contributor Parties, and Acquiror (the “Independent Accounting Firm”). The Independent Accounting Firm shall resolve any disputes referred to it under this Section 2.4(b). Each Party shall deliver simultaneously to the Independent Accounting Firm (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Independent Accounting Firm may request and (ii) such Party’s proposed resolution of the disputed matters and any materials it wishes to present to justify the resolution it so presents. Each Party shall be afforded the opportunity to discuss the disputed matters with the Independent Accounting Firm. The Independent Accounting Firm shall act as an expert (and not as an arbitrator) for the limited purpose of determining the specific disputed matters necessary to the determination of the Purchase Price Adjustment Amount submitted by either ETP, on behalf of the Contributor Parties, or Acquiror to the Independent Accounting Firm, and whether and to what extent, if any, the Purchase Price Adjustment Amount requires adjustment as a result of the resolution of those disputed matters (applying GAAP consistently with the Compression Group Entities’ past practices). The Independent Accounting Firm may not award damages or penalties and shall not have authority to address matters not in dispute between the Parties or necessary to the determination of the final Purchase Price Adjustment Amount. The Independent Accounting Firm’s determination shall be made within 30 days after submission of the disputed matters and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of the Purchase Price Adjustment Amount, the Independent Accounting Firm shall not increase the Purchase Price Adjustment Amount more than the increase proposed to be made in the Final Adjustment Statement by ETP, on behalf of the Contributor Parties, nor decrease the Purchase Price Adjustment Amount more than the decrease proposed to be made in the Final Adjustment Statement by Acquiror, as applicable. Each Party shall bear its own legal fees and other costs of presenting its case to the Independent Accounting Firm. Acquiror and ETP shall each bear one-half of the costs and expenses of the Independent Accounting Firm incurred in resolving such disputed matters. The Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.4(b) shall be referred to as the “Final Purchase Price Adjustment Amount.”

(c) Within three Business Days after the earlier of (i) the expiration of the Review Period without delivery of any Objection Notice and (ii) the date on which ETP, on behalf of the Contributor Parties, and Acquiror, or the Independent Accounting Firm, as applicable, finally determine the actual Purchase Price Adjustment Amount (A) if the Final Purchase Price Adjustment Amount exceeds the Estimated Purchase Price Adjustment Amount (such excess, the “Contributor Adjustment Payment”), Acquiror shall wire transfer in immediately available funds an amount equal to the Contributor Adjustment Payment to an account designated by ETP and (B) if the Estimated Purchase Price Adjustment Amount exceeds the Final Purchase Price Adjustment Amount (such excess, the “Acquiror Adjustment Payment”), ETP shall wire transfer in immediately available funds an amount equal to the Acquiror Adjustment Payment to an account designated by Acquiror.

Section 2.5 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Acquiror is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.6 Tax Treatment of Contribution.

(a) The Parties intend, for U.S. federal income Tax purposes, that the Contribution shall be treated consistent with (i) a contribution by ETP to Acquiror of a portion of the Subject Interests in exchange for the Equity Consideration in a transaction consistent with the requirements of Section 721(a) of the Code and (ii) a sale by ETP to Acquiror of a portion of the Subject Interests in exchange for the Closing Cash Consideration (which Closing Cash Consideration includes an amount intended to represent (A) a “debt-financed transfer” pursuant to Treasury Regulations Section 1.707-5(b) (as described in detail in Section 2.6(b)) and (B) a reimbursement of pre-formation capital expenditures with respect to the assets of the Compression Group Entities to the maximum extent provided by Treasury Regulations Section 1.707-4(d) (as described in detail in Section 2.6(b))).

(b) Acquiror intends to incur a borrowing or borrowings with respect to the transactions contemplated by Section 2.1, which will be considered non-recourse debt within the meaning of Treasury Regulation Section 1.752-1 (the “Transaction Debt”). The Parties intend that (i) (A) the distribution of the Closing Cash Consideration to ETP shall be treated, pursuant to Treasury Regulation Section 1.163-8T and Notice 89-35 (Part VI), 1989-1 C.B. 675, as being made first out of proceeds of the Transaction Debt, and that such distribution shall qualify to the maximum extent possible as a “debt-financed transfer” under Treasury Regulation Section 1.707-5(b) and (B) ETP’s allocable share of the Transaction Debt under Treasury Regulation Sections 1.752-2 and 1.707-5T(a)(2)(i) shall be determined in accordance with ETP’s interest in Acquiror’s profits, as determined by Acquiror GP; and (ii) the distribution of the Closing Cash Consideration to ETP in excess of amounts of the Transaction Debt as set forth in clause (i) hereof, if any, shall be made to reimburse ETP for capital expenditures described in Treasury Regulation Section 1.707-4(d) to the extent such distribution does not exceed the amount of capital expenditures described in Treasury Regulation Section 1.707-4(d).

(c) The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the intended Tax treatment set forth in this Section 2.6, and no Party shall take any position that is inconsistent with such Tax treatment except to the extent otherwise required by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARTIES

The Contributor Parties hereby, jointly and severally, represent and warrant to Acquiror as follows:

Section 3.1 Organization. Each of the Contributor Parties and the Compression Group Entities (i) is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite legal and limited partnership or limited liability company power and authority, as the case may be, to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business (as a foreign entity or otherwise) and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) where the failure to be so duly qualified and in good standing would not prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any Contributor Party is, or will be, a party or materially impair the ability of any Contributor Party to perform its obligations under the Transaction Documents to which it is, or will be, a party. The Contributor Parties have made available to Acquiror true and complete copies of the Organizational Documents of each Compression Group Entity as in effect on the Execution Date.

Section 3.2 Validity of Agreement; Authorization. Each Contributor Party has all requisite limited partnership or limited liability company, as the case may be, power and authority to enter into this Agreement and the other Transaction Documents to which such Contributor Party is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which each Contributor Party is or will be a party and the performance by such Contributor Party of its obligations hereunder and thereunder have been duly authorized by the general partner of such Contributor Party, and no other proceedings on the part of such Contributor Party are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which each Contributor Party is party have been or will be duly executed and delivered by such Contributor Party and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Contributor Party’s valid and binding obligation, enforceable against such Contributor Party in accordance with their respective terms.

Section 3.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each Contributor Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with, or otherwise result in any breach of, any provision of the Organizational Documents of any Contributor Party or any Compression Group Entity; (b) violate any Law of any Governmental Authority binding on any Contributor Party or any Compression Group Entity; (c) except as disclosed on Schedule 3.3(c), constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under, or require any notice, filing or consent under any of the terms, conditions or provisions of any Material Contract; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any Compression Group Entity; or (e) give rise to any right of cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any Compression Group Entity, except, in the case of clauses (b)–(e), for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Compression Group Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any Contributor Party is, or will be, a party or to materially impair the ability of any Contributor Party to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.4 Consents and Approvals. Except (a) for any filings required to be made under the HSR Act or (b) for any filings required for compliance with any applicable requirements of the federal securities laws, any applicable state or other local securities laws and any applicable requirements of a national securities exchange, neither the execution and delivery of this Agreement and the other Transaction Documents to which any Contributor Party is party, nor the performance of their respective obligations hereunder or thereunder, requires the consent, approval, waiver, authorization or notification of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by any of the Contributor Parties.

Section 3.5 Ownership of the Subject Interests.

(a) Contributor is the record and beneficial owner of the Subject Interests. Contributor owns the Subject Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of each of the Compression Group Entities. The Subject Interests constitute all of the outstanding limited liability company interests in each Compression Group Entity and the Subject Interests have been duly authorized and validly issued and are fully paid (to the extent required under the limited liability company agreement of each Compression Group Entity) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and were not issued in violation of preemptive or similar rights.

(b) Upon the consummation of the transactions contemplated by this Agreement, Contributor will assign, convey, transfer and deliver to Acquiror good and valid title to the Subject Interests free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of each of the Compression Group Entities. Upon the consummation of the transactions contemplated by this Agreement, Acquiror will be the sole member of each Compression Group Entity.

Section 3.6 Capitalization.

(a) Schedule 3.6(a) sets forth, as of the Execution Date, a correct and complete description of the following: (i) all of the issued and outstanding equity interests of each Compression Group Entity and (ii) the record owner(s) of the issued and outstanding equity interests of each Compression Group Entity. Except as set forth on Schedule 3.6(a), there are no outstanding equity interests of any Compression Group Entity.

(b) The Compression Group Entities do not own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, in any other Person. Neither Compression Group Entity is a member of (nor is any part of the Compression Business conducted through) any partnership nor is any Compression Group Entity a participant in any joint venture or similar arrangement or association.

(c) There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any Compression Group Entity to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any Compression Group Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no preemptive rights, rights of first refusal or other outstanding options, warrants, conversion rights, redemption rights, repurchase rights, calls or subscription agreements pursuant to the Organizational Documents of any Compression Group Entity or any other agreement to which any Compression Group Entity is party that are or will be exercisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) No Compression Group Entity has any outstanding bonds, debentures, notes or other obligations whereby the holders of such instruments have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of equity interests of any Compression Group Entity on any matter.

Section 3.7 Financial Statements.

(a) The Contributor Parties have provided Acquiror with true and complete copies of the Unaudited Financial Statements. The Unaudited Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, and (ii) fairly present, in all material respects, the combined financial position and operating results, equity and cash flows of the Compression Group Entities as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the Unaudited Interim Financial Statements, to normal year-end audit adjustments.

(b) The Audited Financial Statements and the Special Financial Statements, when delivered pursuant to Section 5.14 and Section 5.15, will (i) be prepared in accordance with (A) GAAP, applied on a consistent basis throughout the periods presented thereby, and (B) Regulation S-X, (ii) fairly present, in all material respects, the combined financial position and operating results, equity and cash flows of the Compression Group Entities as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of interim financial statements, to normal year-end audit adjustments and (iii) have been prepared from, and in accordance with, the books and records of the Compression Group Entities.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, (i) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Compression Group Material Adverse Effect, (ii) the Compression Business has been conducted in the ordinary course of business in all material respects consistent with past practice and (iii) none of the Compression Group Entities has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) to any of its properties or assets that are material to the Compression Business.

(b) Without limiting the foregoing, since December 31, 2016 and through the date of this Agreement, except as set forth on Schedule 3.8(a), none of the Contributor Parties (in each case solely with respect to the Compression Group Entities and the Compression Business) have taken, or agreed or committed to take, any of the actions set forth in Section 5.2(b).

Section 3.9 Compliance with Law; Permits.

(a) The operations of the Compression Group Entities are being, and since December 31, 2016 have been, conducted in material compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties. None of the Contributor Parties or the Compression Group Entities nor any of their respective Affiliates have received written notice of any material violation of any applicable Law related to any Compression Group Entity. To the Knowledge of the Contributor Parties, except as set forth on Schedule 3.9(a), none of the Compression Group Entities is under investigation by any Governmental Authority for potential material non-compliance with any Law.

(b) The Compression Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary in any material respect to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted. To the Knowledge of the Contributor Parties, there are no conditions or circumstances under which any such Permit could be revoked or any pending application for any new Permit or renewal of an existing Permit that could reasonably be expected to be protested or denied, except for any such revocation, protest or denial that would not, individually or in the aggregate, reasonably be expected to be material to the Compression Business.

(c) The representations and warranties contained in this Section 3.9 do not address tax matters or environmental matters, which are addressed only in Section 3.10 and Section  3.15, respectively.

Section 3.10 Tax Matters. Except as set forth on Schedule 3.10:

(a) (i) All material Tax Returns required by applicable Law to be filed by or with respect to the Compression Group Entities have been duly and timely filed (taking into account any extensions of time within which to file) and such Tax Returns are correct and complete in all material respects; (ii) all material Taxes owed by or with respect to the Compression Group Entities (or for which any such entity may be liable) which are or have become due have been paid in full; (iii) all material Taxes required to be withheld, collected or deposited by or with respect to the Compression Group Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority; (iv) there are no liens (other than Permitted Encumbrances for current period Taxes not yet due and payable) on any of the assets of the Compression Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax; (v) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of the or with respect to the Compression Group Entities either claimed or raised by any Tax Authority in writing; and (vi) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the Compression Group Entities.

(b) No Claim has ever been made in writing by a taxing authority in a jurisdiction in which a Compression Group Entity does not file Tax Returns that a Compression Group Entity is or may be required to file a Tax Return in that jurisdiction.

(c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Compression Group Entity or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Compression Group Entity.

(d) No Compression Group Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor do they have any material continuing obligations under such agreements. No power of attorney related to Taxes which is currently in force has been granted by any Compression Group Entity. No Compression Group Entity has been a member of an affiliated group filing a consolidated federal income tax return, and except for any intragroup liability pursuant to Texas franchise tax combined reporting obligations, the Compression Group Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(e) For the most recent four complete calendar quarters for which financial information is available, at least 90% of the combined gross income of the Compression Group Entities has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(f) No Compression Group Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or any predecessor thereto.

(g) Each Compression Group Entity has been treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income Tax purposes at all times since its respective formation, and none of the Compression Group Entities has elected to be treated as a corporation for U.S. federal, state or local Tax purposes.

This Section 3.10 constitutes the Contributor Parties’ sole and exclusive representations and warranties regarding Taxes, Tax Returns and any other Tax matter of the Compression Group Entities.

Section 3.11 Absence of Undisclosed Liabilities. No Compression Group Entity has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the Unaudited Financial Statements, other than (a) as set forth on Schedule 3.11 or (b) liabilities that have arisen since September 30, 2017 in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, which are not, individually or in the aggregate, material in amount.

Section 3.12 Employees; Employee Plans.

(a) No Compression Group Entity or Contributor Party currently has, or has within the past three years had, any employees.

(b) Schedule 3.12(b) contains a complete and accurate list of all Subject Employees as of the Execution Date. The Subject Employees represent the entirety of the individuals whose employment materially involves providing services principally related to the management or operation of the Compression Business.

(c) Other than the individuals set forth on Schedule 3.12(c), there are no individuals engaged as independent contractors who provide material services to any Compression Group Entity.

(d) None of the Subject Employees are employed pursuant to the terms of a collective bargaining agreement or other Contract with a labor union, and no Compression Group Entity has agreed to recognize any union or other collective bargaining representative with respect to any Subject Employee. No collective bargaining agreements are being negotiated by any of the Compression Group Entities or any Contributor Parties with respect to the Subject Employees, and no union or other collective bargaining representative, to the Knowledge of the Contributor Parties, is attempting to organize or has been certified as the bargaining representative of any Subject Employee. There has been no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Subject Employee during the past three years, nor is any such labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Subject Employee now occurring or, to the Knowledge of the Contributor Parties, threatened.

(e) Except as would not reasonably be expected to result in material liability to the Compression Group Entities, with respect to the Subject Employees, each of the Compression Group Entities is and as at all times has been in compliance with all applicable labor and employment Laws, including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, non-retaliation, recordkeeping, employee leave, payment of wages, hours of work, overtime compensation, immigration, occupational health and safety, and wrongful discharge. As of the Closing Date, each Subject Employee and other individual whose employment has principally involved providing services with respect to the Compression Business will have been paid all wages, bonuses, and other compensation owed for all services provided with respect to any Compression Group Entity. No Compression Group Entity is, or has within the past three years been, a federal or state government contractor or subcontractor. None of the Compression Group Entities nor any Contributor Party is subject to or otherwise bound by any consent decree, order, or agreement with any Governmental Authority relating to the Subject Employees.

(f) None of the Compression Group Entities sponsors, maintains or contributes to, or has an obligation (secondary, contingent or otherwise) to contribute to or any Liability under, and has not sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Benefit Plans. No event has occurred and no condition exists that could reasonably be expected to subject any of the Compression Group Entities to any Liability relating to a Contributor Employee Benefit Plan.

(g) Schedule 3.12(g) contains a list of each material Contributor Employee Benefit Plan. None of the Contributor Parties nor any Compression Group Entity has made any commitment to create any additional Contributor Employee Benefit Plan or modify or change any existing Contributor Employee Benefit Plan. With respect to each Contributor Employee Benefit Plan listed on Schedule 3.12(g), the Contributor Parties have made available to Acquiror true and complete copies, where applicable, of (i) the plan document (including any amendments), (ii) a written description of all material terms for any unwritten Contributor Employee Benefit Plan, (iii) the most recent summary plan description and any current summary of material modification, (iv) documentation of any funding arrangement, (v) the most recent IRS determination letter (or opinion letter) and each currently pending application for a determination letter, (vi) Form 5500s for the past three years, (vii) the financial statements and actuarial reports for the past three years, and (viii) any Pension Benefit Guaranty Corporation Form 1.

(h) No Contributor Employee Benefit Plan is (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (D) a pension plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Sections 412 or 430 of the Code, and no Contributor Entity nor any ERISA Affiliate thereof has maintained, participated in, or had any Liability with respect to, any of the foregoing within the last six years.

(i) Neither the negotiation or execution of this Agreement or the other Transaction Documents to which a Contributor Party is a party, nor the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which a Contributor Party is a party, either alone or in combination with another event (whether contingent or otherwise) will trigger a payment resulting in an excise Tax for any Subject Employee under Section 4999 of the Code or a non-deductible expense for any Compression Group Entity under Section 280G of the Code.

(j) There does not now exist, nor do circumstances exist that could, including as a result of the transactions contemplated hereby, result in, any Controlled Group Liability of the Compression Group Entities that would be Acquiror’s Liability following the Closing Date.

(k) With respect to the Subject Employees, no Contributor Employee Benefit Plan provides for an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

Section 3.13 Insurance. Schedule 3.13 sets forth a correct and complete list of all material insurance policies that cover the Compression Group Entities or relate to the assets and properties of the Compression Group Entities and the Compression Business (the “Compression Business Insurance Policies”). There is no material claim, suit or other matter currently pending in respect of which any of the Contributor Parties or Compression Group Entities have received any notice from the insurer under any Compression Business Insurance Policy disclaiming coverage or reserving rights with respect to a particular claim or such Compression Business Insurance Policy in general. None of the Contributor Parties or the Compression Group Entities have received any notice from the insurer under any Compression Business Insurance Policy cancelling or materially amending any such Compression Business Insurance Policy. All premiums due and payable for such Compression Business Insurance Policies have been duly paid, and such Compression Business Insurance Policies or extensions or renewals thereof in the amounts described are in full force and effect.

Section 3.14 Regulatory Matters. None of the Compression Group Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Compression Group Material Adverse Effect:

(i) All Compression Group Entities and each of their properties is, and at all relevant times within the applicable statute of limitations have been, in compliance with Environmental Laws.

(ii) Each Compression Group Entity has obtained and currently possesses all Permits required under Environmental Laws for its operations as presently conducted, all such Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Contributor Parties, threatened that could reasonably be expected to result in the rescission, revocation or material adverse modification of any such Permit.

(iii) There has been no Release of any Hazardous Material into the Environment by any Compression Group Entity, or onto, beneath or from any property currently owned, leased or operated by any Compression Group Entity, or to the Knowledge of the Contributor Parties, any property formerly owned, leased or operated by any Compression Group Entity, that could reasonably be expected to result in any remedial or corrective action obligation on the part of the any Compression Group Entity under Environmental Laws or could otherwise reasonably be expected to give rise to any Liability under applicable Environmental Laws.

(iv) Except as set forth on Schedule 3.15(a), there are no pending or, to the Knowledge of the Contributor Parties, threatened Proceedings against any Compression Group Entity under any Environmental Laws.

(v) Except as set forth on Schedule 3.15(a), no Compression Group Entity has entered into any consent decree or agreed Order pursuant to any Environmental Law and no Compression Group Entity is a party to any judgment, decree or judicial or administrative Order pursuant to any Environmental Law.

(vi) Except as set forth on Schedule 3.15(a), since January 1, 2015 no Compression Group Entity has received any written notice of alleged, actual or potential responsibility or Liability for, or has been or is the subject of any inquiry or investigation regarding, any Release or threatened Release of Hazardous Material or alleged violation of, or non-compliance with, any Environmental Law, nor are the Contributor Parties aware of any information which might form the basis of any such notice or claim.

(b) The Contributor Parties have made available true, complete and correct copies of all material sampling results, environmental or safety audits or inspections, or other written reports or correspondence, if any, concerning environmental, health or safety issues, pertaining to any current or former operations of any Compression Group Entity or property currently or formerly owned, leased or operated by any Compression Group Entity.

Notwithstanding anything to the contrary contained elsewhere in this Agreement other than Section 3.7, this Section 3.15 contains Contributor’s sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 3.16 Material Contracts.

(a) Except as set forth on Schedule 3.16(a), none of the Compression Group Entities is party to, and the Compression Business is not bound by:

(i) any Contract (other than a Contributor Employee Benefit Plan) which provides for the payment by any Compression Group Entity of more than $1,000,000 in any consecutive 12-month period or more than $1,000,000 during the life of the remaining Contract;

(ii) any Contract which provides for the receipt by any Compression Group Entity of more than $1,000,000 in any consecutive 12-month period or more than $1,000,000 during the life of the remaining Contract;

(iii) any Contract pursuant to which any Compression Group Entity leases or rents compression units or provides treating, processing or compression services to a Third Party;

(iv) any Contract that relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

(v) any Contract containing any future capital expenditure obligations of any Compression Group Entity (or otherwise relating to the Compression Business) in excess of $1,000,000;

(vi) any Contract relating to Debt, other than Debt for which the Compression Group Entities will not be obligated at or following the Closing, or the imposition of any Encumbrance (other than Permitted Encumbrances) on any assets of the Compression Business;

(vii) any Contract creating a joint venture, partnership or other similar agreement involving co-investment between any Compression Group Entity and a Third Party;

(viii) any Contract with the Contributor Parties or their respective directors, officers or Affiliates (other than the Compression Group Entities) or any current or former director or officer of the Compression Group Entities or any of their respective Affiliates;

(ix) any Contract by which any Compression Group Entity currently leases or subleases Leased Real Property to or from any Person, including the Scheduled Leases;

(x) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which any Compression Group Entity currently leases personal property to or from any Person providing for lease payments in excess of $100,000;

(xi) any Contract that limits the freedom of any Compression Group Entity to compete in any line of business or within any geographic area or restricts the freedom of any Compression Group Entity to solicit or hire any Person as an employee or from soliciting business from any Person;

(xii) any Contract containing an exclusive license to any Intellectual Property of any Compression Group Entity;

(xiii) any Contract containing a license to any Compression Group Entity of any Intellectual Property that is material to the conduct of the Compression Business (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $100,000);

(xiv) any Contract under which any Compression Group Entity has made advances or loans (other than trade receivables) to another Person in excess of $100,000; or

(xv) any other existing Contract relating to the Compression Business or to which any Compression Group Entity is a party, not otherwise covered by clauses (i) through (xii), the loss or breach of which by such Compression Group Entities would reasonably be expected to have a Compression Group Material Adverse Effect.

(b) Each Contract required to be disclosed pursuant to Section 3.16(a) and each Contract that is entered into after the Execution Date and on or before the Closing Date and which has not been terminated or expired prior to the Closing Date which, if entered into prior to the Execution Date, would have been required to be disclosed pursuant to Section 3.16(a) (collectively, the “Material Contracts”) is or will be a valid and binding obligation of the Compression Group Entity party thereto, and is or will be in full force and effect and enforceable in accordance with its terms against such Compression Group Entity and, to the Knowledge of the Contributor Parties, the other parties thereto. The Contributor Parties have made available to Acquiror a true and complete copy (including all amendments) of each Material Contract, subject to any limitations imposed by applicable antitrust Laws and any applicable confidentiality provisions or legal privilege.

(c) Neither the applicable Compression Group Entity nor, to the Knowledge of the Contributor Parties, any other party to any Material Contract is in default or breach in any material respect under the terms of any Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Compression Group Entity or, to the Knowledge of the Contributor Parties, any other party to any Material Contract, or would permit termination, modification or acceleration under any Material Contract. To the Knowledge of the Contributor Parties, no party thereto has asserted or has (except by operation of Law) any right to offset, discount or otherwise abate any amount owing under any Material Contract, except as expressly set forth in such Material Contract.

(d) Schedule 3.16(d)(1) contains a true, correct and complete list of each customer of the Compression Business with revenue attributable to such customer during the twelve-month period ended September 30, 2017 in excess of $2,000,000 (each a “Major Customer”). Schedule 3.16(d)(2) contains a correct and complete list of the top ten suppliers of the Compression Business, as measured by the Compression Group Entities’ purchase of products or services from such suppliers during the twelve-month period ended September 30, 2017 (each a “Major Supplier”). No Major Customer or Major Supplier has delivered written notice to the any Compression Group Entity that it intends to amend or discontinue a business relationship (including termination of a Material Contract) with such Compression Group Entity, the Compression Business or, following the Closing, Acquiror or its Affiliates.

Section 3.17 Litigation. (a) Except as set forth on Schedule 3.17, there are no:

(i) Proceedings pending or, to the Knowledge of the Contributor Parties, threatened, against or involving any Compression Group Entity;

(ii) Orders of any Governmental Authority outstanding against any Compression Group Entity or any of their respective assets and properties;

(iii) outstanding Orders that adversely affect the ability of any Compression Group Entity to own, use or operate their respective assets or the Compression Business as they are currently owned, used, operated and conducted by the Compression Group Entities; or

(iv) unsatisfied judgments, penalties or awards against or affecting any Compression Group Entities or their respective properties or assets.

(b) To the Knowledge of the Contributor Parties, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any material Proceedings or Order against any Compression Group Entity or any of their respective assets or properties.

Section 3.18 Real Property; Personal Property.

(a) The Compression Group Entities own good and indefeasible fee simple title to the real property (the “Owned Real Property”) described on Schedule 3.18(a), free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Schedule 3.18(b) lists all leases of real property (and the lands covered thereby) pursuant to which any Compression Group Entity leases real property (all such listed leases collectively, the “Scheduled Leases”), together with a general description of any improvements located thereon, in each case specifying the name of the lessor, lessee, sublessor or sublessee (if any) and the date and term of each lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been furnished or made available to Acquiror. The Compression Group Entities party to the Scheduled Leases hold the leasehold interest created pursuant to each Scheduled Lease, free and clear of all Encumbrances, other than Permitted Encumbrances. The real property leased under the Scheduled Leases is referred to herein as the “Leased Real Property.”

(c) The Real Property constitutes all of the real property that has been used in connection with the ownership and operations of the Compression Business since December 31, 2016. Since December 31, 2016, no casualty loss has occurred with respect to the improvements located on the Real Property. To the Knowledge of the Contributor Parties, all of the Real Property has direct access to public roads without the use of any easement, license or right of way.

(d) Schedule 3.18(d) lists (i) all compression units, (ii) all treating units and (iii) all other material equipment, tools, machinery, parts, products, materials, supplies, cars, trucks, trailers and other rolling stock and each other item of tangible personal property, in each case owned or leased by the Compression Group Entities or used in or necessary for the conduct of the Compression Business, as of September 30, 2017 (collectively, the “Tangible Personal Property”). The Compression Group Entities have good title to, or valid leasehold or license interests in, all of the Tangible Personal Property free and clear of all Encumbrances, other than Permitted Encumbrances, and other than items of Tangible Personal Property conveyed, replaced, sold, retired or disposed of in the ordinary course of business consistent with past practice.

(e) At and following the Closing, the Tangible Personal Property will (i) constitute all of the tangible personal property necessary or required to permit Acquiror to carry on the Compression Business in substantially the same manner as presently conducted and as conducted since December 31, 2016 and (ii) constitute at least all of the tangible personal property used in the Compression Business presently, in each case except for such tangible personal property conveyed, replaced, sold, retired or disposed of in the ordinary course of business consistent with past practice.

Section 3.19 Intellectual Property. The Compression Group Entities own or possess adequate rights to use all Intellectual Property necessary for the conduct of the Compression Business in the manner as presently conducted and have no reason to believe that the conduct of the Compression Business will conflict with, and have not received any notice of any claim of conflict with, any such rights of others. None of the Compression Group Entities nor the conduct of the Compression Business has infringed, misappropriated or violated any Intellectual Property of any Person in a manner that would have a material effect on the Compression Group Entities or the Compression Business. To the Knowledge of the Contributor Parties, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a Compression Group Entity and material to Compression Business. Each of the Compression Group Entities has taken reasonable measures to protect the confidentiality of Trade Secrets and confidential information used in the Compression Business. In the past four years, there has been no failure, material substandard performance, or breach of any computer systems of any of the Compression Group Entities or their contractors that has caused any material disruption to the Compression Business and no Compression Group Entity has provided or been required to provide any notice to any Person regarding any unauthorized use or disclosure of any personal information collected or controlled by such Compression Group Entity.

Section 3.20 Affiliate Transactions. Except as set forth on Schedule 3.20, none of the Contributor Parties, their respective directors or officers, the officers or directors of any Compression Group Entity nor any of their respective Affiliates (a) is a party to any Contract with any Compression Group Entity or (b) owns or leases any material asset, property or right that is used by any Compression Group Entity. Except as reflected in the Estimated Adjustment Statement, there are no outstanding accounts or notes payable to, accounts receivable from or advances by any Compression Group Entity to, and neither Compression Group Entity is a creditor of, any Contributor Party or any of their directors or officers, or the directors or officers of the Compression Group Entities or any of their respective Affiliates.

Section 3.21 Brokers. Except as set forth on Schedule 3.21, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of any Contributor Party, the Compression Group Entities or any of their respective Affiliates.

Section 3.22 Investment Intent; Investment Experience; Restricted Securities. In acquiring Acquiror Common Units and Acquiror Class B Units, ETP is not offering or selling, and shall not offer or sell the Acquiror Common Units or Acquiror Class B Units received as Equity Consideration, in connection with any distribution of such Acquiror Common Units or Acquiror Class B Units, and ETP has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. ETP acknowledges that it can bear the economic risk of its investment in the Acquiror Common Units and Acquiror Class B Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Acquiror Common Units and Acquiror Class B Units. ETP is an “accredited investor” as such term is defined in Regulation D under the Securities Act. ETP understands that the issuance of the Acquiror Common Units and Acquiror Class B Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Acquiror Common Units and Acquiror Class B Units shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Acquiror Common Units and Acquiror Class B Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in any Acquiror SEC Reports filed with or furnished to the SEC since January 1, 2014 and prior to the date of this Agreement (excluding any disclosures included in any “risk factor” section of such Acquiror SEC Reports or any other disclosures in such Acquiror SEC Reports to the extent they are predictive or forward looking and general in nature), Acquiror hereby represents and warrants to the Contributor Parties as follows:

Section 4.1 Organization. Each of the Acquiror Entities (i) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity authority, as the case may be, to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Acquiror has made available to the Contributor Parties true and complete copies of the Organizational Documents of each of the Acquiror Entities as in effect on the Execution Date.

Section 4.2 Validity of Agreement; Authorization; Valid Issuance.

(a) Acquiror has all requisite limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which Acquiror is a party and to carry out its obligations hereunder and thereunder.

(b) The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror is a party and the performance of Acquiror’s obligations hereunder and thereunder have been duly authorized by the board of directors of Acquiror GP, and no other proceedings on the part of Acquiror are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Acquiror is a party have been duly executed and delivered by Acquiror and, assuming due execution and delivery by the other parties hereto and thereto, constitute Acquiror’s valid and binding obligation enforceable against Acquiror in accordance with their respective terms.

(c) The issuance of the Acquiror Common Units and Acquiror Class B Units comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of Acquiror. The Acquiror Common Units and Acquiror Class B Units comprising the Equity Consideration, when issued and delivered to ETP in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Acquiror Partnership Agreement) and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)), and free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of Acquiror. Upon issuance and delivery of the Acquiror Common Units and Acquiror Class B Units comprising the Equity Consideration, ETP will be duly admitted as an additional Limited Partner (as defined in the Acquiror Partnership Agreement). The voting and other limitations described in the definition of “Outstanding” in the Acquiror Partnership Agreement and the Acquiror Amended Partnership Agreement shall not apply to ETP and its Affiliates as a result of the Acquiror Common Units and Acquiror Class B Units acquired and/or received by ETP and its Affiliates pursuant to this Agreement, the GP Purchase Agreement and the Restructuring Agreement.

Section 4.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of any of the Acquiror Entities; (b) violate any Law of any Governmental Authority binding on any of the Acquiror Entities; (c) except as disclosed on Schedule 4.3(c), violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Acquiror Material Contract; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any of the Acquiror Entities; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Acquiror Entities, except, in the case of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.4 Consents and Approvals. Except (a) for any filings required to be made under the HSR Act or (b) any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither Acquiror’s execution and delivery of this Agreement and the other Transaction Documents to which Acquiror is party, nor Acquiror’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by any of the Acquiror Entities.

Section 4.5 Capitalization; Acquiror Interests.

(a) Acquiror has no partnership or other equity interests outstanding as of the Execution Date other than (i) 62,194,405 Acquiror Common Units, (ii) the Acquiror GP Interests, (iii) the Acquiror IDRs and (iv) 1,090,931 Phantom Units. All of the outstanding Acquiror Common Units and Acquiror Interests have been duly authorized and validly issued and are fully paid (to the extent required under the Acquiror Partnership Agreement) and, other than the Acquiror GP Interests, non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(b) Except as described in the Acquiror Partnership Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in Acquiror (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Acquiror Common Units may have imposed upon such Acquiror Common Units).

(c) Except as described in Schedule 4.5(c), (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Acquiror Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Acquiror Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Acquiror Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Acquiror Entities or any other Person, and none of the Acquiror Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding compensatory or other incentive equity or equity linked interests with respect to the Acquiror Common Units, including, without limitation, any equity appreciation rights, phantom equity, restricted units or unit awards, profits interests or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Acquiror Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness or obligations of any of the Acquiror Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Acquiror Common Units; and (v) except as described in the Acquiror Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws, transfer restrictions or other arrangements or commitments to which any of the Acquiror Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Acquiror Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Acquiror Common Units may have imposed upon such Acquiror Common Units).

(d) Acquiror GP is the sole general partner of Acquiror and the record and beneficial owner of the Acquiror Interests. The Acquiror Interests are owned by Acquiror GP free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of Acquiror.

Section 4.6 Subsidiaries; Equity Interests. Except for the Acquiror Entities:

(a) none of the Acquiror Entities has any Subsidiaries, and none of them owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person; and

(b) none of the Acquiror Entities has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. All of the outstanding equity interests of Acquiror’s Subsidiaries have been duly authorized and are validly issued (in accordance with their respective Organizational Documents and in compliance with applicable Laws), fully paid (to the extent required under the Organizational Documents of such Subsidiary) and non-assessable (except to the extent such non-assessability may be affected by the applicable Laws of such Subsidiary’s jurisdiction of incorporation or formation) and were not issued in violation of preemptive or similar rights. Except for Encumbrances set forth on Schedule 4.6(b), Acquiror owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of its Subsidiaries, in each case, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of such Subsidiary and (iii) the Acquiror Credit Agreement.

Section 4.7 Enforceability of Acquiror Partnership Agreement. The Acquiror Partnership Agreement has been duly authorized and executed by Acquiror GP and is a valid and legally binding agreement of Acquiror GP, enforceable against Acquiror GP in all material respects in accordance with its terms.

Section 4.8 Financial Statements; Acquiror SEC Reports. Acquiror has timely filed all Acquiror SEC Reports since January 1, 2016. All such Acquiror SEC Reports filed by Acquiror, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange

Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No Acquiror SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such Acquiror SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the Execution Date, there are no outstanding or unresolved comments received from the SEC with respect to any Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.9 Disclosure Controls; Sarbanes-Oxley.

(a) Acquiror has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Acquiror GP and Acquiror as appropriate to allow timely decisions regarding required disclosure.

(b) Acquiror and the directors and officers of Acquiror GP in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange, in each case that are effective and applicable to Acquiror.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2016, except at set forth on Schedule 4.10(a), (i) there has not been or occurred any event or condition that has had or would reasonably be expected to have an Acquiror Material Adverse Effect, (ii) the business of the Acquiror Entities has been conducted in the ordinary course of business in all material respects consistent with past practice and (iii) none of the Acquiror Entities has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) to any of their respective properties or assets that are material to the business of the Acquiror Entities, taken as a whole.

Section 4.11 Compliance with Law; Permits.

(a) The operations of each Acquiror Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. None of the

Acquiror Entities nor any of their respective Affiliates have received written notice of any material violation of any applicable Law. To the Knowledge of Acquiror, except as set forth on Schedule 4.11(a), none of the Acquiror Entities is under investigation by any Governmental Authority for potential non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The Acquiror Entities are in possession of all Permits necessary to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of the Acquiror Entities, there are no conditions or circumstances under which any such Permit could be revoked or any pending application for any new Permit or renewal of an existing Permit that could reasonably be expected to be protested or denied, except for any such revocation, protest or denial that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c) The representations and warranties contained in this Section 4.11 do not address Tax matters or environmental matters, which are addressed only in Section 4.12 and Section  4.17, respectively.

Section 4.12 Tax Matters. Except as set forth on Schedule 4.12:

(a) (i) All material Tax Returns required by applicable Law to be filed by or with respect to each of the Acquiror Entities have been timely filed (taking into account any extensions of time within which to file) and such Tax Returns are correct and complete in all material respects; (ii) all material Taxes owed by each of the Acquiror Entities which are or have become due have been paid in full; (iii) all material Taxes required to be withheld, collected or deposited by or with respect to any Acquiror Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority; (iv) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the Acquiror Entities either claimed or raised by any Governmental Authority in writing; (v) each of the Acquiror Entities that is classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code and such election is currently in effect; and (vi) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the Acquiror Entities.

(b) Except for any agreements between or among the Acquiror Entities, no Acquiror Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor does any Acquiror Entity have any material continuing obligations under such agreements. No power of attorney related to Taxes which is currently in force has been granted by any Acquiror Entity. None of the Acquiror Entities has ever been a member of an affiliated group filing a consolidated federal income Tax return, and except for any intragroup liability between Acquiror GP and/or the Acquiror Entities pursuant to Texas franchise tax combined reporting obligations, the Acquiror Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(c) No Acquiror Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(d) Acquiror is not, for U.S. federal income Tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Acquiror has, for each taxable year ending after its initial public offering and prior to the Execution Date, met the gross income requirements of Section 7704(c)(2) of the Code, and Acquiror expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2017.

(e) With the exception of USA Compression Finance Corp., each of the Acquiror Entities is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3. None of the Acquiror Entities that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes.

This Section 4.12 constitutes Acquiror’s sole and exclusive representations and warranties regarding Taxes, Tax Returns and any other Tax matter of the Acquiror Entities.

Section 4.13 Absence of Undisclosed Liabilities. None of the Acquiror Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of Acquiror included in the Acquiror SEC Reports filed with or furnished to the SEC, other than (a) as set forth on Schedule 4.13; (b) liabilities that have arisen since September 30, 2017 in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default or (c) other liabilities of the Acquiror Entities that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.14 Employees; Employee Plans.

(a) Acquiror Management employs the persons who provide services with respect to the business conducted by the Acquiror Entities (collectively, the “Acquiror Subject Employees”), and the Acquiror Subject Employees provide Acquiror those services that are necessary to conduct the business of the Acquiror Entities. The Acquiror Entities are not dependent upon employees of USAC Holdings or its Affiliates other than the Acquiror Subject Employees in order to manage or operate the business of the Acquiror Entities. Other than the individuals set forth on Schedule 4.14(a), there are no individuals engaged as independent contractors who provide material services to any of the Acquiror Entities.

(b) As of the Execution Date, (i) none of the Acquiror Subject Employees are employed pursuant to the terms of any collective bargaining agreements or other Contract with a labor union, (ii) no collective bargaining agreements are currently being negotiated by the Acquiror Entities, (iii) none of the Acquiror Entities has currently agreed to recognize any union or other collective bargaining representative with respect to any Acquiror Subject Employee, and (iv) no union or other collective bargaining representative, to the Knowledge of Acquiror, is attempting to organize or has been certified as the exclusive bargaining representative of any

Acquiror Subject Employee. There has been no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Acquiror Subject Employee during the past three years, nor are any such labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Acquiror Subject Employee now occurring or, to the Knowledge of Acquiror, threatened.

(c) Except as would not reasonably be expected to result in material liability to the Acquiror Entities, each Acquiror Entity is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, non-retaliation, recordkeeping, employee leave, payment of wages, hours of work, overtime compensation, immigration, occupational health and safety, and wrongful discharge.

(d) No action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Acquiror Entities is pending or, to the Knowledge of Acquiror, threatened against any of the Acquiror Entities, or any present or former director or employee thereof (including with respect to alleged sexual harassment, unfair labor practices or discrimination).

(e) None of the Acquiror Entities is subject to or otherwise bound by, any consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Acquiror Entities.

(f) None of the Acquiror Entities has, in the last year, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”), without complying with the notice requirements and other provisions of WARN.

(g) Schedule 4.14(g) contains a list of each material Employee Benefit Plan maintained, sponsored by, or contributed to (or required to be contributed to) by any of the Acquiror Entities for the benefit of any current or former employee, director or independent contractor of any of the Acquiror Entities (or for the respective beneficiaries or dependents of such individuals), or with respect to which the Acquiror Entities may have any Liability (as listed on Schedule 4.14(g), the “Acquiror Benefit Plans”). The Acquiror Entities have not made any commitment to create any additional Acquiror Benefit Plan or modify or change any existing Acquiror Benefit Plan. With respect to each Acquiror Benefit Plan, Acquiror has made available to the Contributor Parties true and complete copies, where applicable, of (i) the plan document (including any amendments), (ii) a written description of all material terms for any unwritten Acquiror Benefit Plan, (iii) the most recent summary plan description and any current summary of material modification, (iv) documentation of any funding arrangement, (v) the most recent IRS determination letter (or opinion letter) and each currently pending application for a determination letter, (vi) Form 5500s for the past three years, (vii) the financial statements and actuarial reports for the past three years, and (viii) any Pension Benefit Guaranty Corporation Form 1.

(h) Each Acquiror Benefit Plan (and each related trust, insurance contract or fund) complies in all material respects with, and has been operating in material accordance with, all applicable Laws (including, where applicable, ERISA and the Code and the regulations promulgated thereunder) and the terms of the applicable Acquiror Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, with respect to each Acquiror Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Acquiror Benefit Plan have occurred, (ii) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (iii) no lien has been imposed under the Code or ERISA. No Acquiror Entity has applied pursuant to Section 412(c) of the Code or Section 302(c) of ERISA for a waiver of the minimum funding standard with respect to any Acquiror Benefit Plan.

(i) Except as set forth on Schedule 4.14(i):

(i) No Acquiror Benefit Plan is (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (D) a pension plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Sections 412 or 430 of the Code, and no Acquiror Entity or any ERISA Affiliate has maintained, participated in, or had any Liability with respect to, any of the foregoing within the last six years.

(ii) No Acquiror Entity nor any ERISA Affiliate thereof: (A) has withdrawn from any pension plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation; or (B) has incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation or any Benefit Plan subject to Title IV of ERISA that would be reasonably expected to result in the imposition of any material liability on any Acquiror Entity.

(iii) With respect to each Acquiror Benefit Plan, no Proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Acquiror, threatened against, by or on behalf of any Acquiror Benefit Plans or the assets, fiduciaries or administrators thereof. No Acquiror Benefit Plan, and, with respect to the Acquiror Benefit Plans, none of the Acquiror Entities is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Acquiror, threatened.

(iv) Other than as required under Section 4980B of the Code or other applicable Law, no Acquiror Benefit Plan provides benefits or coverage in the nature of health, life, welfare or disability insurance following retirement or other termination of employment or other service relationship (other than death benefits when termination occurs upon death).

(v) Neither the negotiation or execution of this Agreement or the other Transaction Documents to which Acquiror is a party, nor the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which Acquiror is a party, either alone or in combination with another event (whether contingent or otherwise), will (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Acquiror Benefit Plan, (B) materially increase the amount of any compensation or benefits otherwise payable to any Acquiror Subject Employee or under any Acquiror Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any material payments or other material benefits or give rise to any additional service credits under any Acquiror Benefit Plan, or (D) trigger a payment resulting in an excise Tax for any Acquiror Subject Employee under Section 4999 of the Code or a non-deductible expense for any Acquiror Entity under Section 280G of the Code.

(vi) Each Acquiror Benefit Plan (and if such Acquiror Benefit Plan is a prototype plan, such prototype plan) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and to the Knowledge of Acquiror, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Acquiror Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(vii) No Acquiror Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Acquiror Entities or Acquiror GP (or any dependent thereof) who resides outside of the United States.

(viii) With respect to the Acquiror Subject Employees, no Acquiror Benefit Plan provides for an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section  4999 of the Code.

Section 4.15 Insurance. The insurance policies covering the Acquiror Entities and their respective businesses and properties are in all respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or as disclosed on Schedule 4.15.

Section 4.16 Regulatory Matters. None of the Acquiror Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:

(i) Each of the Acquiror Entities and their respective properties is, and at all relevant times within the applicable statute of limitations has been, in compliance with Environmental Laws.

(ii) Each of the Acquiror Entities has obtained and currently possesses all Permits required under Environmental Laws for its operations as presently conducted, all such Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of Acquiror, threatened that could reasonably be expected to result in the rescission, revocation or material adverse modification of any such Permit.

(iii) There has been no Release of any Hazardous Material into the Environment by the Acquiror Entities, or onto, beneath or from any property currently owned, leased or operated by any Acquiror Entity, or to the Knowledge of Acquiror, any property formerly owned, leased or operated by any Acquiror Entity, that could reasonably be expected to result in any remedial or corrective action obligation on the part of the Acquiror Entities under Environmental Laws or could otherwise reasonably be expected to give rise to any Liability under applicable Environmental Laws.

(iv) Except as set forth on Schedule 4.17(a), there are no pending or, to the Knowledge of Acquiror, threatened Proceedings against any of the Acquiror Entities under any Environmental Laws.

(v) Except as set forth on Schedule 4.17(a), none of the Acquiror Entities has entered into any consent decree or agreed Order pursuant to any Environmental Law, and none of the Acquiror Entities is a party to any judgment, decree or judicial or administrative Order pursuant to any Environmental Law.

(vi) Except as set forth on Schedule 4.17(a), since January 1, 2015 no Acquiror Entity has received any written notice of alleged, actual or potential responsibility or Liability for, or has been or is the subject of any inquiry or investigation regarding, any Release or threatened Release of Hazardous Material or alleged violation of, or non-compliance with, any Environmental Law, nor is Acquiror aware of any information which might form the basis of any such notice or claim.

(b) Acquiror has made available true, complete and correct copies of all material sampling results, environmental or safety audits or inspections, or other written reports or correspondence, if any, concerning environmental, health or safety issues, pertaining to any current or former operations of the Acquiror Entities or property currently or formerly owned, leased or operated by any Acquiror Entity.

Notwithstanding anything to the contrary contained elsewhere in this Agreement other than Section 4.8, this Section 4.17 contains Acquiror’s sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.18 Material Contracts.

(a) Each of the Acquiror Material Contracts (i) constitutes the legal, valid and binding obligation of the Acquiror Entity party thereto, and, to the Knowledge of Acquiror,

constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, unless the failure to do so would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

(b) Except as set forth on Schedule 4.18, there is not, under any Acquiror Material Contract, any default or event that, with notice or lapse of time or both, would constitute a default on the part of the Acquiror Entity party thereto, and to the Knowledge of Acquiror, any of the other parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.19 Litigation. Except as set forth on Schedule 4.19, there are no:

(i) Proceedings pending or, to the Knowledge of Acquiror, threatened, against or involving the Acquiror Entities;

(ii) Orders of any Governmental Authority outstanding against any of the Acquiror Entities or any of their respective assets and properties;

(iii) outstanding Orders that adversely affect the ability of any of the Acquiror Entities to own, use or operate the assets or businesses of the Acquiror Entities as they are currently owned, used, operated and conducted by the Acquiror Entities; or

(iv) unsatisfied judgments, penalties or awards against or affecting any of the Acquiror Entities or any of their respective properties or assets.

(b) To the Knowledge of Acquiror, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceedings against any Acquiror Entity or any of their respective assets or properties.

Section 4.20 Title to Property and Assets. Each of the Acquiror Entities has good and indefeasible title in fee simple to, or valid leasehold or other interests in, as applicable, all real and tangible personal property described in the Acquiror SEC Reports filed with or furnished to the SEC since December 31, 2016 as owned, leased or used and occupied by such Acquiror Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or (b) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Acquiror SEC Reports filed with or furnished to the SEC since December 31, 2016 or (c) Permitted Encumbrances.

Section 4.21 Intellectual Property. Each of the Acquiror Entities, with respect to the assets owned by or licensed to the Acquiror Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of their respective businesses in the manner and subject to such qualifications described in the Acquiror SEC Reports filed with or furnished to the SEC and has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of Acquiror, (a) none of the Acquiror Entities nor the conduct of their respective businesses has infringed, misappropriated or violated any Intellectual Property of any Person and (b) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by an Acquiror Entity and material to their respective businesses, except, in each case, for such matters as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Each of the Acquiror Entities has taken reasonable measures to protect the confidentiality of Trade Secrets and confidential information used in their respective businesses. In the past three years, there has been no failure, material substandard performance, or breach of any computer systems of any of the Acquiror Entities or their contractors that has caused any material disruption to their respective businesses and no Acquiror Entity has provided or been required to provide any notice to any Person regarding any unauthorized use or disclosure of any personal information collected or controlled by such Acquiror Entity.

Section 4.22 Listing. The Acquiror Common Units are listed on the New York Stock Exchange (the “NYSE”).

Section 4.23 Affiliate Transactions. Except as set forth on Schedule Section 4.23, neither the officers or directors of Acquiror GP, the officer or directors of the Acquiror Entities nor any of their respective Affiliates (a) is a party to any Contract with Acquiror GP or the Acquiror Entities or (b) owns or leases any material asset, property or right that is used by Acquiror GP or the Acquiror Entities.

Section 4.24 Available Funds. As of the Execution Date, Acquiror has delivered to the Contributor Parties true, complete and correct copies of the fully executed commitment letter (together with all exhibits, schedules, annexes and amendments to such letter in effect as of the Execution Date, the “Commitment Letter”), fee letter (the “Fee Letter” and, together with the Commitment Letter, the “Debt Letters”, provided that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive terms specified in the Commitment Letter and the fee letter may be redacted) and Preferred Purchase Agreement, each executed in connection with the financing of the Closing Cash Consideration. As of the Execution Date, neither the Commitment Letter nor the Preferred Purchase Agreement has been amended or modified in any respect and the respective commitments therein have not been withdrawn or terminated. Subject to the terms and conditions of the Debt Letters, as of the Execution Date, assuming compliance by the Contributor Parties in all material respects with their covenants contained in Section 5.2 and Section 5.15 and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Financing Sources party to the Commitment Letter have severally committed to provide debt financing in the amounts set forth therein for the purposes of funding, inter alia, the payment of the Closing Cash Consideration (such debt financing, including the offering of the “Notes” as contemplated by the Commitment Letter, the “Debt Financing” and, together with the issuance of preferred units interests of the Acquiror under the Preferred Purchase Agreement, the “Financing”).

ARTICLE V

COVENANTS

Section 5.1 Consummation of the Transaction.

(a) Each Party shall, and shall cause its respective controlled Affiliates to, (i) make or cause to be made any required filings under the HSR Act and such other filings to the extent required of such Party or any of its controlled Affiliates under any Laws with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable and, in the case of filings under the HSR Act, no later than ten Business Days after the Execution Date; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is reasonably requested in connection with such other Party’s filings; (iii) without limiting Section 5.1(b), use all reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (iv) promptly inform the other Party of, and supply to such other Party, any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (v) consult and cooperate with the other Party in connection with, and permit the other Party a reasonable opportunity to review in advance, and consider in good faith the other Party’s comments with respect to, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and other substantive oral or written communications or submissions proposed to be made or submitted by or on behalf of any Party in connection with all meetings, advocacy, actions, discussions, and proceedings with Governmental Authorities relating to such filings; (vi) comply as promptly as is reasonably practicable and with due regard to monitoring the confidentiality of information that the Parties have agreed would be commercially harmful to be publicly disclosed with any requests received by such Party or any of its controlled Affiliates under the HSR Act and any other Laws for information, documents, submissions or other materials; (vii) without limiting Section 5.1(b), use all reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (viii) use all reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement and the other Transaction Documents as violative of any Law.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, Acquiror shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as is reasonably practicable and in any event prior to the Outside Date, including by entering into or offering to enter into any agreement, consent order, or other arrangement requiring the divestiture, sale, license, other disposition, hold-separate, business limitation, or limitation on conduct, operation or governance of any assets or business of Acquiror or any of its Affiliates, or the Compression Group Entities, and any similar arrangement or undertaking (collectively, a “Remedial Action”) in connection with this

Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby; provided, however, that Acquiror and its Affiliates shall not be obligated to undertake any Remedial Action that impacts business or assets that either individually or in the aggregate generated calendar year 2017 revenues exceeding $50,000,000; and provided, further, that the consummation of any Remedial Action shall be conditioned upon the consummation of the transactions contemplated by this Agreement.

(c) Subject to applicable Law relating to the exchange of information, the Contributor Parties and Acquiror shall each have the right to review in advance, and shall consult with the other in connection with, all of the information relating to the Contributor Parties or Acquiror, as the case may be, and any of their respective Affiliates, that appears in any written materials submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Contributor Parties or Acquiror, as the case may be, and any of their respective Affiliates, or as necessary to address reasonable privilege concerns. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to filings made with the Governmental Authority, it shall give the other Party reasonable prior notice of, and an opportunity to attend and participate in, such meeting or discussion.

Section 5.2 Conduct of the Compression Business.

(a) From the Execution Date through the Closing, except as (w) permitted or required by the other terms of this Agreement, (x) described in Schedule 5.2(a), (y) consented to or approved in writing by Acquiror (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law, the Contributor Parties shall (solely with respect to the Compression Group Entities and the Compression Business), and shall cause their Affiliates (solely with respect to the Compression Group Entities and the Compression Business) and each Compression Group Entity to:

(i) conduct the Compression Business in the ordinary course of business consistent with past practice in all material respects, including discharging accounts payable of the Compression Group Entities and the Compression Business in the ordinary course consistent with past practice;

(ii) use commercially reasonable efforts to preserve intact the goodwill and relationships with customers, suppliers and others having business dealings with respect to the Compression Business;

(iii) comply in all material respects with all applicable Laws relating to the Compression Group Entities and the Compression Business, including by filing timely and complete applications for issuance and/or renewal of all material Permits required by applicable Laws including Environmental Laws; and

(iv) use commercially reasonable efforts to maintain in full force without interruption the present insurance policies or comparable insurance coverage of the Compression Business.

(b) Without limiting the generality of Section 5.2(a), from the Execution Date through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) contemplated by the Transactions, (x) described in Schedule 5.2(b), (y) consented to or approved in writing by Acquiror (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law, the Contributor Parties shall not (solely with respect to the Compression Group Entities and the Compression Business), and shall cause their Affiliates (solely with respect to the Compression Group Entities and the Compression Business) and each Compression Group Entity not to, take any of the following actions:

(i) make any change or amendment to their respective Organizational Documents;

(ii) cause or permit any Compression Group Entity to purchase any securities or ownership interests of, or make any investment in any Person;

(iii) cause or permit any Compression Group Entity to make any individual capital expenditure in excess of $5,000,000, other than (A) pursuant to the Compression Group Budget or contractual obligations entered into prior to the Execution Date to the extent such contractual obligations are disclosed pursuant to this Agreement or the Unaudited Financial Statements or (B) as required on an emergency basis for the protection and safety of individuals or the Environment from imminent harm;

(iv) cause or permit any Compression Group Entity to split, combine or reclassify any of its Interests;

(v) cause or permit any Compression Group Entity to issue or authorize the issuance of any Interests in any Compression Group Entity of any other securities in respect of, in lieu of or in substitution for, Interests in such Compression Group Entity;

(vi) cause or permit any Compression Group Entity to declare, set aside or pay any dividend or distribution (other than cash dividends or distributions) to any Person;

(vii) repurchase, redeem or otherwise acquire any Interests in such Compression Group Entity or any securities convertible into or exercisable for any such Interests;

(viii) cause or permit any Compression Group Entity to issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) equity securities of any class of such Compression Group Entity, (B) debt securities of such Compression Group Entity having the right to vote on any matters on which holders of capital stock or members of such Compression Group Entity may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities of such Compression Group Entity;

(ix) cause or permit any Compression Group Entity, other than in the ordinary course of business consistent with past practice or as otherwise permitted under Section 5.2(b)(iii), to acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets with a value exceeding $500,000 individually, or $5,000,000 in the aggregate;

(x) cause or permit any Compression Group Entity to (A) create, incur or otherwise become liable or responsible for any Debt, (B) make any loans, advances or capital contributions to, or investments in (other than ordinary course loans, advances or capital contributions or investments consistent with the cash management policies of such Compression Group Entity), any other Person (other than receivables incurred in the ordinary course of business consistent with past practice) or (C) mortgage or pledge any of its material assets, tangible or intangible, or create any Encumbrances thereupon other than Permitted Encumbrances;

(xi) cause or permit any Compression Group Entity to terminate, materially amend or grant any waiver of any term under, or give any consent with respect to, any Material Contract, or enter into any Contract that would be a Material Contract if in effect on the Execution Date, in each case except in the ordinary course of business consistent with past practice;

(xii) enter into any purchase commitment providing for the payment by any Compression Group Entity of more than $10,000,000 during the life of such purchase commitment;

(xiii) (A) terminate any agreement with a Major Customer or a Major Supplier or (B) modify or amend any agreement with a Major Customer or a Major Supplier. In the case of clause (B), only to the extent such modification or amendment would (1) decrease the revenue payable by a Major Customer pursuant to such agreement, (2) modify the discounts set forth in such agreement, (3) reduce the term of any such agreement as in effect on the Execution Date or (4) cause any agreement with a Major Customer not to generate qualifying income under Section 7704 of the Code;

(xiv) cause or permit any Compression Group Entity to enter into any joint venture or similar arrangement with a Third Party;

(xv) (A) settle any claims, demands, lawsuits or state or federal regulatory or administrative proceedings involving any Compression Group Entity or the Compression Business for damages payable by such Compression Group Entity to the extent such settlements assess damages in excess of $1,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), fully reserved against in the Unaudited Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory or administrative proceedings involving such Compression Group Entity or the Compression Business seeking an injunction or other equitable relief against such Compression Group Entity;

(xvi) cause or permit any Compression Group Entity to make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a federal, state or foreign Tax Return or any other material Tax Return, enter into any material Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or enter into any intercompany transactions giving rise to deferred gain or loss of any kind;

(xvii) cancel or terminate any Compression Business Insurance Policies or allow such Compression Business Insurance Policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing provide coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xviii) transfer, assign, exclusively license, abandon, permit to lapse, or otherwise dispose of any Intellectual Property that is, individually or in the aggregate, material to the Compression Business or any Compression Group Entity;

(xix) cause or permit any Compression Group Entity to, except as otherwise expressly permitted by this Section 5.2, merge with or into, or consolidate with, any other Person or acquire any material assets, properties or business of any other Person;

(xx) cause or permit any Compression Group Entity to take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, conversion, transfer, reorganization or other winding up;

(xxi) change or modify any Compression Group Entity accounting policy, except as required by GAAP, applicable regulatory authorities or independent accountants;

(xxii) except in the ordinary course of business or as required by the terms of an existing Contributor Employee Benefit Plan, make any material modifications of the salaries, wages, bonuses or other compensation (including equity awards and other incentive compensation) payable to any Subject Employee, including vesting and payment terms related to the foregoing, or, with respect to any Compression Group Entity, adopt any Contributor Employee Benefit Plan, or, with respect to the Contributor Parties and their respective Affiliates (other than the Compression Group Entities), adopt any new material, or make any material amendment to any existing, Contributor Employee Benefit Plan; provided, however, that nothing in this Section 5.2(b)(xxii) shall restrict (1) the payment of any bonuses or other incentive payments accrued for periods prior to the Closing Date or (2) the granting of equity or equity-based awards to any Subject Employee in the ordinary course of business consistent with past practice or (3) the amendment of any ETP severance plan or arrangement in a manner that reduces the aggregate severance payments and benefits that may become payable thereunder to the Subject Employees;

(xxiii) enter into a collective bargaining agreement or other Contract with a labor union with respect to a Subject Employee;

(xxiv) except in the ordinary course of business consistent with past practice, (A) transfer the employment of any Subject Employee outside of the Compression Business, (B) terminate the employment of a Subject Employee other than for cause or in accordance with Section 5.18 of this Agreement (including, with respect to a termination in accordance with Section 5.18, after Acquiror fails to make a Qualifying Offer to such Subject Employee) or (C) hire or retain any individual who would be a Subject Employee (unless such hiring or retention is (1) to replace a Subject Employee whose employment has ended, or (2) of a Subject Employee to whom Acquiror has made an offer of employment that does not constitute a Qualifying Offer);

(xxv) take any action which would adversely affect, or impede or impair, the ability of the Parties hereto, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby; or

(xxvi) agree or commit to take any of the actions prohibited by this Section 5.2(b).

Section 5.3 Conduct of Acquiror’s Business.

(a) From the Execution Date through the Closing, except as (w) permitted or required by the other terms of this Agreement, (x) described in Schedule 5.3, (y) consented to or approved in writing by ETP, on behalf of the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law, Acquiror shall, and shall cause its Subsidiaries to:

(i) conduct its business in the ordinary course of business consistent with past practice in all material respects;

(ii) pay all bonuses to Acquiror Subject Employees as such amounts become due and payable in the ordinary course of business consistent with past practice;

(iii) use commercially reasonable efforts to preserve intact the goodwill and relationships with customers, suppliers and others having business dealings with respect to its business; and

(iv) comply in all material respects with all applicable Laws relating to Acquiror, its Subsidiaries or their respective businesses, including by filing timely and complete applications for issuance and/or renewal of all material Permits required by applicable Laws including Environmental Laws.

(b) From the Execution Date through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) contemplated by the Transactions, (x) described in Schedule 5.3, (y) consented to or approved in writing by ETP, on behalf of the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law, Acquiror shall not, and shall cause its Subsidiaries not to:

(i) make any material change or amendment to the Organizational Documents of any Acquiror Entity;

(ii) create, incur, guarantee or assume any indebtedness for borrowed money other than borrowings as contemplated by the Acquiror Budget;

(iii) make any capital expenditure, except for (A) expenditures contemplated by the Acquiror Budget (up to the aggregate annual expenditures reflected in the Acquiror Budget and regardless of the fiscal quarter any such capital expenditure is made) or (B) as required on an emergency basis for the safety and protection of individuals the Environment from imminent harm;

(iv) split, combine or reclassify any equity securities or limited liability company or partnership interests of any Acquiror Entity;

(v) issue or authorize the issuance of any Interests in any Acquiror Entity or any other securities in respect of, in lieu of or in substitution for, Interests in any Acquiror Entity (other than (A) issuances pursuant to outstanding Phantom Units in existence on the Execution Date under the Acquiror LTIP; (B) grants of Phantom Units pursuant to the Acquiror LTIP to current employees as approved by the board of directors of Acquiror GP in the ordinary course of business consistent with past practice prior to the Execution Date; and (C) issuances pursuant to the Acquiror DRIP);

(vi) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or limited liability company or partnership interests or securities convertible into its equity securities, limited liability company or partnership interests, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than (A) issuances pursuant to outstanding Phantom Units in existence on the Execution Date under the Acquiror LTIP, which Phantom Units vest and become payable prior to the Closing Date in accordance with the vesting applicable to such Phantom Units (including any accelerated vesting specified in the terms of the award agreement pursuant to which such Phantom Units were granted (the “Phantom Unit Award Agreement”) but excluding any discretionary vesting permitted by the terms of the Acquiror LTIP or the applicable Phantom Unit Award Agreement); (B) grants of Phantom Units pursuant to the Acquiror LTIP to current employees as approved by the board of directors of Acquirer GP in the ordinary course of business consistent with past practice prior to the Execution Date; and (C) issuances pursuant to the Acquiror DRIP);

(vii) declare or pay any distributions in respect of any Interests in any Acquiror Entity, except in the case of Acquiror, the declaration and payment of regular quarterly distributions of available cash from operating surplus plus any corresponding distribution on the Acquiror GP Interests and Acquiror IDRs as set forth on Schedule 5.3;

(viii) repurchase, redeem or otherwise acquire Interests in any Acquiror Entity or any securities convertible into or exercisable for any such Interests (other than the settlement for cash of outstanding Phantom Units in existence on the Execution Date);

(ix) merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, other than for acquisitions by any Acquiror Entity in the ordinary course of business and with an aggregate value not exceeding the amount of capital expenditures allotted to acquisitions by the Acquiror Entities contemplated by the Acquiror Budget;

(x) sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets, except for sales (A) pursuant to a binding agreement in effect as of the Execution Date and set forth on Schedule 5.3, (B) by the Acquiror Entities in the ordinary course of business or (C) of obsolete or immaterial assets;

(xi) change or modify any material accounting policies, except as required by GAAP, applicable regulatory authorities or independent accountants;

(xii) except in the ordinary course of business or as required by the terms of an existing Acquiror Employee Benefit Plan, make any material modifications of the salaries, wages, bonuses or other compensation (including equity awards and other incentive compensation) payable to any Acquiror Subject Employee, including vesting and payment terms related to the foregoing, or, with respect to the Acquiror GP or any Acquiror Entity, adopt any new material, or make any material amendment to any existing, Acquiror Employee Benefit Plan; provided, however, that nothing in this Section 5.3(b)(xii) shall restrict (1) the payment of any bonuses or other incentive payments accrued for periods prior to the Closing Date or (2) the granting of equity or equity-based awards in the ordinary course of business consistent with past practice;

(xiii) enter into any collective bargaining agreement or other Contract with a labor union with respect to a Acquiror Subject Employee,

(xiv) except in the ordinary course of business consistent with past practice or as required by Law, (A) transfer the employment of any Acquiror Subject Employee other than to an Affiliate of Acquiror, (B) terminate the employment of a Acquiror Subject Employee other than for cause, or (C) hire or retain any individual who would be an Acquiror Subject Employee (unless such hiring or retention is to replace an Acquiror Subject Employee whose employment has ended);

(xv) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material amendment to a federal, state or foreign Tax Return or any other material Tax Return, enter into any material Tax sharing or similar agreement or closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any material extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xvi) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, conversion, transfer, reorganization or winding up; or

(xvii) agree to do any of the foregoing.

Section 5.4 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder including, as may be required, executing and filing any notices, submissions, applications or related documents in connection with the transfer of, or notification under any Permits required by applicable Laws including Environmental Laws. Neither Party will, without the prior written consent of the other Party, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to the other Party as the other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 5.5 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and, except as required by Law, including applicable regulatory authority or applicable stock exchange rule, none of Acquiror and its Affiliates, on the one hand, nor the Contributor Parties, the Compression Group Entities and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Acquiror, on the one hand, or the Contributor Parties, on the other hand, and provided such Party with, if legally permitted and practically possible, a reasonable time period to review and comment thereon.

Section 5.6 Confidential Information.

(a) For two years after the Closing:

(i) The Contributor Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Compression Group Entities; and

(ii) Acquiror and its Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the Contributor Parties.

(b) Notwithstanding the foregoing, the Contributor Parties and their respective Affiliates may disclose any information relating to the business and operations of the Compression Group Entities, and Acquiror and its Affiliates may disclose any information relating to the Contributor Parties, in each case:

(i) if required by Law, including applicable regulatory authority or applicable stock exchange rule or if contemplated by the requirements set forth herein;

(ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information; or

(iii) if required in connection with a Claim under Article VII.

Section 5.7 Resignations. At or prior to the Closing, the Contributor Parties shall cause the officers and directors of each Compression Group Entity, as applicable, that have been designated in writing by Acquiror at least three (3) Business Days prior to the Closing (the “Resigning Directors and Officers”), to resign or be removed from the officer and director positions indicated in such notification.

Section 5.8 Equity Consideration; Legends. ETP agrees to the recording, so long as the restrictions described in the legend are applicable, of the following legend on any book-entry notation or certificate evidencing all or any portion of any Acquiror Common Units or Acquiror Class B Units constituting the Equity Consideration:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE SUBJECT TO THE TERMS OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, AS MAY BE FURTHER AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES.

Section 5.9 Retained Names and Marks.

(a) Acquiror hereby acknowledges that all right, title and interest in and to the “ENERGY TRANSFER PARTNERS” and “ENERGY TRANSFER” names, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”) are owned exclusively by the Contributor Parties or their respective Affiliates, and that, except as expressly set forth in this Agreement, any and all right of Acquiror or the Compression Group Entities to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Contributor Parties, along with any and all goodwill associated therewith. Acquiror further acknowledges that none of Acquiror, the Compression Group Entities or their respective Subsidiaries shall have any rights, or is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein.

(b) Acquiror agrees that, except as otherwise contemplated by this Agreement, the Contributor Parties shall have no responsibility for claims by third parties arising out of, or relating to, the use by Acquiror, the Compression Group Entities or any of their respective Affiliates of any Retained Names and Marks after the Closing except for any claims that the Retained Names and Marks infringe the Intellectual Property rights of any Third Party. In addition to any and all other available remedies, Acquiror shall indemnify and hold harmless the Contributor Parties and their respective officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by Acquiror, the Compression Group Entities or any of their respective Affiliates (i) in accordance with the terms and conditions of this Section 5.9, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any Third Party; or (ii) in violation of or outside the scope permitted by this Section 5.9. Notwithstanding anything in this Agreement to the contrary, Acquiror hereby acknowledges that in the event of any breach or threatened breach of this Section 5.9, the Contributor Parties, in addition to any other remedies available to them, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Acquiror, the Compression Group Entities or any of their respective Affiliates from any such breach or threatened breach.

(c) Notwithstanding anything to the contrary in this Agreement, Acquiror shall have the right to: (i) keep records and other historical or archived documents containing or referencing the Retained Names and Marks, and (ii) refer to the historical fact that the Compression Business was previously conducted under the Retained Names and Marks; provided, however, that with respect to any such reference, Acquiror shall not use the Retained Names and Marks to promote any products or services and Acquiror shall make explicit that the Compression Group Entities are no longer affiliated with Contributor Parties.

Section 5.10 Post-Closing Access; Records. From and after the Closing, Acquiror and its Affiliates shall make or cause to be made available to the Contributor Parties all books, records, Tax Returns and documents of the Compression Group Entities (and the reasonable assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to unitholders and Governmental Authorities or (c) such other purposes for which access to such documents is determined by the Contributor Parties to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Contributor Parties or any of their respective Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not either reasonably jeopardize any applicable privilege or protection against disclosure, or interfere with the normal operations of Acquiror, its Affiliates and the Compression Group Entities and the reasonable out-of-pocket expenses of Acquiror, its Affiliates and the

Compression Group Entities incurred in connection therewith shall be paid by ETP. Acquiror shall cause the Compression Group Entities to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) 6 years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Contributor Parties at the end of any such period.

Section 5.11 Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement, the Contributor Parties shall not, and shall not permit their Affiliates and its and their directors, officers, employees, investment bankers, financial advisors, representatives or agents to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the Subject Interests or the Compression Business, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, purchase or sale of assets, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (b) knowingly facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any nonpublic information concerning the Subject Interests or the Compression Business in connection with an Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon the execution of this Agreement, the Contributor Parties shall, and shall cause their Affiliates and its and their respective directors, officers, employees, investment bankers, financial advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Transaction.

Section 5.12 Tax Matters.

(a) Tax Returns.

(i) Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed by the Compression Group Entities for any Straddle Period and any Pre-Closing Tax Period that are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Compression Group Entities, except to the extent required by applicable Law. Acquiror shall provide the Contributor Parties a copy of the draft of such Tax Returns (including the allocation of the Taxes with respect to any Straddle Period) for review not later than fifteen (15) days before the due date for filing such Tax Returns (including extensions). Acquiror shall reflect any reasonable comment that a Contributor Party submits to Acquiror no less than five (5) Business Days prior to the due date of any such Pre-Closing Tax Period Tax Return. Acquiror shall consider in good faith any comment that a Contributor Party submits to Acquiror no less than five (5) Business Days prior to the due date of any such Straddle Period Tax Return. Except for Transfer Taxes, responsibility for which shall be allocated pursuant to Section 5.12(c), the Contributor Parties shall pay the Taxes due with respect to such Tax Returns to the extent such

Taxes are for a Pre-Closing Tax Period, except to the extent such Taxes are included as a current liability in the calculation of Closing Date Net Working Capital or arise from the operations of or transactions by the Compression Group Entities after the Closing.

(ii) Acquiror shall not (and shall neither cause nor permit the Compression Group Entities to) file, amend, re-file or otherwise modify any Tax Return previously filed with any Tax Authority relating in whole or part to the Compression Group Entities with respect to any Pre-Closing Tax Period without the written consent of a Contributor Party, which consent shall not be unreasonably withheld.

(b) Tax Allocation.

(i) With respect to the Compression Group Entities and the assets of the Compression Group Entities, the Contributor Parties shall be allocated and bear all Taxes attributable to any Pre-Closing Tax Period and Acquiror shall be allocated and bear all Taxes attributable to any Tax period or portion thereof beginning after the Closing Date. The Contributor Parties shall defend, indemnify and hold Acquiror harmless from and against and be liable for all Liability arising out of or related to any and all Taxes (or the non-payment thereof) (1) of or with respect to the Compression Group Entities or the assets of the Compression Group Entities for all Pre-Closing Tax Periods, (2) attributable to any failure to comply with any covenant or agreement of the Contributor Parties (including any obligation to cause any of the Compression Group Entities to take, or refrain from taking, any action under this Agreement), (3) as a result of any Compression Group Entity (or any predecessor of any Compression Group Entity) being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (4) of any Person imposed on any of the Compression Group Entities for any period as a transferee or successor with respect to a transaction occurring before the Closing Date, by applicable Law, contract or otherwise; provided however, notwithstanding anything in this Agreement to the contrary, the Contributor Parties shall not be required to defend, indemnify or hold Acquiror harmless from or against or be liable for (x) Taxes that are included as a current liability in the calculation of Closing Date Net Working Capital, or (y) Transfer Taxes allocable to Acquiror pursuant to Section 5.12(c).

(ii) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Compression Group Entities for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Compression Group Entities for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period up to and including the Closing Date and the denominator of which is the number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period after the Closing Date.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne 50% by the Contributor Parties and 50% by Acquiror, and Acquiror and the Contributor Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(d) Tax Refunds. Notwithstanding anything to the contrary in this Agreement, to the extent that Acquiror or any of the Compression Group Entities receives any Tax refund or Tax credit relating to or attributable to a Pre-Closing Tax Period, Acquiror shall immediately pay such amount to the Contributor Parties to the extent the Base Cash Consideration has not been increased pursuant to Section 2.4 on account thereof. The amount of any refunds of Taxes of any of the Compression Group Entities for any Tax period beginning after the Closing Date shall be for the account of Acquiror. The amount of any refund of Taxes of any of the Compression Group Entities for any Straddle Period shall be equitably apportioned between Acquiror and the Contributor Parties in accordance with the principles set forth in Section 5.12(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 5.12(d) the amount of such refund within 30 days after such refund is received, net any reasonable costs or expenses incurred by such party or its Affiliates in procuring such refund. Upon the reasonable request of a Contributor Party, and at such Contributor Party’s expense, Acquiror shall cause the Compression Group Entities to file a claim for refund or credit of any Taxes, including through the filing of amended Tax Returns or otherwise, relating to such companies or their assets or operations for any Pre-Closing Tax Period in such form as such Contributor Party may reasonably request; provided that Acquiror shall not be required to cause the Compression Group Entities to file any such claim, if such filing would result in any liability or unreimbursed cost (including any increased Taxes) to Acquiror.

(e) Cooperation. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the Contributor Parties relating to any taxable period beginning on or before the Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow the other Party to take, possession of such books and records. Acquiror and the Contributor Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Contributor Parties or Acquiror as a result of the transactions contemplated hereby or for any taxable period of the Contributor beginning on or before the Closing Date.

(f) Election. Acquiror shall make, or shall cause to be made, for the taxable year in which the Closing Date occurs, an election under Section 168(k)(7) of the Code with respect to the class or classes of property to which the assets of the Compression Group Entities belong; provided, however, that ETP may, in its sole discretion, consent to permit Acquiror to not make the election described in this Section 5.12(f).

Section 5.13 NYSE Listing. Acquiror shall use its reasonable best efforts to cause (a) the Acquiror Common Units constituting a portion of the Equity Consideration and (b) the Acquiror Class B Conversion Units to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.14 Financial Statements.

(a) The Contributor Parties shall, as promptly as practicable following any request of Acquiror from time to time prior to Closing, prepare and deliver to Acquiror any annual or interim financial statements that will be required of Acquiror by the SEC in connection with reports, registration statements and other filings to be made by Acquiror with respect to the Compression Group Entities and the Compression Business with the SEC pursuant to the Securities Act or the Exchange Act (such annual and interim financial statements, the “Special Financial Statements”). The Contributor Parties (i) shall cooperate with and permit Acquiror to reasonably participate in the preparation of the Special Financial Statements and (ii) shall provide Acquiror and its representatives with reasonable access to the personnel of the Contributor Parties and the Compression Group Entities who engage in the preparation of the Special Financial Statements.

(b) The Contributor Parties and the Compression Group Entities, as applicable, shall execute and promptly deliver or cause to be executed and delivered to the Acquiror Accounting Firm and the ETP Accounting Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of ETP (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by the Acquiror Accounting Firm or the ETP Accounting Firm with respect to the Special Financial Statements. Acquiror agrees that to the extent any such representation letter is delivered by the management of any Contributor Party or Compression Group Entity, or on such management’s behalf, Acquiror shall indemnify and hold harmless such management and provide a defense for management with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Acquiror would be indemnified had they performed such action.

(c) The Contributor Parties shall use their reasonable best efforts to cause the ETP Accounting Firm to provide its written consent for the use of any audit reports with respect to the Special Financial Statements in reports, registration statements or other documents filed by Acquiror under the Exchange Act or the Securities Act, as necessary.

(d) The Contributor Parties shall use all reasonable efforts to cooperate with Acquiror in connection with the preparation by Acquiror of any pro forma financial statements of Acquiror that are derived in part from the financial statements of the Compression Group Entities that Acquiror reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of Acquiror to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(e) The Contributor Parties and the Compression Group Entities shall provide access to their books and records as may be reasonably necessary for Acquiror or any of its counsel, financial advisors, auditors and other authorized representatives to conduct customary due diligence with respect to any Special Financial Statements in connection with any offering of securities by Acquiror or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to the Special Financial Statements.

(f) Without limiting the foregoing provisions of this Section 5.14, from and after the Closing, the Contributor Parties will at Acquiror’s sole expense take such further actions as are reasonably requested by Acquiror, to assist Acquiror in the preparation of any financial statements that will be required of Acquiror by the SEC in connection with reports, registration statements and other filings to be made by Acquiror with respect to the Compression Group Entities and the Compression Business with the SEC pursuant to the Securities Act or the Exchange Act.

Section 5.15 Financing.

(a) Prior to the Closing, each of Acquiror and the Contributor Parties shall cooperate, and shall use their reasonable best efforts to cause their respective officers, employees, auditors, and advisors, including legal and accounting advisors, to cooperate in connection with arranging, obtaining and syndicating the Financing or any other financing that may be arranged by Acquiror (together with the Financing, the “Acquisition Financing”, and the sources of the Acquisition Financing, including any entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the banks party to the Debt Letters or any related engagement letter in respect of the Debt Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements, definitive agreements or other agreements in connection with or relating to the Financing, and any arrangers, bookrunners, administrative agents, and collateral agents with respect to the Financing, collectively, the “Financing Sources”), including, for the avoidance of doubt, causing the conditions in the Debt Letters and the Preferred Purchase Agreement to be satisfied; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the business of the Parties or their respective Affiliates). Such cooperation shall include the following: (i) upon reasonable notice, participation in, and making their senior management, with appropriate seniority and expertise, reasonably available for meetings, drafting sessions, rating agency presentations and due diligence sessions; (ii) furnishing in writing to any Financing Sources as promptly as practicable following request therefor financial and operating data and other pertinent information and disclosure regarding the Compression Group Entities and the Compression Business (including their businesses, operations, financial projections and prospects) as is reasonably requested in connection with an Acquisition Financing, including of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in offering documents used to syndicate credit facilities of the type to be included in the Debt Financing and in offering documents used in a Rule 144A private placement of debt securities and all other information and data related to the Compression Group Entities and the Compression Business that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures, and updates to such information from time to time as necessary in order to make the statements contained therein not misleading; (iii) preparing and delivering, and assisting the Financing Sources in the preparation and delivery of, (A) one or more customary offering documents, including offering memoranda, private placement memoranda and investor presentations, and documents to be filed with the SEC, including a registration statement and related prospectuses, in connection with an Acquisition Financing (in each case, including the provision of “back-up” support), (B) syndication memoranda, bank information memoranda and/or other marketing materials and memoranda that may be reasonably requested in connection with any Acquisition Financing, including customary lender presentations, rating agency presentations and confidential information memoranda to be used in the syndication of credit facilities of the type to be included in the Debt Financing, and (C) materials for rating agency presentations and business and financial projections (including in each case any supplement thereto); (iv) using reasonable best efforts to obtain surveys and title insurance reasonably requested by the Financing Sources; (v) taking all reasonably required corporate actions, subject to the consummation of the Closing, to permit the consummation of an Acquisition Financing and to permit the proceeds thereof to be made available to Acquiror; (vi) providing authorization letters to any Financing Sources authorizing the distribution of information to prospective lenders and investors and containing (A) a customary representation to the arranger of any Acquisition Financing that the information contained in any offering document or information memorandum relating to the Compression Group Entities or the Compression Business does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) a customary material non-public information representation; and (vii) cooperating reasonably with the Financing Sources’ due diligence of the Compression Group Entities and the Compression Business, to the extent not unreasonably interfering with the business of the Parties and their respective Affiliates. Any information provided by the Parties in connection with seeking an Acquisition Financing (which must be furnished in writing) shall be prepared in good faith and shall be free of any material misstatements or omissions.

(b) Upon Acquiror’s request, the Contributor Parties shall (and shall cause their respective officers, employees, auditors, advisors, including legal and accounting advisors, and other representatives to): (i) use all reasonable best efforts to furnish Acquiror and the Financing Sources as promptly as reasonably practicable with: (A) (1) audited balance sheets of the Compression Group Entities as of December 31, 2017 and 2016 and each subsequent fiscal year ended at least 75 days before the Closing Date and (2) the related audited statements of income, changes in owners’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015 and each subsequent fiscal year ended at least 75 days before the Closing Date (collectively, the “Audited Financial Statements”); (B) the unaudited balance sheet and the related unaudited statements of income, changes in owners’ equity and cash flows as of and for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the fourth fiscal quarter of any fiscal year), and (C) information reasonably necessary for Acquiror to prepare (1) a pro forma statement of income for the most recently completed fiscal year for which audited financial statements have been provided pursuant to Clause (A), (2) a pro forma statement of income for the latest interim period (and the comparative period of the prior year) covered by the financial statements in clause (B) and (3) a pro forma combined balance sheet as of the later of (x) December 31, 2017 and (y) the last day of the most recently completed fiscal quarter pursuant to the foregoing clause (B) and a pro forma combined statement of income for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered pursuant to the foregoing clause (B), in each case, prepared after giving effect to the transactions contemplated hereby, in each case of the foregoing clauses (A) and (B) prepared in accordance with GAAP and Regulation S-X, and at the sole expense of ETP on behalf of the Contributor Parties (with all such financial statements and information in clauses (A), (B) and (C) above, together with (x) information referred to in Section 5.15(a)(ii) above and (y) authorization letters referred to in Section 5.15(a)(vi) above, the “Required Information”); (ii) use all reasonable best efforts to cause the ETP Accounting Firm to provide a letter or letters containing statements and information of the type customarily included in accountants’ “comfort letters” (including customary “negative assurance”) to underwriters or initial purchasers with respect to financial statements and certain financial information used in connection with the Acquisition Financing, which the ETP Accounting Firm would be prepared to issue at the time of pricing and at closing of any Acquisition Financing that is in the form of debt securities upon completion of customary procedures; (iii) provide customary representation letters and other authorizations or information to the ETP Accounting Firm, to enable them to provide the foregoing “comfort letters”; (iv) use all reasonable best efforts to obtain the consent of the ETP Accounting Firm for the inclusion of its reports on the Compression Group Entities in any offering document or documents to be used in connection with an Acquisition Financing; (v) cause the appropriate officers of the Compression Group Entities to execute and deliver any definitive financing documents, including pledge and security documents, guarantees, customary officer’s certificates or other certificates (including a certificate of the chief financial officers (or other comparable officers) of the Compression Group Entities with respect to solvency of the Compression Group Entities (after giving effect to the transactions contemplated hereby) on a consolidated basis), instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with the Acquisition Financing or documents and back-up therefor; (vi) use all reasonable best efforts to obtain customary legal opinions as may reasonably be requested by Acquiror or Financing Sources for delivery at the consummation of an Acquisition Financing; (vii) furnish Acquiror and the Financing Sources promptly, and, in any event, at least five Business Days prior to the Closing Date, with all documentation and other information that any of the Financing Sources has requested in writing at least ten Business Days prior to the Closing Date and that such Financing Source has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; (viii) cooperate with Acquiror and Acquiror’s efforts to obtain corporate and facilities ratings; and (ix) cooperate with Acquiror to arrange an Acquisition Financing and satisfy the conditions precedent to the Acquisition Financing to the extent within the control of the Contributor Parties and their Affiliates, provided, however, that prior to the Closing, the Compression Group Entities shall not be required to pay any commitment or other similar fee or expense or incur any other liability (other than pursuant to this Agreement) in connection with an Acquisition Financing; provided, further, that the effectiveness of any documentation (including any definitive financing documents or other certificates, but excluding any authorization letters referred to in Section 5.15(a)(vi) above) executed by any Compression Group Entity shall be subject to the consummation of the Closing.

(c) Acquiror shall, and shall cause its Affiliates to (i) except as otherwise contemplated by this Agreement, promptly upon request by the Contributor Parties, reimburse the Contributor Parties for all reasonable and documented out-of-pocket costs incurred by the Contributor Parties or any Compression Group Entity in connection with the cooperation provided for in Section 5.15(a) and Section 5.15(b) (such reimbursement to be made promptly and in any event within seven Business Days of delivery of reasonably acceptable documentation evidencing such expenses) and (ii) indemnify and hold harmless the Contributor Parties and their Affiliates and their counsel, financial advisors, auditors and other authorized representatives from and against any and all Losses suffered or incurred by them in connection with the efforts to arrange an Acquisition Financing and any information utilized in connection therewith (other than information provided by the Contributor Parties or Compression Group Entities), in each case except to the extent (x) suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement or (y) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons. All materials and information obtained by Acquiror pursuant this Section 5.15 may be shared with the Financing Sources; provided that all non-public or otherwise confidential information regarding the Compression Business obtained by Acquiror, its Affiliates or their respective counsel, financial advisors, auditors and other authorized representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquiror shall be permitted to disclose such information to potential sources of capital, Financing Sources, to underwriters and rating agencies to the extent necessary to consummate the Acquisition Financing. The Contributor Parties hereby consent to the use of their logos, names and marks in connection with the Acquisition Financing; provided, that such names, marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Contributor Parties, their Affiliates, the Compression Group Entities or the Compression Business.

(d) Notwithstanding anything in this Agreement to the contrary, the Acquisition Financing shall not be deemed to operate in any way as a condition to the obligation of Acquiror to consummate the Closing, except to the extent that the failure by the Contributor Parties to perform and comply in all material respects with their covenants, agreements and obligations pursuant to this Section 5.15 results in the failure of the condition set forth in Section 6.2(b).

(e) Notwithstanding anything in this Section 5.15 to the contrary, the Contributor Parties shall not be obligated to furnish Acquiror and the Financing Sources with the Audited Financial Statements until March  1, 2018.

Section 5.16 Non-Solicitation. For the period beginning on the Closing Date and ending on the date that is two years after the Closing Date, no Restricted Party will employ any Subject Employee or solicit or induce any Subject Employee or other employee of the Acquiror Entities or the Compression Group Entities to leave the employment of Acquiror or any of its Affiliates (including the Compression Group Entities following the Closing); provided, however, that nothing in this Section 5.16 shall prevent a Restricted Party from soliciting, engaging or employing: (a) any individual whose employment with the Acquiror Entities or the Compression Group Entities or other post-Closing Affiliate of Acquiror has terminated other than as a result of termination by such individual; or (b) any individual who responds to a general solicitation for employment for a position not related directly to the contract compression business.

Section 5.17 Amendment of Schedules. Each Party agrees that, with respect to the respective representations and warranties of any other Party contained in this Agreement, such other Party shall have the continuing right and obligation until the Closing to add, supplement or amend the Disclosure Schedules with respect to any matter arising solely after the date of this Agreement which, if existing at the date of this Agreement or thereafter, would have been required to be set forth or described in such Disclosure Schedule. Any such additional, supplemental or amended disclosure (except with respect to Section 3.8 and Section 4.11, respectively) shall be deemed to have cured any breach of any representation or warranty for purposes of indemnification and termination rights contained in this Agreement and of determining whether or not the conditions set forth in Section 6.1 or Section 6.2, as applicable, have been satisfied to the extent that they reflect actions taken by such Party or any of its respective Affiliates as required or permitted under this Agreement. Any other such additional, supplemental or amended disclosure (including with respect to Section 3.8 and Section 4.11, respectively) shall not be deemed to have cured any breach of any representation or warranty made as of the date of this Agreement for purposes of indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that (a) if such additional, supplemental or amended disclosures would give rise to a right for either ETP, on behalf of Contributor Parties, or Acquiror to terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(c), respectively, assuming (i) all other conditions set forth in Section 6.1 and Section 6.2 had been satisfied, (ii) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Contributor Parties or Acquiror, as applicable, and (iii) the matters disclosed in such additional, supplemental or amended disclosure were not cured, then ETP, on behalf of the Contributor Parties, or Acquiror, as applicable, shall have the right to terminate this Agreement within 10 Business Days of its receipt of such additional, supplemental or amended disclosure and (b) if ETP, on behalf of the Contributor Parties, or Acquiror, as applicable, does not so elect to terminate this Agreement, then ETP, on behalf of the Contributor Parties, or Acquiror, as applicable, shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters. Upon becoming aware of such matters, the Contributor Parties or Acquiror, as applicable shall promptly deliver additions, supplements or amendments to the Disclosure Schedules the Contributor Parties or Acquiror, as applicable.

Section 5.18 Employee Matters.

(a) As soon as practicable, and in any event no later than five (5) Business Days following the Execution Date, the Contributor Parties shall, to the extent permitted by Law and to the extent not previously delivered, deliver or cause to be delivered to Acquiror all information described on Schedule 5.18(a). From the Execution Date until the Closing, the Contributor Parties shall, to the extent permitted by Law, provide Acquiror with reasonable access to the personnel of the Contributor Parties and the Compression Group Entities for purposes of making the offers contemplated by this Section 5.18(a). Subject to the foregoing, no later than ten (10) days prior to the Closing, Acquiror shall, or shall cause Acquiror Management to, make written offers of employment on Acquiror’s (or Acquiror Management’s standard form of offer letter) to such Operational Employees as Acquiror or Acquiror Management deems necessary to continue to operate the Compression Business following the Closing, with such offers to be effective as of the Closing Date. Each such offer of employment that (i) is no less than the base compensation and annual cash bonus opportunity, in the aggregate, provided to similarly situated (including, but not limited to, geography) employees of Acquiror or Acquiror Management (as applicable), (ii) provides for base compensation and an annual cash bonus opportunity that are, in the aggregate, at least equal to eighty percent (80%) of those in effect for such Subject Employee immediately prior to the Closing, and (iii) provides for a principal place of employment that is no more than fifty (50) miles from such Subject Employee’s principal place of employment as of immediately prior to Closing shall constitute a “Qualifying Offer.” Each Subject Employee who accepts Acquiror’s (or Acquiror Management’s) offer of employment and commences employment with an Acquiror Entity on or after the Closing Date (including any Executive/Sales Employee and any Operational Support Employee who receives and accepts an offer of employment pursuant to Section 5.18(b) or Section 5.18(c) below) shall be referred to herein as a “Transferred Employee.” Acquiror and the Contributor Parties intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Transferred Employee for purposes of any Contributor Employee Benefit Plan and that the Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and Acquiror and the Contributor Parties shall use reasonable efforts to ensure the same. For the avoidance of doubt, the prior sentence in no way obligates Acquiror or any of its Affiliates to employ any Transferred Employee for any length of service.

(b) Within thirty (30) days following the Closing Date, Acquiror and ETE shall discuss in good faith which (if any) Executive/Sales Employees to whom Acquiror shall, or shall cause Acquiror Management to, make offers of employment. Until the earlier of (i) thirty (30) days following the Closing Date and (ii) the date such Executive/Sales Employee accepts an offer of employment pursuant to this Section 5.18(b), the Executive/Sales Employees shall be available in the ordinary course to provide support to the Compression Group Entities in accordance with their normal duties. Acquiror shall reimburse the Contributor Parties for those costs and expenses set forth on Schedule 5.18(b) incurred by the Contributor Parties with respect to the Executive/Sales Employees until, except as otherwise provided on Schedule 5.18(b), the earlier to occur of (i) the date that is thirty (30) days following the Closing Date or (ii) the date any such Executive/Sales Employee accepts an offer of employment pursuant to this Section 5.18(b).

(c) On or prior to the earlier of (i) the end of the Transition Services Period or (ii) the ninetieth (90th) day following the Closing Date, Acquiror may make, or cause Acquiror Management to make, offers of employment to such Operational Support Employees (if any) as it selects in its discretion.

(d) To the extent that any Operational Employee or Operational Support Employee who becomes a Transferred Employee is terminated by Acquiror or Acquiror Management in good faith during the sixty (60) day period following the Closing Date, the Contributor Parties will reimburse Acquiror or Acquiror Management, as applicable, for the amount of severance that such Transferred Employee would have been entitled to receive immediately prior to the Closing under the Energy Transfer Non-Midstream Business Severance Plan dated September 11, 2015, as amended and restated January 1, 2018 (the “Severance Plan”) as if such Transferred Employee had incurred a qualifying termination entitling such employee to severance under the Severance Plan (a “Qualifying Termination”) on the Closing

Date plus the employer portion of any payroll, employment, social security or unemployment Taxes associated with such payment; provided, that, Contributor Parties have delivered to Acquiror information sufficient calculate and pay such severance. In the event of any such termination, Acquiror or Acquiror Management will timely provide to the Contributor Parties a written statement notifying the Contributor Parties of such termination, confirming, if applicable, that the applicable Transferred Employee executed an effective and irrevocable Severance Release in accordance with Section 5.18(e) below, and indicating the amount of such severance, and the Contributor Parties will, within ten (10) business days after receiving such statement, reimburse Acquiror or Acquiror Management for such amounts in full satisfaction of its obligations under this Section 5.18(d). For the avoidance of doubt, neither Acquiror nor Acquiror Management shall have any obligation or liability with respect to any severance payable to a Subject Employee whose employment is terminated by a Contributor Party or its Affiliate (including by reason of Acquiror’s or Acquiror Management’s failure to make a Qualifying Offer to such Subject Employee or such Subject Employee’s non-acceptance of Acquiror’s or Acquiror Management’s offer of employment).

(e) For a period of no less than twelve (12) months following the Closing, an Acquiror Entity shall provide to each Transferred Employee other than an Executive/Sales Employee (i) base compensation and an annual cash bonus opportunity that (x) are no less than the base compensation and annual cash bonus opportunity, in the aggregate, provided to similarly situated (including, but not limited to, geography) employees of Acquiror or Acquiror Management (as applicable), and (y) are, in the aggregate, at least equal to eighty percent (80%) of those in effect for such Transferred Employee immediately prior to the Closing; and (ii) employee benefits (including, without limitation, health, welfare and retirement benefits, but excluding severance benefits discussed in the following sentence) that are no less favorable, in the aggregate, than those provided to similarly situated (including, but not limited to, geography) employees of Acquiror. Subject to Section 5.18(d) above, in the event that an Acquiror Entity or an Affiliate thereof terminates, without cause, the employment of a Transferred Employee other than an Executive/Sales Employee during the twelve (12)-month period following the Closing in a termination under circumstances that would constitute a Qualifying Termination, subject to the applicable Transferred Employee’s execution and non-revocation of a general release of claims reasonably acceptable to Acquiror in favor of Acquiror, ETE, ETP and their respective Affiliates (a “Severance Release”) which becomes effective no later than sixty (60) days following such termination, the applicable Acquiror Entity or such Affiliate will pay or provide severance payments and benefits to such Transferred Employee that are no less favorable than the severance payments and benefits that such Transferred Employee would have been entitled to receive immediately prior to the Closing under the Severance Plan as if such Transferred Employee had incurred a Qualifying Termination on the Closing Date.

(f) Acquiror shall cause each Transferred Employee (i) to be credited under any Acquiror Employee Benefit Plan for his or her period of employment with the Contributor Parties or any of their Affiliates (and their respective predecessors) before the Closing as if such Transferred Employee was so employed by the Acquiror Entities for all purposes for which such service was recognized by the Contributor Parties or any of their Affiliates (and their respective predecessors), except for service for benefit accrual purposes under any defined benefit plan of the Acquiror Entities and except to the extent such credit would result in a duplication of benefits; (ii) to be immediately eligible to participate in all Acquiror Employee Benefit Plans generally available to similarly-situated employees of the Acquiror Entities on the same terms and conditions as such similarly-situated employees, without waiting periods or exclusions or limitations for pre-existing conditions or actively-at-work requirements; and (iii) to the extent permitted by the terms of the applicable Acquiror Employee Benefit Plan, along with his or her eligible dependents, as applicable, to be credited under any Acquiror Employee Benefit Plan that is a welfare benefit plan for any co-payments, deductibles and other eligible expenses incurred by such Transferred Employee (or his or her eligible dependents) under any corresponding Contributor Employee Benefit Plan during the plan year which includes the Closing Date, in each case, to the extent the Contributor Parties or any of their Affiliates delivers to Acquiror information sufficient to credit, as applicable, such service or payments.

(g) The Contributor Parties shall pay to each Transferred Employee such Transferred Employee’s accrued but unpaid vacation, sick time and/or paid-time-off, in each case, as of the Closing Date (or, if later, the date on which the Contributor Parties terminate such Transferred Employee’s employment) in accordance with the terms and conditions of the applicable policies of the Contributor Parties or ETP or its Affiliates and applicable Law. Effective as of the Closing Date (or, if later, the date on which the applicable Transferred Employee commences employment with the Acquiror Entity), Transferred Employees shall begin to accrue vacation, sick time and paid-time-off in accordance with the applicable Acquiror Entity’s policies and procedures, as in effect from time to time.

(h) Effective no later than the Closing Date, Acquiror shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the “Acquiror 401(k) Plan”). Effective as of, and as soon as practicable following, the Closing Date, the Contributor Parties shall cause the trustees of each Contributor Employee Benefit Plan which is qualified under Section 401(a) of the Code and in which any Transferred Employee participates prior to the Closing (each, a “Contributor 401(k) Plan”) to transfer to the trustees or other funding agent of the Acquiror 401(k) Plan the amounts representing the account balances of the Transferred Employees participating in such Contributor 401(k) Plan, with such amounts to be established as account balances or accrued benefits of such individuals under the Acquiror 401(k) Plan. Each such transfer shall comply with Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. Any Transferred Employee with an outstanding loan under a Contributor 401(k) Plan as of immediately prior to the Closing shall be entitled to have such loan transferred to the Acquiror 401(k) Plan, effective as of, and as soon as practicable following, the Closing Date, and Acquiror shall maintain such loan under the Acquiror 401(k) Plan under the same terms and conditions as applied to such loan under the Contributor 401(k) Plan (and the Contributor 401(k) Plan(s) and/or the Acquiror 401(k) Plan shall be amended to the extent necessary to effect such transfer). Until the time of such transfer, Acquiror shall make payroll deductions in respect of required payments under any such loan and forward such amounts to the Contributor Parties as payments on such loan.

(i) ETP and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to those individuals who are either (A) Subject Employees who are not offered employment with Acquiror or Acquiror Management and are terminated by the Contributor

Parties or their Affiliates, (B) Transferred Employees whose employment with Acquiror or Acquiror Management is terminated by Acquiror or Acquiror Management on or prior to the sixtieth (60th) day following the Closing Date or (C) all individuals whose employment was associated with the Compression Business who are, immediately prior to the Closing Date, receiving continuation coverage pursuant to 601 et seq. of ERISA and Section 4980B of the Code under a group health plan of ETP or the selling group. Acquiror and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to those individuals who are Transferred Employees whose employment with Acquiror or Acquiror Management is terminated by Acquiror or Acquiror Management after the sixtieth (60th) day following the Closing Date.

(j) Acquiror and its Affiliates shall be responsible for complying with WARN with respect to notices required to be provided to any Transferred Employee following his or her date of hire with Acquiror or the applicable Acquiror Entity. The Contributor Parties and their Affiliate shall be solely responsible for complying with WARN with respect to notices required to be provided to any Subject Employee who does not become a Transferred Employee.

(k) Acquiror shall grant to each Transferred Employee, subject to approval by the board of directors of Acquiror GP, who either (i) held a Director or above position as a Subject Employee providing services to the Compression Business and held unvested restricted common units of ETP (awarded under an applicable ETP long-term incentive plan) (the “ETP LTIP Units”) as of the Closing Date; or (ii) is hired into a position of Director or above with Acquiror Management and held ETP LTIP Units as of the Closing Date (as specified in the offer letter delivered by Acquiror or Acquiror Management to such Transferred Employees) (such Transferred Employee described in (i) and (ii) above shall for purposes of this Section 5.18(k) be referred to as a “Director or Above Transferred Employee”) an award of Phantom Units (including distribution equivalent rights) under the Acquiror LTIP (the “Equity Make Up Award”). Each Equity Make Up Award will be granted to the Director or Above Transferred Employee with respect to a number of Acquiror Common Units with a grant date fair value equal to the resultant value of multiplying the number of ETP LTIP Units forfeited by such Transferred Employee in connection with their termination of employment with the Contributor Parties by the average of the closing price of the common units of ETP on the NYSE for the ninety (90) day period immediately prior to the Closing Date (the “Award Value”). The Acquiror shall then issue the Equity Make Up Award valued at the Award Value utilizing Acquiror’s standard time-based vesting form of employee Phantom Unit agreement (the “Grant Agreement”) within forty-five (45) days or ninety (90) days of Closing, as determined and set forth in such Director or Above Transferred Employee accepted offer letter. The other terms and conditions of the Equity Make Up Award shall be subject to the Grant Agreement. Acquiror shall not be required to provide an Equity Make Up Award, or any other form of equity compensation, to any person other than a Director or Above Transferred Employee. Any decision with respect to any ETP LTIP Units held by any Subject Employee other than a Director or Above Transferred Employee and any Liability related thereto shall be borne by the Contributor Parties.

(l) The Parties acknowledge and agree that the provisions of this Section 5.18 are included for the sole benefit of the respective Parties and shall not (i) create any right (including any third-party beneficiary right) in any other Person, including any current or former

Subject Employee, including the right to continue in employment or service with Acquiror, the Contributor Entities or their Affiliates, or any right to compensation or benefits of any kind under this Agreement, (ii) prevent the Acquiror Entities from terminating the employment or other service relationship of any Transferred Employee at any time, subject to the terms hereof, or (iii) except as provided in this Section 5.18, require any Acquiror Entity to continue, adopt or amend any Acquiror Employee Benefit Plan or other compensation or employee benefit plan or arrangement.

ARTICLE VI

CLOSING

Section 6.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Transaction Documents, the GP Purchase Agreement or Restructuring Agreement;

(b) any applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(c) (i) the Acquiror Common Units constituting a portion of the Equity Consideration and (ii) the Acquiror Class B Conversion Units shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d) Acquiror shall have obtained the written consent to, and/or waivers of default or amendment of, the Acquiror Credit Agreement in connection with the transactions contemplated by the GP Purchase Agreement, from the Required Lenders (or the Agent with the consent in writing of the Required Lenders) or repaid all indebtedness outstanding under the Acquiror Credit Agreement. For purposes of this paragraph “Required Lenders” and “Agent” shall have the meaning given to such terms in the Acquiror Credit Agreement;

(e) the GP Acquisition shall have been consummated or shall contemporaneously be consummated in accordance with the terms of the GP Purchase Agreement; and

(f) the Acquiror IDR/GP Restructuring shall be able to be consummated immediately following the Closing in accordance with the terms of the Restructuring Agreement.

Section 6.2 Conditions Precedent to Obligations of Acquiror. The obligation of Acquiror to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) (i) each of the Fundamental Representations of the Contributor Parties shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.2(a)(i), all materiality and Compression Group Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) and (ii) each of the representations and warranties of the Contributor Parties that are not Fundamental Representations shall be true and correct (it being understood that, for purposes of determining satisfaction of this Section 6.2(a)(ii), all materiality and Compression Group Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Compression Group Material Adverse Effect, in the case of clause (i) and clause (ii) above, as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) the Contributor Parties shall not have breached in any material respect their obligations required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c) since the Execution Date, there shall not have been a Compression Group Material Adverse Effect;

(d) Acquiror shall have received the items listed in Section 2.3(a); and

(e) Acquiror shall have received a certificate duly executed by an executive officer of Contributor, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.2(a) and (b) have been satisfied in all respects.

Section 6.3 Conditions Precedent to Obligations of the Contributor Parties. The obligation of the Contributor Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) (i) each of the Fundamental Representations of Acquiror shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.3(a)(i) all materiality and Acquiror Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) and (ii) each of the representations and warranties of Acquiror that are not Fundamental Representations shall be true and correct (it being understood that, for purposes of determining satisfaction of this Section 6.3(a)(ii), all materiality and Acquiror Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a have an Acquiror Material Adverse Effect, in the case of clause (i) and clause (ii) above, as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) Acquiror shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c) since the Execution Date, there shall not have been an Acquiror Material Adverse Effect;

(d) the Contributor Parties shall have received the items listed in Section 2.3(b); and

(e) the Contributor Parties shall have received a certificate duly executed by an executive officer of Acquiror GP, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.3(a) and (b), have been satisfied in all respects.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1 Indemnification by the Contributor Parties. Subject to the terms of this Article VII, from and after the Closing, the Contributor Parties shall indemnify and hold harmless Acquiror and its current and future Affiliates (excluding any Person that is or becomes an Affiliate of Acquiror solely as a result of the purchase of publicly traded securities from the general public and excluding ETE and such of its Affiliates that are Controlled by ETE) and the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Acquiror Indemnified Parties”), to the fullest extent permitted by Law, from and against, and pay to the applicable Acquiror Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, Taxes, damages and costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) (collectively, “Losses”) to which an Acquiror Indemnified Party suffers, incurs, sustains or becomes subject to, whether or not involving a Third Party Claim, based upon, attributable to or resulting from (including any and all Proceedings, demands or assessments arising out of):

(a) any inaccuracy, untruth or breach of any representation or warranty made by the Contributor Parties in this Agreement and in any certificate delivered pursuant hereto; and

(b) any breach of any covenant or other agreement on the part of the Contributor Parties contained in this Agreement;

(c) any Liabilities set forth on Schedule 7.1(c); and

(d) any Retained Employment-Related Liabilities.

Section 7.2 Indemnification by Acquiror. Subject to the terms of this Article VII, from and after the Closing, Acquiror shall indemnify and hold harmless the Contributor Parties and their current and future Affiliates and indirect and direct equity holders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Contributor

Indemnified Parties” and, together with the Acquiror Indemnified Parties, the “Indemnified Parties”), to the fullest extent permitted by Law, from and against, and pay to the applicable Contributor Indemnified Parties the amount of any and all Losses to which a Contributor Indemnified Party suffers, incurs, sustains or becomes subject to, whether or not involving a Third Party Claim, based upon, attributable to or resulting from (including any and all Proceedings, demands or assessments arising out of):

(a) any inaccuracy, untruth or breach of any representation or warranty made by Acquiror in this Agreement and in any certificate delivered pursuant hereto; and

(b) any breach of any covenant or other agreement on the part of Acquiror contained in this Agreement.

Section 7.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement:

(a) De Minimis. No Loss shall be deemed to constitute the basis for a claim for indemnification under Section 7.1(a) or Section 7.2(a), nor shall any such Loss be taken into account in determining the Deductible under Section 7.3(b), if such Loss relating to any single event or series of related events does not exceed $2,000,000; provided that the limitation set forth in this Section 7.3(a) shall not apply to Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or in the case of fraud.

(b) Deductible.

(i) The Contributor Parties will not have any liability under Section 7.1(a) unless and until the Acquiror Indemnified Parties have suffered Losses in excess of $15,000,000 in the aggregate (the “Deductible”) arising from Claims under Section 7.1(a) (and then recoverable Losses claimed under Section 7.1(a) shall be limited to those that exceed the Deductible); provided that the limitation set forth in this Section 7.3(b)(i) shall not apply to Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or in the case of fraud.

(ii) Acquiror will not have any liability under Section 7.2(a) unless and until the Contributor Indemnified Parties have suffered Losses in excess of the Deductible arising from Claims under Section 7.2(a) (and then recoverable Losses claimed under Section 7.2(a) shall be limited to those that exceed the Deductible); provided that the limitation set forth in this Section 7.3(b)(ii) shall not apply to Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or in the case of fraud.

(c) Cap.

(i) The Contributor Parties’ aggregate liability under Section 7.1(a) shall not exceed $100,000,000 (the “Cap”); provided that the limitation set forth in this Section 7.3(c)(i) shall not apply to Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or in the case of fraud; provided further that, notwithstanding anything in this Section 7.3(c) to the contrary, the Contributor Parties’ aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the value of the Consideration (the “Aggregate Cap”).

(ii) Acquiror’s aggregate liability under Section 7.2(a) shall not exceed the Cap; provided that the limitation set forth in this Section 7.3(c)(ii) shall not apply to Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or in the case of fraud; provided further that, notwithstanding anything in this Section 7.3(c) to the contrary, Acquiror’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Aggregate Cap.

(d) Survival; Claims Period.

(i) The representations, warranties, covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 18-month anniversary of the Closing Date (the “Expiration Date”); provided that (A) the Fundamental Representations shall survive indefinitely, (B) the representations and warranties set forth in Section 3.15 and Section 4.17 shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the two-year anniversary of the Closing Date, (C) the representations and warranties set forth in Section 3.10, Section 3.12 and Section 4.12 and the covenants set forth in Section 5.12 shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (which shall be deemed to be the Expiration Date with respect to such representations and warranties) and (D) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.

(ii) No action for a breach of any representation or warranty contained herein (other than those representations or warranties that survive for other periods pursuant to Section 7.3(d)(i)) shall be brought after the Expiration Date, other than in the case of fraud, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty prior to the Expiration Date.

(e) Materiality.

(i) (A) The determination of whether a breach of a representation or warranty of the Contributor Parties has occurred shall be made without giving effect to any limitation or qualification as to materiality, Compression Group Material Adverse Effect or words of similar import and (B) the amount of Losses in respect of any breach of a representation or warranty by the Contributor Parties shall be determined without regard to any limitation or qualification as to materiality, Compression Group Material Adverse Effect or words of similar import set forth in such representation or warranty.

(ii) (A) The determination of whether a breach of a representation or warranty of Acquiror has occurred shall be made without giving effect to any limitation or qualification as to materiality, Acquiror Material Adverse Effect or words of similar import set forth in such representation or warranty, and (B) the amount of Losses in respect of any breach of a representation or warranty by Acquiror shall be determined without regard to any such limitation or qualification as to materiality, Acquiror Material Adverse Effect or words of similar import set forth in such representation or warranty.

(f) Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VII.

(g) Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ACQUIROR NOR THE CONTRIBUTOR PARTIES NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT (A) SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (B) SUCH LOST PROFITS OR DAMAGES (OTHER THAN PUNITIVE DAMAGES) ARISE FROM OR RELATE TO, AND ARE THE PROBABLE AND REASONABLY FORESEEABLE (OR WITHIN THE CONTEMPLATION OF THE PARTIES) CONSEQUENCE OF, THE BREACH OF THIS AGREEMENT.

Section 7.4 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII, such Indemnified Party will assert its claim for indemnification under this Article VII (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the designated survival period for such Claim to the applicable indemnifying Party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnifying Party, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) the Indemnifying Party is prejudiced by such delay provided that such Claim Notice is provided within the applicable survival period described in Section 7.3(d)(i).

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 7.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified

Party in writing of its intent to do so. Subject to Section 7.3(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 7.5 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 7.6 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 7.7 Tax Treatment of Indemnity Payments. The Contributor Parties and Acquiror agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Consideration for all Tax purposes, unless otherwise required by Law.

Section 7.8 Release.

(a) Except for the obligations of the Contributor Parties under this Agreement or any other Transaction Document, for and in consideration of the Subject Interests, effective as of the Closing, Acquiror shall, and shall cause its Affiliates (including Acquiror GP), to absolutely and unconditionally release, acquit and forever discharge the Contributor Parties and their Affiliates, each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Compression Group Entities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of the Compression Group Entities (and any predecessors), related to any period of time before the Closing Date, except to the extent of fraud or willful or wanton misconduct.

(b) Except for the obligations of Acquiror under this Agreement or any other Transaction Document, for and in consideration of the Consideration, effective as of the Closing, the Contributor Parties shall, and shall cause their respective Affiliates, to absolutely and unconditionally release, acquit and forever discharge Acquiror and its Affiliates (including the Compression Group Entities), each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Compression Group Entities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of the Compression Group Entities (and any predecessors) prior to the Closing Date.

Section 7.9 Exclusive Remedy. Except (i) as otherwise provided in this Agreement or (ii) for the assertion of any claim based on fraud, the remedies provided in this Article VII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 7.9 shall not prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 7.10 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE

OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY HAS MADE AND EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of ETP, on behalf of the Contributor Parties, and Acquiror;

(b) by ETP, on behalf of the Contributor Parties, or Acquiror if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Contributor Parties, on the one hand, or Acquiror, on the other hand, if such order was primarily due to the failure of the Contributor Parties, on the one hand, or Acquiror, on the other hand, to perform any of their obligations under this Agreement;

(c) by Acquiror if the Contributor Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Contributor Parties shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after ETP’s receipt of written notice of such breach from Acquiror and (ii) the Outside Date;

(d) by ETP, on behalf of the Contributor Parties, if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Acquiror’s receipt of written notice of such breach from ETP and (ii) the Outside Date;

(e) by ETP, on behalf of the Contributor Parties, or Acquiror in the event that the Closing does not occur on or before June 30, 2018 (such date, as may be extended pursuant to this Section 8.1(e), the “Outside Date”); provided, that if by June 30, 2018, (i) the Closing has not occurred and (ii) the conditions set forth in Sections 6.1(a) or 6.1(b) have not been satisfied, the Outside Date shall be extended to a date no later than September 30, 2018, upon the election of ETP, on behalf of the Contributor Parties, or upon the election of Acquiror, in its sole discretion; provided further, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing; or

(f) by ETP, on behalf of the Contributor Parties, or Acquiror in the event that the GP Purchase Agreement is terminated in accordance with the terms thereof.

Section 8.2 Procedure Upon Termination. In the event of termination of this Agreement by Acquiror or ETP, on behalf of the Contributor Parties, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquiror or the Contributor Parties.

Section 8.3 Effect of Termination. In the event that this Agreement is terminated as provided in Section 8.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Acquiror or the Contributor Parties, except for the provisions of this Section 8.3, Section 5.16, Article IX, Section 10.3 and Section 10.5; provided, that nothing in this Section 8.3 shall relieve Acquiror or the Contributor Parties of any Liability for fraud or a willful breach of this Agreement.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 9.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 addressed to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such Proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any

Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s address set forth in Section 10.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto; provided, however, that this Section 10.1, Section 10.2, Section 10.10 and Section 10.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Finance Related Parties without the prior written consent of the Financing Sources.

Section 10.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Acquiror:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Attention: Christopher Porter

E-Mail: cporter@usacompression.com

with a copy to:

Vinson & Elkins L.L.P.

2801 Vía Fortuna, Suite 100

Austin, Texas 78746

Attention: Milam Newby

                 Ramey Layne

E-Mail: mnewby@velaw.com

              rlayne@velaw.com

If to any Contributor Party:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: General Counsel

E-Mail: jim.wright@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan

                 Debbie Yee

E-Mail: bill.finnegan@lw.com

             debbie.yee@lw.com

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that Acquiror shall be permitted to assign all of its rights, benefits and obligations under this Agreement to (i) any of its wholly owned Subsidiaries or (ii) for collateral security purposes, to the Financing Sources; provided that no such assignment shall relieve Acquiror of its obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 10.5 Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that each of Acquiror and the Contributor Parties shall pay one-half of all filing fees required to be paid in respect of the HSR Act in connection with the transactions contemplated by this Agreement (other than attorneys’ fees, accountants’ fees and related expenses). Without limiting the foregoing, in the event that the Transactions are not consummated, the Contributor Parties and ETE shall reimburse Acquiror for one-half of all fees, costs and expenses related to the “Up-Front Fee” as defined in the Preferred Purchase Agreement; provided, however, that the Contributor Parties and ETE shall not be obligated to reimburse Acquiror if the Transactions are not consummated due to any breach or failure by Acquiror or USAC Holdings to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, the GP Purchase Agreement, the Restructuring Agreement or the Preferred Purchase Agreement.

Section 10.6 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to Acquiror and the Contributor Parties and Acquiror and the Contributor Parties would not have an adequate remedy at Law. Therefore, the obligations of Acquiror and the Contributor Parties under this Agreement, including Contributor’s obligation to contribute the Subject Interests to Acquiror and Acquiror’s obligation to acquire the Subject Interests from Contributor, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Contributor Parties and Acquiror agree that they shall use their reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Contributor Parties and Acquiror agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent required to be listed on such section of the relevant Disclosure Schedule pursuant to this Agreement) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 10.10 Third-Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. (i) None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates and (ii) no Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Parties hereto, provided that the Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon, , Section 10.1, Section 10.2, this Section 10.10 and Section 10.12.

Section 10.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.12 No Recourse to Financing Sources.

(a) Notwithstanding anything herein to the contrary, each Contributor Party agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, the “Contributor Related Parties”), shall have any claim against any Financing Source, any lender participating in the Acquisition Financing or any of their respective former, current or future direct or indirect equityholders, general or limited partners, stockholders, managers, members, directors, officers, employees, attorneys, agents, representatives, Affiliates, successors or assigns (collectively, the “Finance Related Parties”), nor shall any Finance Related Party have any liability whatsoever to any Contributor Related Party, in connection with the Acquisition Financing or in any way relating to this Agreement or the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, (i) no amendment or modification to this Section 10.12 (or amendment or modification with respect to any related definitions as they affect this Section 10.12) shall be effective without the prior written consent of each Finance Related Party and (ii) each Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 10.12.

(c) Each of the Parties hereto agrees that, Section 9.1 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the laws of another state to apply.

(d) Notwithstanding anything to the contrary contained elsewhere herein (including Section 9.1), the Parties hereby further agree that no Party will bring any legal action or proceeding against any Financing Source in any way relating to this Agreement, the Acquisition Financings, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Commitment Letter or any other letter or agreement related to any of the Acquisition Financings, the Commitment Letter or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan, or, if, under applicable law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the Parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(e) This Section 10.12 is intended to benefit and may be enforced by the Finance Related Parties.

Section 10.13 Time of Essence. Time is of the essence in the performance of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

ACQUIROR:

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its general partner

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

CONTRIBUTOR PARTIES:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ETC COMPRESSION, LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

SOLELY FOR PURPOSES OF SECTION 5.18(b), SECTION 10.1 AND SECTION 10.5

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

EXHIBIT A

DEFINITIONS

“Acquiror” shall have the meaning specified in the preamble.

“Acquiror 401(k) Plan” shall have the meaning specified in Section 5.18(h).

“Acquiror Accounting Firm” means the independent accounting firm regularly engaged by Acquiror to review its quarterly financial statements and provide an audit report with respect to its annual financial statements.

“Acquiror Adjustment Payment” shall have the meaning specified in Section 2.4(c).

“Acquiror Amended Partnership Agreement” shall have the meaning specified in Section 2.1.

“Acquiror Benefit Plans” shall have the meaning specified in Section 4.14(g).

“Acquiror Budget” means the fiscal year 2018 budget and capital expenditure plan of Acquiror.

“Acquiror Class B Conversion Units” means the Acquiror Common Units issuable upon conversion of the Acquiror Class B Units.

“Acquiror Class B Units” shall have the meaning specified in Section 2.1.

“Acquiror Common Units” shall have the meaning specified in the recitals.

“Acquiror Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of December 13, 2013, by and among USA Compression Partners, LP, USAC OpCo 2, LLC and USAC Leasing 2, LLC, as guarantors, USA Compression Partners, LLC and USAC Leasing, LLC, as borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as agent and LC issuer, J.P. Morgan Securities LLC, as lead arranger and sole book runner, Wells Fargo Bank, N.A., as documentation agent, and Regions Bank, as syndication agent, as amended by the Letter Agreement by and among USA Compression Partners, LLC, USAC Leasing, LLC, USA Compression Partners, LP, USAC Leasing 2, LLC, USAC OpCo 2, LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders, dated as of June 30, 2014, as amended by the Second Amendment to the Fifth Amended and Restated Credit Agreement, dated as of January 6, 2015, by and among USA Compression Partners, LP, as guarantor, USA Compression Partners, LLC, USAC Leasing, LLC, USAC OpCo 2, LLC and USAC Leasing 2, LLC, as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent and LC issuer, as amended by the Third Amendment to the Fifth Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among USA Compression Partners, LP, as guarantor, USA Compression Partners, LLC, USAC Leasing, LLC, USAC OpCo2, LLC and USAC Leasing 2, LLC, as borrowers, the lenders party thereto and JP Morgan Chase Bank, N.A., as agent and LC issuer.

“Acquiror DRIP” means the Dividend Reinvestment Program of Acquiror, as in effect as of the Execution Date.

“Acquiror Employee Benefit Plan” means any Employee Benefit Plan maintained, sponsored by, or contributed to (or required to be contributed to) by any of the Acquiror Entities for the benefit of the employees of the Acquired Entities (or their respective beneficiaries or dependents).

“Acquiror Entities” means Acquiror and its Subsidiaries.

“Acquiror GP” shall have the meaning specified in the recitals.

“Acquiror GP Interests” means the general partner interests in Acquiror.

“Acquiror IDR/GP Restructuring” shall have the meaning specified in the recitals.

“Acquiror IDRs” means the Incentive Distribution Rights as defined in the Acquiror Partnership Agreement.

“Acquiror Indemnified Parties” shall have the meaning specified in Section 7.1.

“Acquiror Interests” means the Acquiror GP Interests and the Acquiror IDRs.

“Acquiror LTIP” means the Long-Term Incentive Plan of USA Compression Partners, LP.

“Acquiror Management” means USA Compression Management Services, LLC, a Delaware limited liability company and wholly owned Subsidiary of Acquiror GP.

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Acquiror Entities, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not an Acquiror Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Acquiror Entities operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) the announcement (in accordance with the terms of this Agreement), performance or consummation of this Agreement or the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Acquiror Entity; or (e) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; except, in the case of clauses (a) through (c) and clause (e), to the extent disproportionately affecting the Acquiror Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“Acquiror Material Contracts” means each Contract filed or required to be filed as an exhibit to the Acquiror SEC Reports filed with or furnished since December 31, 2016 or incorporated by reference therein to which any of the Acquiror Entities is a party.

“Acquiror Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, dated as of January 18, 2013.

“Acquiror SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed by Acquiror with the SEC under the Exchange Act or the Securities Act.

“Acquiror Subject Employees” shall have the meaning specified in Section 4.14(a).

“Acquisition Financing” shall have the meaning specified in Section 5.15(a).

“Acquisition Transaction” shall have the meaning specified in Section 5.11(a).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise; provided, however, that this definition shall not include Riverstone Holdings, LLC, a Delaware limited liability company, or any Person whose equity interests are owned, directly or indirectly, by Riverstone Holdings, LLC, or any successor to Riverstone Holdings, LLC (other than Acquiror GP and the Acquiror Entities) or any Person that is controlled by the current principals, partners, directors or managers of Riverstone Holdings, LLC (other than Acquiror GP and the Acquiror Entities); provided, further, that the foregoing proviso shall not apply to Article VII herein.

“Aggregate Cap” shall have the meaning set forth in Section 7.3(c)(i).

“Agreement” shall have the meaning specified in the preamble.

“Assignment of Interests” shall have the meaning specified in Section 2.3(a)(i).

“Award Value” shall have the meaning set forth in Section 5.18(k).

“Audited Financial Statements” shall have the meaning specified in Section 5.15(b).

“Base Cash Consideration” shall have the meaning specified in Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Cap” shall have the meaning specified in Section 7.3(c)(i).

“Cash” means all cash and cash equivalents of the Compression Group Entities as determined in accordance with GAAP, but excluding any cash and cash equivalents that (i) are held in escrow or as a deposit, (ii) resulted from the proceeds of any casualty loss with respect to any asset reflected on the combined balance sheet of the Compression Group Entities dated as of September 30, 2017 or (iii) are restricted balances.

“CDM Environmental” shall have the meaning specified in the recitals.

“CDM Resource” shall have the meaning specified in the recitals.

“Claim” shall have the meaning specified in Section 7.4(a).

“Claim Notice” shall have the meaning specified in Section 7.4(a).

“Closing” shall have the meaning specified in Section 2.2.

“Closing Cash Consideration” means an amount equal to (a) the Base Cash Consideration plus (b) the Estimated Purchase Price Adjustment Amount (which amount will decrease the Closing Cash Consideration if a negative number).

“Closing Date” shall have the meaning specified in Section 2.2.

“Closing Date Cash” means the amount of Cash of the Compression Group Entities as of the Closing Date.

“Closing Date Debt” means the amount of Debt of the Compression Group Entities as of the Closing Date.

“Closing Date Net Working Capital” means the amount of Net Working Capital of the Compression Group Entities as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter” shall have the meaning specified in Section 4.24.

“Common Units Consideration” shall have the meaning specified in Section 2.1.

“Compression Business” means the business conducted by the Compression Group Entities of (i) providing treating/processing services (or otherwise providing compression services), (ii) leasing or renting compression units, (iii) providing maintenance services for customer-owned equipment, and (iv) emissions compliance testing and reporting, in each case to third parties engaged in the exploration, production, gathering, processing, transportation or distribution of oil and gas.

“Compression Business Insurance Policies” shall have the meaning specified in Section 3.13.

“Compression Group Budget” means the Compression Group Entities’ 2017 budget and, with respect to 2018, its 2018 budget, in each case, as in effect as of the Execution Date, a true and correct copy of which has been provided to Acquiror as of the Execution Date.

“Compression Group Entities” shall have the meaning specified in the recitals.

“Compression Group Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Compression Group Entities, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Compression Group Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Compression Group Entities operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) the announcement (in accordance with the terms of this Agreement), performance or consummation of this Agreement or the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Compression Group Entity, or (e) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; except, in the case of clauses (a) through (c) and clause (e), to the extent disproportionately affecting the Compression Group Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“Confidentiality Agreement” means that certain Confidential Information Agreement, dated as of November 28, 2017, by and among ETE, ETP, Acquiror and Acquiror GP.

“Consideration” shall have the meaning specified in Section 2.1.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation.

“Contribution” shall have the meaning specified in the recitals.

“Contributor” shall have the meaning specified in the preamble.

“Contributor 401(k) Plan” shall have the meaning specified in Section 5.18(h).

“Contributor Adjustment Payment” shall have the meaning specified in Section 2.4(c).

“Contributor Employee Benefit Plan” means any Employee Benefit Plan maintained, sponsored by, or contributed to (or required to be contributed to) by any of the Contributor Parties for the benefit of any Subject Employee (or for the respective beneficiaries or dependents of the Subject Employee).

“Contributor Indemnified Parties” shall have the meaning specified in Section 7.2.

“Contributor Parties” shall have the meaning specified in the preamble.

“Contributor Party” shall have the meaning specified in the preamble.

“Contributor Related Parties” shall have the meaning specified in Section 10.12(a).

“Controlled Group Liability” means any and all Liabilities (v) under Title IV of ERISA, (w) under sections 206(g), 302 or 303 of ERISA, (x) under Sections 412, 430, 431, 436 or 4971 of the Code and (y) as a result of the failure to comply with the continuation of coverage requirements of the Consolidated Omnibus Budget Reconciliation Act as set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

“Courts” shall have the meaning specified in Section 9.1.

“Current Assets” means “current assets” as defined in accordance with GAAP, as applied consistently with the Compression Group Entities’ past practices (including its preparation of the Unaudited Financial Statements); provided that Current Assets shall not include (i) Cash, (ii) in whole or in part, any Tax assets or (iii) any Defaulted Receivables.

“Current Liabilities” means “current liabilities” as defined in accordance with GAAP, as applied consistently with the Compression Group Entities’ past practices (including its preparation of the Unaudited Financial Statements); provided that Current Liabilities shall not include, in whole or in part, (i) any deferred Tax liabilities and (ii) any Debt.

“Debt” means, for a particular Person without duplication: (i) indebtedness of such Person for borrowed money, including the face amount of any letter of credit, any financing break-fees, pre-pay penalty fees, early termination fees or similar fees and any other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing and including indebtedness of such Person to an Affiliate of such Person; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (iv) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (v) obligations of such Person under any hedging arrangement, including the mark-to-market value of any obligations arising as a result of or under any hedging arrangements outstanding as of the Closing; (vi) obligations of such Person under any severance or termination payments owed to employees of the Compression Group Entities; (vii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; and (viii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) secured by any Lien on or in respect of any property of such Person.

“Deductible” shall have the meaning specified in Section 7.3(b)(i).

“Defaulted Receivables” shall mean any Receivables that, as of a date no more than five (5) Business Days prior to the Closing Date, (i) have been outstanding for more than 90 days after the relevant invoice date as of the Closing Date; provided, that any such Receivables that have been re-issued or re-dated shall be deemed to have been outstanding since the original issuance of such Receivable, or (ii) are outstanding and owed by a Person that has suffered an event of insolvency.

“Director or Above Transferred Employee” shall have the meaning set forth in Section 5.18(k).

“Disclosure Schedules” shall have the meaning specified in Section 10.9.

“DRULPA” shall have the meaning specified in Section 4.2(c).

“Employee Benefit Plan” means any “employee benefit plan,” as defined under Section 3(3) of ERISA (whether or not subject to ERISA), and each other employment, consulting, compensation, bonus, retention, change of control, pension, stock/unit option, restricted unit, performance unit, unit appreciation, phantom equity, stock/unit purchase, benefit, equity-based, welfare, profit-sharing, retirement, post-employment, disability or sick leave, vacation/paid time-off, termination, severance, hospitalization, welfare benefit insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, contracts, policies, funds, programs or arrangements (including broad-based and individual agreements or arrangements), whether written or oral.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Environment” means soil, surface water, groundwater, drinking water supplies, stream sediments, surface or subsurface strata, ambient air, plant and animal life, and land and natural resources, and the workplace.

“Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the Environment, exposure to or any handling or disposal of Hazardous Materials, or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto.

“Equity Consideration” shall have the meaning specified in Section 2.1.

“Equity Make Up Award” shall have the meaning set forth in Section 5.18(k).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Compression Group Entity or Acquiror Entity, as applicable, is (or at any relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Adjustment Statement” shall have the meaning specified in Section 2.4(a).

“Estimated Closing Date Balance Sheet” shall have the meaning specified in Section 2.4(a).

“Estimated Closing Date Cash Amount” shall have the meaning specified in Section 2.4(a).

“Estimated Closing Date Debt” shall have the meaning specified in Section 2.4(a).

“Estimated Net Working Capital” shall have the meaning specified in Section 2.4(a).

“Estimated Purchase Price Adjustment Amount” shall have the meaning specified in Section 2.4(a).

“ETE” shall have the meaning specified in the preamble.

“ETP” shall have the meaning specified in the preamble.

“ETP Accounting Firm” means the independent accounting firm regularly engaged by ETP to review the quarterly financial statements of the Compression Group Entities and provide an audit report with respect to the Compression Group Entities’ annual financial statements.

“ETP GP” shall have the meaning specified in the preamble.

“ETP LTIP Units” shall have the meaning set forth in Section 5.18(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” shall have the meaning specified in the preamble.

“Executive/Sales Employees” means those Subject Employees set forth on Schedule 5.18(a) as “Executive/Sales Employees,” together with any persons who become employed by an employing Affiliate of ETP as a Subject Employee prior to the Closing in accordance with Section 5.2, and whose job functions in connection with operating and managing the Compression Business consist primarily of executive functions or sales, as reasonably determined by ETP in consultation with Acquiror.

“Expiration Date” shall have the meaning specified in Section 7.3(d)(i).

“Final Adjustment Statement” shall have the meaning specified in Section 2.4(b).

“Final Closing Date Balance Sheet” shall have the meaning specified in Section 2.4(b).

“Final Purchase Price Adjustment Amount” shall have the meaning specified in Section 2.4(b).

“Finance Related Parties” shall have the meaning specified in Section 10.12(a).

“Financing” shall have the meaning specified in Section 4.24.

“Financing Sources” shall have the meaning specified in Section 5.15(a).

“Fundamental Representations” means, with respect to the Contributor Parties, the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.10 (Tax Matters) and Section 3.21 (Brokers), and with respect to Acquiror, the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Validity of Agreement; Authorization), Section 4.5 (Capitalization) and Section 4.12 (Tax Matters).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Grant Agreement” shall have the meaning set forth in Section 5.18(k).

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, commission, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP Acquisition” shall have the meaning specified in the recitals.

“GP Purchase Agreement” shall have the meaning specified in the recitals.

“Hazardous Material” shall mean any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” or words of similar meaning or import, pursuant to any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, or radioactive materials.

“High Net Working Capital Threshold” means $40,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 7.2.

“Indemnifying Party” shall have the meaning specified in Section 7.4(a).

“Independent Accounting Firm” has the meaning specified in Section 2.4(b).

“Intellectual Property” means any and all proprietary and intellectual property rights, under the law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“Interests” means (a) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Contributor Parties, Tom Long, Tom Mason, Paul Ludwick and Christopher Moring, and, in the case of Acquiror, Eric Long, Matthew Liuzzi and Christopher Porter.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Leased Real Property” shall have the meaning specified in Section 3.18(b).

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Losses” shall have the meaning specified in Section 7.1.

“Low Net Working Capital Threshold” means $20,000,000.

“Major Customer” shall have the meaning specified in Section 3.16(d).

“Major Supplier” shall have the meaning specified in Section 3.16(d).

“Marketing Period” means the period beginning on the date on which Acquiror has the Required Information and ending 25 Business Days thereafter; provided, that (a) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 25 Business Day period (i) ETP Accounting Firm shall have withdrawn its audit opinion with respect to any of the financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is delivered with respect to such financial statements by ETP Accounting Firm or another nationally recognized independent public accounting firm reasonably acceptable to the Acquiror and the Contributor Parties or (ii) any of the financial statements included in the Required Information shall have been restated or any of the Contributor Parties, any governing body thereof, any of the Compression Group Entities, any governing body thereof or ETP Accounting Firm shall have determined that a restatement of any such financial statements is required, in which case the Marketing Period shall be deemed not to commence until such restatement has been completed or such Contributor Party, Compression Group Entity or ETP Accounting Firm, as applicable, has determined and confirmed in writing to Acquiror that no restatement shall be required in accordance with GAAP and (b) (i) the Marketing Period will not commence until on or after January 8, 2018 and (ii) the Marketing Period shall exclude January 15, 2018 and February 19, 2018. If the Contributor Parties reasonably believe (in good faith) that the Marketing Period has commenced, the Contributor Parties may deliver to Acquiror a written notice to that effect (stating when the Contributor Parties believe such period commenced), in which case, the “Marketing Period” shall be deemed to have commenced on the date specified in such notice, unless Acquiror reasonably believes (in good faith) that the Marketing Period has not commenced and within five Business Days after the delivery of such notice by the Contributor Parties, Acquiror delivers a written notice to the Contributor Parties to that effect (stating why the Marketing Period has not commenced and, if applicable, which Required Information has not yet been delivered); provided, that it is understood that the delivery of such written notice from Acquiror shall not prejudice any right on the part of the Contributor Parties to assert that or any determination as to whether the Marketing Period has in fact commenced.

“Material Contracts” shall have the meaning specified in Section 3.16(b).

“Net Working Capital” means (a) total Current Assets minus (b) total Current Liabilities; provided, notwithstanding anything to the contrary in this Agreement, that Defaulted Receivables shall not be included in any calculation of Net Working Capital.

“Net Working Capital Deficiency” means the amount (if any) by which the Net Working Capital Threshold exceeds the Closing Date Net Working Capital.

“Net Working Capital Surplus” means the amount (if any) by which the Closing Date Net Working Capital exceeds the Net Working Capital Threshold.

“Net Working Capital Threshold” means $30,000,000.

“NYSE” shall have the meaning specified in Section 4.22.

“Objection Notice” has the meaning specified in Section 2.4(b).

“Operational Employees” means those Subject Employees set forth on Schedule 5.18(a) as “Operational Employees,” together with any persons who become employed by an employing Affiliate of ETP as a Subject Employee prior to the Closing in accordance with Section 5.2, in each case other than Executive/Sales Employees or Operational Support Employees, as reasonably determined by ETP in consultation with Acquiror.

“Operational Support Employees” means those Subject Employees set forth on Schedule 5.18(a) as “Operational Support Employees,” together with any persons who become employed by an employing Affiliate of ETP as a Subject Employee prior to the Closing in accordance with Section 5.2, and whose job functions in connection with operating and managing the Compression Business consist primarily of operational support, as reasonably determined by ETP in consultation with Acquiror.

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” shall have the meaning specified in Section 8.1(e).

“Owned Real Property” shall have the meaning specified in Section 3.18(a).

“Party” means, as applicable, Acquiror, each of the Contributor Parties and, solely for purposes of Section 5.18(b), Section 10.1 and Section 10.5, ETE.

“Permits” shall have the meaning specified in Section 3.9(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such

Person and its Subsidiaries, which do not materially impair the value or materially affect the continued use of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; and (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially affect the continued use of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Phantom Unit Award Agreement” shall have the meaning specified in Section 5.3(b)(vi).

“Phantom Units” means any phantom unit that entitles the holder to receive Acquiror Common Units (including corresponding distribution rights) and/or cash that was granted pursuant to the Acquiror LTIP.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Purchase Agreement” means that certain Series A Preferred Unit and Warrant Purchase Agreement, dated as of the date hereof, by and among Acquiror GP and the Purchasers Party Thereto, relating to the purchase and sale of Acquiror’s Series A Preferred Units and Warrant Exercise Units.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price Adjustment Amount” means an amount (which may be a negative number) equal to (a) the Closing Date Cash, minus (b) the Closing Date Debt, plus (c) any Net Working Capital Surplus and minus (d) any Net Working Capital Deficiency; provided, that there shall be no adjustment for any Net Working Capital Surplus unless the Closing Date Net Working Capital exceeds the High Net Working Capital Threshold, in which case the amount of such adjustment shall be limited to the amount by which the Closing Date Net Working Capital exceeds the High Net Working Capital Threshold; and provided, further, that there shall be no adjustment for any Net Working Capital Deficiency unless the Closing Date Net Working Capital is less than the Low Net Working Capital Threshold, in which case the amount of such adjustment shall be limited to the absolute amount by which the Closing Date Net Working Capital is less than the Low Net Working Capital Threshold.

“Purchasers” shall have the meaning specified in the recitals.

“Qualifying Offer” shall have the meaning specified in Section 5.18(a).

“Qualifying Termination” shall have the meaning specified in Section 5.18(d).

“Real Property” means together, the Owned Real Property and the Leased Real Property.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Compression Group Entities, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registration Rights Agreement” shall have the meaning specified in Section 2.3(a)(vii).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing.

“Remedial Action” shall have the meaning specified in Section 5.1(b).

“Representatives” means a Party’s counsel, financial advisors, auditors and other authorized representatives.

“Required Employment Information” shall have the meaning set forth in Section 5.18(a).

“Required Information” shall have the meaning set forth in Section 5.15(b).

“Resigning Directors and Officers” shall have the meaning specified in Section 5.7.

“Restricted Party” means the Contributor Parties.

“Restructuring Agreement” shall have the meaning specified in the recitals.

“Retained Employment-Related Liabilities” shall mean all Liabilities and Losses that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Contributor Employee Benefit Plan; (b) any Employee Benefit Plan sponsored, maintained or contributed to, or otherwise obligated to be contributed to, by any Compression Group Entity at any time on or prior to the Closing, or under which any Compression Group Entity has a Liability at any time on or prior to the Closing; (c) any Controlled Group Liability of the Compression Group Entities in existence as of immediately prior to the Closing that would otherwise be Acquiror’s Liability at any time following the Closing Date; and (d) the employment or engagement of any Subject Employee prior to the Closing Date.

“Retained Names and Marks” shall have the meaning specified in Section 5.9(a).

“Review Period” shall have the meaning specified in Section 2.4(b).

“Scheduled Leases” shall have the meaning specified in Section 3.18(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Severance Plan” shall have the meaning specified in Section 5.18(d).

“Severance Release” shall have the meaning specified in Section 5.18(e).

“Special Financial Statements” shall have the meaning specified in Section 5.14(a).

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subject Employees” mean all persons employed by an employing Affiliate of ETP that are primarily engaged in operating and managing the Compression Business.

“Subject Interests” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Tangible Personal Property” shall have the meaning specified in Section 3.18(d).

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the Compression Group Entities.

“Third Party Claim” shall have the meaning specified in Section 7.4(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and or other information similar to any of the foregoing, whether or not patentable.

“Transaction Debt” shall have the meaning specified in Section 2.6(b).

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Acquiror Amended Partnership Agreement, the Assignment of Interests, the Transition Services Agreement, the Registration Rights Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement, the GP Purchase Agreement, the Restructuring Agreement and the Preferred Purchase Agreement

“Transfer Taxes” shall have the meaning specified in Section 5.12(a).

“Transferred Employee” shall have the meaning specified in Section 5.18(a).

“Transition Services Agreement” shall have the meaning specified in Section 2.3(a)(vi).

“Transition Service Period” shall mean the term of the Transition Services Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unaudited Financial Statements” means the Unaudited Yearly Financial Statements and the Unaudited Interim Financial Statements.

“Unaudited Interim Financial Statements” means the unaudited combined balance sheet of the Compression Group Entities as of September 30, 2017 and 2016 and the related unaudited combined statements of income, changes in owners’ equity and cash flows for the nine months ended September 30, 2017 and 2016.

“Unaudited Yearly Financial Statements” means an unaudited combined balance sheet of the Compression Group Entities as of December 31, 2016 and 2015 and the related unaudited combined statements of income, changes in owners’ equity and cash flows for the years ended December 31, 2016, 2015 and 2014.

“USAC Holdings” shall have the meaning specified in the recitals.

“WARN” shall have the meaning specified in Section 4.14(f).

EXHIBIT B

FORM OF

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF USA COMPRESSION PARTNERS, LP

[See attached]

B - 1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

of

USA COMPRESSION PARTNERS, LP

A Delaware limited partnership

Dated as of [●], 2018

i

Exhibit A	-	Certificate Evidencing Common Units Representing Limited Partner Interests in USA Compression Partners, LP

Exhibit B	-	Restrictions on Transfer of Series A Preferred Units

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, dated as of [●], 2018, is entered into by and among USA Compression GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2013 (the “2013 Agreement”);

WHEREAS, the Partnership has entered into a Contribution Agreement, dated as of January 15, 2018 (the “CDM Contribution Agreement”), among the Partnership, ETP, Energy Transfer Partners GP, L.P., ETC Compression, LLC and solely for purposes of Section 5.18(b) and Section 10.1 thereof, ETE, pursuant to which, among other things, ETC Compression, LLC will contribute all of the outstanding limited liability company interests in CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company, to the Partnership, in exchange for a combination of cash, Common Units and units of a new class of Partnership Interest to be designated as “Class B Units” with the rights and privileges and such other terms as are set forth in this Agreement;

WHEREAS, the General Partner has determined that the creation of the Class B Units (as defined below) will be in the best interests of the Partnership;

WHEREAS, the issuance of the Class B Units complies with the requirements of the 2013 Agreement;

WHEREAS, the Partnership, the General Partner and ETE have entered into that certain Equity Restructuring Agreement, dated as of January 15, 2018 (the “Equity Restructuring Agreement”), pursuant to which (i) all of the outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) will be cancelled and (ii) the General Partner Interest (as defined in the 2013 Agreement) will be converted into a non-economic general partner interest in the Partnership, and in exchange, the Partnership will issue a total of [8,000,000] Common Units to the General Partner;

WHEREAS, the transactions contemplated by the Equity Restructuring Agreement are conditional upon, and shall be effective immediately following, the transactions contemplated by the Contribution Agreement;

WHEREAS, pursuant to the Equity Restructuring Agreement, the 2013 Agreement is required to be amended to reflect the cancellation of the Incentive Distribution Rights and the conversion of the General Partner Interest into a non-economic general partner interest; and

WHEREAS, the General Partner desires to amend and restate the 2013 Agreement in its entirety to provide for (i) a new class of convertible preferred securities, (ii) a new class of warrants (iii) the Class B Units, (iv) the creation of the non-economic General Partner Interest and (v) such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such securities and/or do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2013 Agreement, pursuant to its authority under Section 13.1 of the 2013 Agreement, to provide, in its entirety, as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2013 Agreement” is defined in the recitals of this Agreement.

[“2018 Senior Unsecured Notes” means senior unsecured notes issued by the Partnership on or prior to the one year anniversary of the Series A Issuance Date, the proceeds of which are used to repay the Bridge Loan.]1

“2018 Warrants” means the warrants to purchase Common Units issued pursuant to the Series A Purchase Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing or expanding, for a period exceeding the short-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions

[1]	Note to Draft: To be removed if the senior unsecured notes are issued prior to closing.

of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, with respect to any Person that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Person or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such first Person. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.12 or distributions to the holders of Common Units in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Board Representation Agreement” means that certain Board Representation Agreement dated as of the date hereof, by and among ETE, the Partnership, the General Partner and [●].

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

[“Bridge Loan” means the “Bridge Loan” as defined in the Series A Purchase Agreement.]2

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

[2]	Note to Draft: To be removed if the senior unsecured notes are issued prior to closing.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.13(d)) is defined in Section 7.13(d).

“Class B Conversion Date” is defined in Section 5.13(b).

“Class B Unit” means a Partnership Interest having the rights and obligations specified with respect to Class B Units in this Agreement. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include a Series A Preferred Unit or a Class B Unit, in each case, prior to conversion into a Common Unit pursuant to the terms hereof, or a 2018 Warrant.

“Competitor” means any direct competitor of the Partnership, a substantial portion of whose operating business involves gas compression in the United States (and, for the avoidance of doubt, excluding any Person that is an investment fund, investment account, investment company or other financial sponsor whose primary business involves equity or debt investing) and who is included in the list provided to the Purchasers on the date of execution of the Series A Purchase Agreement, as such list may be supplemented from time to time by the Board of Directors acting in good faith to include additional such competitors; provided that any such supplement is delivered in writing to the Series A Preferred Unitholders.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Consenting Party” or “Consenting Parties” is defined in Section 16.9(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Unit” is defined in Section 6.1(d)(xiii).

“Converted Series A Preferred Unit” is defined in Section 5.12(b)(vi)(D).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Default Effective Date” is defined in Section 5.12(b)(i)(B).

“Deficiency Rate” is defined in Section 5.12(b)(i)(B).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Equity Restructuring Agreement” is defined in the recitals of this Agreement.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Distribution” is defined in Section 6.1(d)(iii).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital

Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions on equity issued to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of cash, property or other assets of the Partnership upon the liquidation or winding-up of the Partnership or otherwise.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

“Holder” as used in Section 7.13, is defined in Section 7.13(a).

“Indebtedness” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects. For the avoidance of doubt, the Series A Preferred Units shall not be treated as Indebtedness.

“Indemnified Persons” is defined in Section 7.13(d).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Unit” means a Common Unit sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Leverage Ratio” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person that is a limited partner of the Partnership upon the effectiveness of this Agreement, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units, Class B Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity and/or operating income of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Ongoing Default Trigger” is defined in Section 5.12(b)(iii)(H).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

(a)    repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)    the sum of (i) $36,600,000, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid on equity issued, other than equity issued on the Closing Date, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the Closing Date, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Other Entity” is defined in Section 14.1.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and such Partnership Interests shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class or group of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, at or prior to such acquisition, the General Partner, acting in its sole discretion, shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that, at or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iv) the Series A Purchasers with respect to their ownership (beneficial or record) of the Series A Preferred Units, Common Units issued upon exercise of the 2018 Warrants or Series A Conversion Units, (v) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class, (vi) the Person or Group who acquired the Class B Units pursuant to the CDM Contribution Agreement with respect to their ownership (beneficial or record) of the Class B Units or Common Units issued upon conversion of Class B Units, or (vii) any Unitholder of a Class B Unit in connection with any vote, consent or approval of the Class B Units as a separate class.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means USA Compression Partners, LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner Interest, a management interest) in the Partnership (but excluding any options, rights, warrants, appreciation rights and phantom or tracking interests relating to an equity interest in the Partnership), including the General Partner Interest, Series A Preferred Units, Class B Units and Common Units.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b) (2) and 1.704-2(d).

“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership, ETE, ETP and/or their respective Affiliates and the common equity of the Partnership or its successor entity remains listed on a National Securities Exchange following such transaction and such transaction does not otherwise constitute a Series A Change of Control; and (ii) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the Partnership, including the GP Contribution or Automatic GP Contribution (each as defined in the Equity Restructuring Agreement).

“Payment Default” is defined in Section 5.12(b)(i)(B).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units (other than with respect to the Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest and a Series A Preferred Unit shall at all times be zero.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or replacement of, or the proceeds of which are used to refinance, any other Indebtedness or Indebtedness representing the extension, refinancing, or renewal thereof (the “Refinanced Indebtedness”); provided that: (a) if such Refinanced Indebtedness is in the form of either an asset based loan or a revolving based loan, then such New Debt is in the form of either an asset based loan or a revolving based loan and a majority of the lenders thereunder are commercial banks; (b) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any reasonable fees and expenses, including reasonable premiums, related to such exchange or refinancing; (c) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness; (d) such New Debt contains covenants, events of default, guarantees and other terms which (i) (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness) are “market” terms as determined on the date of issuance or incurrence and (ii) do not impose any covenants or other restrictions that would limit the Partnership’s ability to pay Series A Quarterly Distributions to an extent more restrictive than those covenants and restrictions contained in the Revolving Credit Agreement; and (e) if such Refinanced Indebtedness is in a form other than an asset based loan or revolving based loan, then the all-in-yield associated with such New Debt is not in excess of 3.0% higher than the all-in-yield of such Refinanced Indebtedness.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-174803) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Revolving Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013, among the Partnership, as a guarantor, USA Compression Partners, LLC and USAC Leasing, LLC, as borrowers, the lenders party thereto from time to time, the guarantors party thereto from time to time, and JPMorgan Chase Bank, N.A., as LC issuer and as agent (as such agreement may be amended, restated, supplemented, or otherwise modified, unless otherwise specified herein).

“Sale Gain” means the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Sale Loss” means the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Change of Control” means the occurrence of any of the following:

(a)    the acquisition, directly or indirectly (including by merger, consolidation, conversion, business combination or otherwise), of 50% or more of the voting interests of the General Partner or, if the Limited Partners are entitled to vote on the election of the directors of the General Partner, more than 50% of the Limited Partner Interests (in each case as measured by voting power rather than the number of shares, units or the like) or the General Partner Interest by a Person or group that is not an Affiliate of ETE or ETP as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors;

(b)    any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership Group;

(c)    the merger of the Partnership into another entity following which the Partnership’s Common Units are no longer publicly traded;

(d)    the removal of the General Partner as general partner of the Partnership by the Limited Partners, except where the successor General Partner is an Affiliate of ETE or ETP; or

(e)     (x) the General Partner, ETP, ETE and their respective Affiliates beneficially owning 80% or more of the Common Units then Outstanding in the aggregate and (y) the aggregate value of all Common Units then Outstanding and listed on a National Securities Exchange that are not beneficially owned by the General Partner, ETP, ETE or their respective Affiliates being less than $300,000,000 (based on the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the date of determination);

provided, however, that, notwithstanding the foregoing, a Partnership Restructuring Event will not be deemed to constitute a Series A Change of Control.

“Series A Change of Control Notice” is defined in Section 5.12(b)(vii)(A).

“Series A Conversion Notice” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Notice Date” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Rate” means, as adjusted pursuant to Section 5.12(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to the Series A Issue Price plus Series A Unpaid Distributions in respect of such Series A Preferred Unit divided by $[●]3 for each Series A Preferred Unit.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Distribution Amount” means an amount per Quarter per Series A Preferred Unit equal to $[24.375]4 [;provided, however, that if (a) on or prior to the one year anniversary of

[3]	Note to Draft: To equal a 17.5% premium to the 30-day Average VWAP of the Common Units as of the trading day preceding the Signing Date of the Contribution Agreement.
[4]	Note to Draft: Represents a rate of return of 9.75% per annum; provided that if the senior unsecured notes are issued prior to closing, such rate will be adjusted upward if, and to the extent that, the all-in-yield associated with the senior unsecured notes issuance exceeds 7.5%, in the aggregate, up to an additional 1.0% (i.e., up to $26.875 per Quarter). If the Distribution Rate is increased pursuant to this footnote, the Deficiency Rate will be proportionally increased.

the Series A Issuance Date, the Partnership issues the 2018 Senior Unsecured Notes and uses all or a portion of the proceeds received with respect thereto to repay the Bridge Loan and the all-in-yield associated with the 2018 Senior Unsecured Notes exceeds 7.5%, or (b) any amounts are outstanding under the Bridge Loan as of the one year anniversary of the Series A Issuance Date and the all-in-yield associated with such outstanding amounts exceeds 7.5%, then, in either case, the amount of the Series A Distribution Amount shall be increased by $0.025 for every basis point by which the weighted average all-in-yield exceeds 7.5%, but in no event shall the Series A Distribution Amount exceed $26.875 (other than in connection with an adjustment pursuant to Section 5.12(b)(i)(B))]5; provided, further that the Series A Distribution Amount may be [further] adjusted pursuant to Section 5.12(b)(i)(B). Notwithstanding the foregoing, the Series A Distribution Amount for the Quarter ending [●], 20186 shall be prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter.

“Series A Distribution Payment Date” is defined in Section 5.12(b)(i)(A).

“Series A Forced Redemption Notice” is defined in Section 5.12(b)(x)(A).

“Series A Forced Redemption Price” is defined in Section 5.12(b)(x)(A).

“Series A Initial Distribution Period” is defined in Section 5.12(b)(i)(A).

“Series A Issuance Date” means [●], 2018.

“Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the

[5]	Note to Draft: If the senior unsecured notes are issued prior to closing, then this bracketed proviso can be removed. If the senior unsecured notes are not issued at or prior to closing, then this bracketed proviso should remain in the draft and will act as a post-closing adjustment to the extent necessary.
[6]	Note to Draft: To be the end of the Quarter in which the Series A Issuance Date occurs.

denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.

“Series A PIK Payment Date” is defined in Section 5.12(b)(i)(D).

“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” is defined in Section 5.12(a).

“Series A Purchase Agreement” means the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement and (b) any Person who subsequently purchases or who is otherwise transferred any Series A Preferred Units issued in accordance with Section 5.12(b)(viii).

“Series A Quarterly Distribution” is defined in Section 5.12(b)(i)(A).

“Series A Redemption Date” is defined in Section 5.12(b)(ix)(B).

“Series A Redemption Notice” is defined in Section 5.12(b)(ix)(A).

“Series A Redemption Price” means a price per Series A Preferred Unit equal to the product of 105% and the sum of (A) the Series A Issue Price, (B) Series A Unpaid Distributions on the applicable Series A Preferred Unit and (C) Series A Partial Period Distributions on the applicable Series A Preferred Unit.

“Series A Required Voting Percentage” means 66 2/3% or more of the outstanding Series A Preferred Units voting separately as a class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Substantially Equivalent Unit” is defined in Section 5.12(b)(vii)(A)(3).

“Series A Unpaid Distributions” is defined in Section 5.12(b)(i)(B).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency)

to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” is defined in Section 7.1(b).

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of January 14, 2013, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Series A Preferred Units, Common Units and Class B Units but shall not include the General Partner Interest or 2018 Warrants.

“Unit Majority” means at least a majority of the Outstanding Common Units and Class B Units, voting as a single class.

“Unitholders” means the Record Holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“USA Compression Holdings” means USA Compression Holdings, LLC, a Delaware limited liability company.

“VWAP” means, per Common Unit on any Trading Day, the per Common Unit volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “USAC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date or on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Board of Directors in a commercially reasonable manner.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.

ORGANIZATION

Section 2.1    Formation. The General Partner and USA Compression Holdings previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the 2013 Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name. The name of the Partnership shall be “USA Compression Partners, LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the

General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity and/or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.

RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any

Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4    Rights of Limited Partners.

(a)    In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act;

(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii)   to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(iv)   to obtain such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c)    Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV.

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1    Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the General Partner on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of the General Partner and the Secretary or any Assistant Secretary of the General Partner or any other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Class B Units are converted into Common Units, the Record Holders of such Class B Units (i) if the Class B Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Class  B Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2     Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)  satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4    Transfer Generally.

(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or Limited Partner and the term “transfer” shall not mean any such disposition.

Section 4.5    Registration and Transfer of Limited Partner Interests.

(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)    The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)    By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited

Partner Interests so transferred to such Person when any such transfer is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) Section 5.12, (v) Section 5.13, (vi) Section 6.4, (vii) Section 6.6, (viii) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (ix) any contractual provisions binding on any Limited Partner and (x) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6    Transfer of the General Partner’s General Partner Interest.

(a)    Subject to Section 4.6(c) below, prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)    Subject to Section 4.6(c) below, on or after December 31, 2022, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of

Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Restrictions on Transfers.

(a)    Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof, other than with respect to Series A Preferred Units as contemplated by Section 5.12(b)(vi) pursuant to which all or some but less than all of the Series A Preferred Units may be convertible into Common Units). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d)    In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Series A Preferred Unit or a Series A Conversion Unit shall be subject to the restrictions imposed by Section 5.12(b)(viii) and Section 6.4, respectively.

(e)    In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Class B Unit or a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 5.13(e) and Section 5.13(f), respectively.

(f)    Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER

WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8    Citizenship Certificates; Non-citizen Assignees.

(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests. As of the date hereof, each of the Series A Purchasers is an Eligible Citizen.

(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.

(a)    If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows.

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    General Partner and Limited Partner Interests; Conversion of General Partner Interest and Cancellation of Incentive Distribution Rights.

(a)    On the date hereof, the General Partner is the sole general partner of the Partnership and the owner of the General Partner Interest (as defined in the 2013 Agreement) and the Incentive Distribution Rights (as defined in the 2013 Agreement).

(b)    Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner Interest (as defined in the 2013 Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic general partner interest in the Partnership. Immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner hereby continues as the general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.

(c)    Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), all outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) are hereby cancelled.

(d)    Pursuant to the Equity Restructuring Agreement and in consideration of the transactions set forth in Section 5.1(b) and Section 5.1(c), immediately following the Closing (as defined in the CDM Contribution Agreement), the Partnership shall issue [8,000,000] Common Units to the General Partner on the date hereof, which issuance is hereby authorized, ratified and approved.

Section 5.2    Contributions by the General Partner and USA Compression Holdings.

(a)    On the Closing Date, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the 2013 Agreement.

(b)    Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Limited Partners.

(a)    On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b)    No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the amount determined pursuant to Section 2.07 of the Series A Purchase Agreement.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    Except as otherwise provided in this Agreement or Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

(vii)    To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)    (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)    Subject to Section 5.13(e), immediately prior to the transfer of a Class B Unit or a Common Unit that has been issued upon conversion of a Class B Unit pursuant to Section 5.13(b) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or Common Units issued upon conversion of Class B Units will (A) first, be allocated to the Class B Units or Common Units issued upon conversion of Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or Common Units issued upon conversion of Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor as part of its Capital Account with respect to its remaining interest in the Partnership. Following any such transfer, the transferee’s Capital Account established with respect to the transferred Class B Units or Common Units issued upon conversion of Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)    (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Partnership Interests pursuant to the Equity Restructuring Agreement, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the issuance of Common Units upon the exercise of a 2018 Warrant or the conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of the exercise of a 2018 Warrant, immediately after such exercise date) or after such conversion (if in connection with the issuance of a Noncompensatory Option) shall be adjusted upward or downward to reflect any Unrealized

Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon such exercise of a 2018 Warrant or conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6    Issuances of Additional Partnership Interests.

(a)    Subject to Section 5.8 and Section 5.12(b)(iv), the Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to the Partnership Interests (including as described in Section 7.5(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests pursuant to this Section 5.6 or Section 7.5(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)    No fractional Units (other than Series A PIK Units) shall be issued by the Partnership.

Section 5.7    [Reserved].

Section 5.8    Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership (including under the terms of the 2018 Warrants), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Except for (i) Common Units to be issued upon conversion of Class B Units, (ii) Common Units to be issued upon conversion of Series A Preferred Units and (iii) Common Units to be issued upon exercise of 2018 Warrants, in each case pursuant to this Agreement, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9    Splits and Combinations.

(a)    Subject to Section 5.9(d) and Section 5.12(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership’s term. Upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class B Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class B Units shall be subdivided into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification plus the total number of Partnership Interests issued in such distribution; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class B Units shall be combined into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination or reclassification; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination or reclassification.

(b)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.11    [Reserved].

Section 5.12    Establishment of Series A Preferred Units.

(a)    General. There is hereby created a class of Units designated as “Series A Perpetual Preferred Units” (such Series A Perpetual Preferred Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.12 and elsewhere in this Agreement.

(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)    Distributions.

(A)    Subject to Section 5.12(b)(i)(B), commencing with the Quarter ending on [March 31], 2018, subject to Section 5.12(b)(i)(C), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). Provided that no Payment Default has occurred and is continuing, with respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to [March 31, 2019]7 (the “Series A Initial Distribution Period”), such Series A Quarterly Distribution shall be paid, as determined by the General Partner, in cash or in a combination of Series A PIK Units and cash; provided, that the portion paid in Series A PIK Units may not exceed 48.72% of the Series A Distribution Amount for such Quarter and the remainder of such Series A Quarterly Distribution Amount shall be paid in cash. For any Quarter ending after the Series A Initial Distribution Period, all Series A Quarterly Distributions shall be paid in cash. If, during the Series A Initial Distribution Period, the General Partner elects to pay a portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the portion of such Series A Quarterly Distribution to be paid in Series A PIK Units, divided by (B) the Series A Issue Price; provided, that with respect to each Series A Quarterly Distribution to be paid in part in Series A PIK Units, the Series A PIK Units will be allocated pro rata among the Series A Preferred Unitholders. Each Series A Quarterly Distribution shall be due and payable quarterly by no later than 60 days after the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.12(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.12(b)(i)(C), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3. All Series A Quarterly Distributions payable by the Partnership pursuant to this Section 5.12(b) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A) when due for any Quarter (a “Payment Default”), then (1) the amount of such unpaid Series A Distribution Amount (on a per Series A Preferred Unit basis, including any distributions accrued and unpaid at the

[7]	Note to Draft: To be quarter in which closing occurs plus 4 full quarters thereafter.

Deficiency Rate, “Series A Unpaid Distributions”) will accrue and accumulate at the Deficiency Rate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment was due (the “Default Effective Date”), until paid in full in cash (or until the earlier conversion or redemption of the underlying Series A Preferred Units); (2) commencing on the Default Effective Date the Series A Distribution Amount shall be $25.625 [;provided, however, that if (a) on or prior to the one year anniversary of the Series A Issuance Date, the Partnership issues the 2018 Senior Unsecured Notes and uses all or a portion of the proceeds received with respect thereto to repay the Bridge Loan and the all-in-yield associated with the 2018 Senior Unsecured Notes exceeds 7.5%, or (b) any amounts are outstanding under the Bridge Loan as of the one year anniversary of the Series A Issuance Date and the all-in-yield associated with such outstanding amounts exceeds 7.5%, then, in either case, the amount of the Series A Distribution Amount shall be increased by $0.025 for every basis point by which the weighted average all-in-yield exceeds 7.5%, but in no event shall the Series A Distribution Amount exceed $28.125]8 (such amount, as applicable, the “Deficiency Rate”), until such time as all Series A Unpaid Distributions are paid in full in cash; and (3) from and after the Default Effective Date and continuing until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C)    Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders as of a Record Date preceding such conversion, the Record Holder as of such Record Date of such Series A Preferred Unit shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date on or following the date of such conversion, the Record Holder as of such Record Date of the Common Units into which such Series A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such

[8]	Note to Draft: To be included if the senior unsecured notes are not issued at or prior to closing.

Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(B) shall continue to apply.

(D)    When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.12, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.12(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(E)    For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit in an amount equal to the Series A Issue Price of the Series A PIK Unit issued in payment of the Series A Quarterly Distribution, which deemed payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code, and (ii) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Unit an amount of cash equal to the Series A Issue Price.

(F)    On or prior to each Series A Distribution Payment Date, the General Partner shall determine whether the Leverage Ratio determined as of the last day of the preceding Quarter exceeded 6.5x and if the General Partner determines that the Leverage Ratio did exceed 6.5x as of such date, the General Partner shall, within five (5) Business Days thereafter, deliver a written notice to each Series A Preferred Unitholder stating the General Partner’s determination of the Leverage Ratio as of such date.

(ii)    Issuance of the Series A Preferred Units. The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership on the date hereof pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii)    Voting Rights.

(A)    Except as provided in this Section 5.12, the Outstanding Series A Preferred Units shall have no voting, consent or approval rights.

(B)    Except as provided in Section 5.12(b)(iii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (in either case, including by merger or otherwise) that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units; provided, however, that the General Partner may, in its sole discretion and without any vote of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under this Section 5.12(b)(iii)), amend this Agreement to change the distribution provisions of the Series A Preferred Units solely to provide for monthly distribution payments by the Partnership to the Series A Preferred Unitholders. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(1)    reduce the Series A Distribution Amount or the Deficiency Rate, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any Series A Unpaid Distributions or any interest accrued thereon (including any Series A Unpaid Distributions, Series A Partial Period Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(2)    reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3)    make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)    Notwithstanding anything to the contrary in this Section 5.12(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control to the extent in compliance with Section 5.12(b)(vii) or Partnership Restructuring Event.

(D)    Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus (other than on account of the Series A Distribution Amount) without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(E)    The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, incur (or permit any of its Subsidiaries to incur) Indebtedness if, after giving pro forma effect to such incurrence, the Leverage Ratio determined as of the last day of the most recently ended fiscal quarter for which financial statements have been prepared, would exceed 6.5x; except: (a) Indebtedness the net cash proceeds of which are promptly used to redeem in full in cash all issued and outstanding Series A Preferred Units; (b) Indebtedness constituting Permitted Refinancing Indebtedness; (c) surety and performance bonds in the ordinary course of business of the Partnership; (d) Indebtedness among the Partnership and its wholly owned Subsidiaries; (e) other Indebtedness the net cash proceeds of which are less than $10 million in any fiscal year; and (f) Indebtedness incurred pursuant to a customary asset based loan or a revolving based loan (a majority of the lenders of which are commercial banks) to finance (1) capital expenditures for growth projects to the extent such expenditures are being incurred in compliance with a capital budget approved by the Board of Directors that was, at the time of adoption, determined by the Board of Directors in good faith not to result in borrowings that would cause the Leverage Ratio to be in excess of 6.5x at any time during the time period contemplated by such budget or (2) other working capital items incurred in the ordinary course of business; but, with respect to this clause (f)(2), only (i) prior to the date that is six months from the date of incurrence of any Indebtedness that causes the Leverage Ratio to be in excess of 6.5x and (ii) so long as the Partnership is using commercially reasonable efforts during such period to reduce the Leverage Ratio to 6.5x or less.

(F)    The Partnership shall not enter into (1) a merger or other similar transaction (other than a Series A Change of Control) if the Series A Preferred Units will cease to be outstanding and are exchanged for other consideration in such merger or other similar transaction, and such consideration is less than the amount the Series A Preferred Units would otherwise receive if the merger or similar transaction were a Series A Change of Control or (2) a Series A Change of Control except in compliance with Section 5.12(b)(vii), including, with respect to each Series A Preferred Unitholder that elects to be treated in accordance with Section 5.12(b)(vi)(A)(2), payment of the cash amount to be paid to such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A)(2) as and when provided by such Section.

(G)    To the fullest extent permitted by law, the Partnership shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clauses (1)-(3) of this Section 5.12(b)(iii)(G); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties.

(H)    If a Payment Default occurs and is continuing on the first day of the third quarter following the applicable Default Effective Date (e.g. if a Default Effective Date occurred on January 1, October 1) (an “Ongoing Default Trigger”), then from and after such date unless and until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage: (1) incur any additional Indebtedness in excess of $25.0 million (except Indebtedness incurred in the ordinary course of business of the Partnership consistent with past practice, including borrowings under the Revolving Credit Agreement or any other revolving credit agreement of the Partnership or its Subsidiaries, pursuant to surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing); (2) acquire any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million; or (3) sell any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million.

(iv)    No Series A Senior Securities; Series A Parity Securities. Other than issuances of Series A PIK Units, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of this Agreement to create any class of Series A Senior Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of this Agreement to create any class of Series A Parity Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Parity Securities) or Series A Preferred Units. Subject to Section 5.12(b)(vi)(E), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units, issue the Series A PIK Units contemplated by this Agreement or create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(v)    Legends. Each book entry evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the form set forth in Exhibit B.

(vi)    Conversion.

(A)    The Series A Preferred Units will become convertible, at the option of the Series A Preferred Unitholders, into Common Units as follows:

(1)    from and after [●], 2021, 33 1/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible;

(2)    from and after [●], 2022, 66 2/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible; and

(3)    from and after [●], 2023, all of the Series A Preferred Units shall be convertible; provided, that,

(4)    notwithstanding the foregoing, if an Ongoing Default Trigger occurs at any time, from and after the occurrence of such Ongoing Default Trigger, all of the issued and Outstanding Series A Preferred Units shall be convertible;

in each case, at any time, and from time to time, in whole or in part, subject to this Section 5.12(b)(vi). The conversion rights in the preceding sentence shall be allocated proportionally among the Record Holders of the Series A Preferred Units at the time the Series A Preferred Units become convertible. Any transfer of Series A Preferred Units after [●], 2021 shall be deemed to include proportional amounts of convertible and non-convertible Series A Preferred Units, unless otherwise agreed upon by the transferring Series A Preferred Unitholder and their respective transferees; provided, that the transferring Series A Preferred Unitholder shall notify the Partnership in writing of any non-proportional transfer, including the amount of convertible and non-convertible Series A Preferred Units transferred and the name(s) of the transferees.

(B)    Conversion Notice. A Series A Preferred Unitholder may exercise its right to convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(vi)(A) by delivering written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units held by such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A), the number of Series A Preferred Units held by such Series A Preferred Unitholder to be converted and the Person to whom such Common Units should be issued; provided that a Series A Preferred Unitholder may not deliver more than one Series A Conversion Notice per Quarter.

(C)    Timing; Conversion. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership in accordance with Section 5.12(b)(vi)(B), then, no later than five Business Days after the Series A Conversion Notice Date, the Partnership shall (1) issue to the applicable Series A Preferred Unitholder (or its designated recipient(s)) a number of Series A Conversion Units equal to (x) the number of Series A Preferred Units designated to be converted in such Series A Conversion Notice, multiplied by (y) the Series A Conversion Rate as of such date and (2) instruct, and use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(D)    If a Series A Preferred Unit is converted pursuant to Section 5.12(b)(vi)(C) (a “Converted Series A Preferred Unit”), immediately upon the issuance of Series A Conversion Units pursuant to Section 5.12(b)(vi)(C) with respect to the conversion of such Converted Series A Preferred Unit, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Series A Conversion Units, and all rights of the applicable Series A Preferred Unitholder with respect to such Converted Series A Preferred Unit shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C).    Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(vi) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid as an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).

(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, other than in connection with a Series A Change of Control (which shall be governed by Section 5.12(b)(vii)), (vi) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (vi), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a

Subsidiary or other business unit, then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (v) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and the Series A Conversion Rate and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.12(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.12(b)(vi), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.12(b)(vi)(E) as a result of any of the following:

(1)    any cash distributions made to holders of the Common Units (unless made in breach of Section 5.12(b)(i)(B));

(2)    any issuance of Partnership Interests in exchange for cash, including pursuant to any distribution reinvestment plan;

(3)    any grant of Common Units or options, warrants, rights or other equity interests to purchase or receive Common Units or the issuance of Common

Units upon the exercise or vesting of any such options, warrants, rights or other equity interests in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4)    any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) the closing of any acquisition by the Partnership of assets or equity interests of ETE, ETP or any of their respective Affiliates, (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, or (iv) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the Partnership, to the extent any such transaction set forth in clause (i), (ii), (iii) or (iv) above is validly approved by the General Partner;

(5)    the issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities;

(6)    the issuance of Common Units upon conversion of the Class B Units; or

(7)    the issuance of Common Units upon exercise of the 2018 Warrants.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Notwithstanding anything to the contrary in Section 5.12(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate shall be made with respect to any distribution or other transaction described in Section 5.12(b)(v)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vii)    Series A Change of Control.

(A)    Within 5 Business Days following execution of definitive agreements relating to a Series A Change of Control, and at least 15 Business Days prior to consummating such Series A Change of Control, the Partnership shall deliver written notice (a “Series A Change of Control Notice”) of such Series A Change of Control (including a summary of all material terms and copies of the definitive agreements relating thereto) to each Series A Preferred Unitholder. Within 10 Business Days following delivery of a Series A Change of Control Notice, each Series A Preferred Unitholder shall deliver a written notice to the Partnership electing one of sub-clauses (1), (2) or (3) below; provided, that if a Series A Preferred Unitholder fails to timely deliver written notice of such election to the Partnership, such Series A Preferred Unitholder shall be deemed to have elected the option set forth in sub-clause (1) below. Each Series A Preferred Unitholder shall be entitled to elect (subject to the proviso of the preceding sentence, and, in each case, subject to the consummation of the applicable Series A Change of Control) to:

(1)    effective immediately prior to the consummation of such Series A Change of Control, convert all, but not less than all, of the Outstanding Series A Preferred Units held by such Series A Preferred Unitholder into Common Units, at the then-applicable Series A Conversion Rate;

(2)    require the Partnership to redeem all of the Series A Preferred Units held by such Series A Preferred Unitholder as of the consummation of such Series A Change of Control for an amount in cash, per Series A Preferred Unit, equal to the sum of (A) the Series A Redemption Price per Series A Preferred Unit (excluding, for this purpose, any Series A Partial Period Distributions), plus (B) (x) the Series A Distribution Amount multiplied by (y) the number of Quarters ending after the consummation of such Series A Change of Control and prior to (but including) [●], 20229, plus (C) $[●]10. If any Series A Preferred Unitholders elect this sub-clause (2) with respect to the Series A Preferred Units held by such Series A Preferred Unitholders, then no later than three Trading Days prior to the consummation of the applicable Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of such Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash consideration to the Record Holders of then Outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash immediately prior to the consummation of the related Series A Change of Control. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest. [Notwithstanding anything in this Section 5.12(b)(vii)(A)(2) to the contrary, if a redemption pursuant to this Section would cause the Series A Preferred Units to be characterized as “disqualified stock,” “disqualified capital stock” or any similar concept pursuant to the terms of any agreement, document or instrument governing or evidencing any Indebtedness of the Partnership or its Subsidiaries that is, or was originally issued or incurred, in excess of $[10,000,000], the redemption obligation of the Partnership set forth in this

[9]	Note to Draft: To be the fourth anniversary of the date of this Agreement.
[10]	Note to Draft: To be the pro-rated Series A Distribution Amount for the quarter during which the fourth anniversary of the date of this Agreement will occur.

Section 5.12(b)(vii)(A)(2) shall be tolled until the earlier of the date (i) such redemption would comply with a “Restricted Payments” covenant or similar covenant contained in any such agreement, document or instrument, or (ii) the applicable loans and other debt obligations under such agreement, document or instrument are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Series A Change of Control will have expired) prior to such redemption of the Series A Preferred Units and the Partnership will timely comply with any “change of control offer” or similar requirements under the terms of any such agreement, document or instrument, if applicable. For the avoidance of doubt, the preceding proviso shall not be deemed to be a waiver by any Series A Preferred Unitholder of its right to receive from the Partnership and/or its successor the cash payment required by this Section 5.12(b)(vii)(A)(2) in connection with such Series A Change of Control and redemption)]11; or

(3)    if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to such Series A Preferred Unitholder, in exchange for its Series A Preferred Units concurrently with the consummation of such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.12(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to require conversion or redemption of its Series A Preferred Units in the manner contemplated by sub-clause (1) or (2) of this Section 5.12(b)(vii)(A) (at such Series A Preferred Unitholder’s election);

provided, however, that, in connection with a merger of the Partnership with another entity pursuant to which ETE, ETP or one of their respective Affiliates owns more than 50% of the voting interests of such entity (or, if such entity is a partnership, the general partner of such entity), then each Series A Preferred Unitholder may only select between the options specified in Section 5.12(b)(vii)(A)(1) or Section 5.12(b)(vii)(A)(2).

(viii)    Series A Preferred Unit Transfer Restrictions.

[11]	Note to Draft: Subject to review of the terms of the senior notes.

(A)    Notwithstanding any other provision of this Section 5.12(b)(viii) (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 5.12(b)(viii)(B)(4)), but otherwise subject to compliance with this Agreement including Section 4.7, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.

(B)    Without the prior written consent of the Partnership, except as specifically provided in the Series A Purchase Agreement or this Agreement, each Series A Purchaser shall not, (1) during the period commencing on the Series A Issuance Date and ending on [●], 2019, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (2) during the period commencing on the Series A Issuance Date and ending on [●], 2020, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units or Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (3) transfer any Series A Preferred Units to any Competitor of the Partnership, (4) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in subclauses (1) – (4) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (5) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may make a bona fide pledge of all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or representative of, such Series A Preferred Unitholder, and a foreclosure by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Section 5.12(b)(viii), subject to compliance with subclauses (4) and (5) above. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.12(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.12(b)(viii)(B). For the avoidance of doubt, subject to subclauses (4)

and (5) above, in no way does this Section 5.12(b)(viii)(B) prohibit changes in the composition of any Series A Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder among such Series A Preferred Unitholder, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Series A Preferred Unitholder.

(C)    Subject to Section 4.7, following [●], 2019, the Series A Preferred Unitholders may freely transfer Series A Preferred Units, subject to compliance with applicable securities laws and this Agreement; provided, however, that this Section 5.12(b)(viii)(C) shall not eliminate, modify or reduce the obligations set forth in subclauses (2), (3) ,(4) or (5) of Section 5.12(b)(viii)(B).

(ix)    Optional Redemption.

(A)    On and after [●], 2023, the Partnership shall have the option, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Redemption Notice”) to the Series A Preferred Unitholders, to redeem all or any portion of the Series A Preferred Units then Outstanding for a redemption price in cash equal to the Series A Redemption Price per Series A Preferred Unit; provided that any such redemption shall be for an aggregate value of at least $25 million or for all remaining Series A Preferred Units. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, any such redemption shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis (as nearly as practicable without creating fractional Units) or on such other basis as may be agreed upon by the Series A Preferred Unitholders.

(B)     Each date fixed for redemption pursuant to this Section 5.12(b)(ix) or Section 5.12(b)(x) is referred to as a “Series A Redemption Date.” A Series A Redemption Notice will be irrevocable and will be delivered by the Partnership not less than 30 days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such Series A Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all the outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the percentage of Series A Preferred Units that will be redeemed. The Series A Redemption Notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units. Upon the redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(C)     Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), the Partnership shall pay to each Series A Preferred Unitholder an amount in cash equal to the number of Series A Preferred Units being redeemed from such Series A Preferred Unitholder, multiplied by the Series A Redemption Price by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the Series A Redemption Notice.

(D)    Nothing in this Section 5.12(b)(ix), however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Section 5.12(b)(vi), and the Partnership shall not have any right to redeem Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder delivers a valid Series A Conversion Notice with respect to such Series A Preferred Units notwithstanding whether such Series A Preferred Units are the subject of a Series A Redemption Notice; provided that such Series A Conversion Notice is delivered prior to the Series A Redemption Date in respect of such Series A Redemption Notice.

(x)    Forced Redemption.

(A)    On and after [●], 2028, each Series A Preferred Unitholder shall have the right, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Forced Redemption Notice”) to the Partnership, to require the Partnership to redeem all or a portion of the Series A Preferred Units then held by such Series A Preferred Unitholder for an amount equal to, the number of Series A Preferred Units indicated in such Series A Forced Redemption Notice to be redeemed, multiplied by the sum of (1) the Series A Issue Price, (2) Series A Unpaid Distributions on such Series A Preferred Unit and (3) Series A Partial Period Distributions on such Series A Preferred Unit (the “Series A Forced Redemption Price”); provided that any such redemption shall be for no less than the greater of (x) Series A Preferred Units with a Series A Forced Redemption Price of at least $25 million (taking into account the aggregate number of Series A Preferred Units that are subject to Series A Forced Redemption Notices delivered on the same day, regardless of whether from the same or multiple Series A Preferred Unitholders) and (y) all of the Series A Preferred Units held by the Series A Preferred Unitholder delivering such Series A Forced Redemption Notice. If a Series A Preferred Unitholder exercises its redemption right pursuant to this Section 5.12(b)(x), the Partnership may elect to pay up to 50% of the Series A Forced Redemption Price in Common Units; provided, however, that the number of Common Units issued pursuant to this Section 5.12(b)(x)(A) with respect to the payment of any Series A Forced

Redemption Price may not exceed the number of Common Units as would cause the aggregate number of Common Units issued pursuant to this Section 5.12(b)(x)(A) to exceed 15.0% of the total number of issued and outstanding Common Units as of such Series A Redemption Date (including, for the avoidance of doubt, the Common Units to be issued on such Series A Redemption Date). If the Partnership elects to pay any portion of the Series A Forced Redemption Price in Common Units pursuant to this Section 5.12(b)(x), then the number of Common Units to be issued shall equal the amount of such Series A Forced Redemption Price to be paid in Common Units, divided by the product of (x) 93% and (y) the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the Series A Redemption Date; provided, that if such calculation results in a fraction of a Common Unit being payable, the number of Common Units to be issued shall be rounded down to the nearest whole Common Unit with the remainder being paid in cash.

(B)    A Series A Forced Redemption Notice will be irrevocable and will be provided by the Series A Preferred Unitholder to the Partnership not less than 30 days prior to the Series A Redemption Date. In addition to any information required by applicable law, such Series A Forced Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Forced Redemption Price; (3) the wire instructions of the Series A Preferred Unitholder; and (4) the aggregate amount of Series A Preferred Units to be redeemed.

(C)     Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(x), the Partnership shall pay the cash portion of the Series A Forced Redemption Price to the applicable Series A Preferred Unitholder by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in the Series A Forced Redemption Notice.

(D)    If the Partnership elects to pay a portion of the Series A Forced Redemption Price in Common Units in accordance with Section 5.12(b)(x)(A), the Partnership shall issue the applicable Common Units on the applicable Series A Redemption Date. On the Series A Redemption Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issuable upon redemption to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(E)    Immediately upon the issuance of Common Units as a result of any redemption of Series A Preferred Units, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Common Units, and all rights of the applicable Series A Preferred Unitholder with respect to such redeemed Series A Preferred Units shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C). Fractional Common Units shall not be issued to any Person pursuant to this

Section 5.12(b)(x)(E) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Redemption Date).

(xi)    Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof. The Partnership shall keep authorized and unissued and free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Series A Conversion Units to the extent provided in, and in accordance with, this Section 5.12.

(xii)    Notices. The Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

(c)    Each Series A Preferred Holder acknowledges and agrees to Section [4(k)] of the Board Representation Agreement.

Section 5.13    Establishment of Class B Units.

(a)    There is hereby created a series of Units to be designated as “Class B Units,” consisting of a total of [●] Class B Units and having the terms and conditions set forth herein.

(b)     Conversion of Class B Units.

(i)    On the next Business Day succeeding the Record Date attributable to the Quarter ending [March 31, 2019] (such date, the “Class B Conversion Date”), each Class B Unit shall automatically be converted into one Common Unit. Upon conversion, the rights of the holder of such Class B Units as holder of Class B Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Limited Partner and shall have the right to receive Common Units from the Partnership in conversion for such Class B Units in accordance with this Section 5.13(b), and such Class B Units shall upon the Class B Conversion Date be deemed to be transferred to, and cancelled by, the Partnership.

(ii)    Each Class B Unit shall automatically be converted into one Common Unit if the General Partner is removed pursuant to Section 11.2.

(iii)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class B Units. However, the holder of such Common Units shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the name of the holder of such Class B Unit. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)    The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(b).

(v)    All Common Units delivered upon conversion of the Class B Units shall be newly issued, shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(vi)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class B Units to the extent permitted or required by the rules of such exchange or market.

(vii)    Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class B Units any rights as a creditor in respect solely of its right to conversion.

(c)    The Class B Units shall be entitled to receive allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1.

(d)    The holder of a Class B Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder, except with respect to the right to participate in distributions made prior to the Class B Conversion Date with respect to Common Units; provided, however, that immediately upon the conversion of a Class B Unit into a Common Unit pursuant to this Section 5.13, the Unitholder holding such Common Unit issued upon conversion of Class B Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such Common Unit issued upon conversion of Class B Units, including the right to participate in distributions made with respect to Common Units; provided, however, that such Common Units issued upon conversion of Class B Units shall remain subject to the provisions of Section 5.5(c), Section 5.13(e), Section 5.13(f) and Section 6.1(d)(x).

(e)    A Unitholder shall not be permitted to transfer a Class B Unit or a Common Unit issued upon conversion of a Class B Unit pursuant to this Section 5.13 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account after giving effect to the allocation under Section 5.5(c) would be negative.

(f)    A Unitholder holding Common Units issued upon conversion of Class B Units pursuant to this Section 5.13 shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 5.13(f), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units issued upon conversion of Class B Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(c)(ii) or Section 6.1(d)(x) will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(g)    The Class B Units will have such voting rights pursuant to this Agreement as such Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.

(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)    First, to the General Partner until the aggregate amount of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and

(ii)    The balance, if any, to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)    First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, to the Unitholders (other than the Series A Preferred Unitholders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;

(iii)    Third, to the Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and

(iv)    Fourth, the balance, if any, 100% to the General Partner;

(c)    [Reserved].

(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)    Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.

(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Economic Uniformity; Changes in Law.

(A)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(A) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(B)    With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending before the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(C)    With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Common Unit issued upon conversion of Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(xi)    Allocations with Respect to Series A Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations):

(A)    Items of Partnership gross income and gain for the taxable period shall be allocated to the holders of Series A Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (1) the Series A Issue Price with respect to such holder’s Series A Preferred Units, over (2) such holder’s existing Capital Account balance in respect of such Series A Preferred Units, until the Capital Account balance of each such holder in respect of its Series A Preferred Units is equal to the Series A Issue Price with respect to such holder’s Series A Preferred Units.

(B)    Items of Partnership gross income shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C)    If (A) prior to the conversion of the last Outstanding Series A Preferred Unit (i) the Liquidation Date occurs or (ii) Sale Gain or Sale Loss is recognized, and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. If (i) the Liquidation Date occurs or Sale Gain or Sale Loss is recognized on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xii)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations and other than Section 6.1(d)(xi), the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required

Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)    Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d), immediately after the exercise of a 2018 Warrant or the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a noncompensatory option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(d).

(xiv)    [Reserved].

(xv)    Special Allocation in Connection with Equity Restructuring Agreement. Notwithstanding any other provision of this Section 6.1, the General Partner shall have the discretion to allocate income, gain, loss and deduction for the taxable year that includes the closing date of the Equity Restructuring Agreement in a manner which is reasonably determined to result in each Unit (including the Units issued pursuant to the Equity Restructuring Agreement) having the same Per Unit Capital Amount.

Section 6.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)    Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Series A Preferred Unitholders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed first to the Series A Preferred Unitholders in accordance with Section 5.12, and the balance in accordance with this Article VI by the Partnership to Partners, Pro Rata, as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and any other applicable law.

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d)    The Partnership shall not make any distribution of Available Cash or other property of the Partnership to holders of Class B Units pursuant to Section 6.3(a) prior to the Class B Conversion Date.

(e)    Notwithstanding Section 6.3(a), but subject to Sections 17-607 and 17-804 of the Delaware Act, (i) the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution, (ii) such distributions shall not be subject to, or considered as distributions under, Section 5.12(b)(i)(B), Section 6.1(d)(iii), or the second and third sentences of Section 6.3(a) and (iii) notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)), no Partner shall receive an allocation of income (including gross income) or gain as a result of receiving a distribution provided for in this Section 6.3(e).

Section 6.4    Special Provisions Relating to Series A Preferred Units.

(a)    Subject to any applicable transfer restrictions in Section 4.7 or Section 5.12(b)(viii), the holder of a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless, with respect to a transfer of a Series A Conversion Unit, by virtue of the application of Section 5.5(d) or Section 6.1(d)(xiii), the Partnership has previously determined, based on the advice of counsel, that the transferred Series A Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(d), Section 6.1(d)(xiii) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not be entitled to any distributions other than as provided in Section 5.12 and Article VI.

Section 6.5    Application of Section 6.1 and Section 6.2. With respect to the portion of the taxable year through the date hereof and any prior taxable years, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of the 2013 Agreement. Thereafter, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of this Agreement.

Section 6.6    Special Provisions Relating to 2018 Warrants. A Unitholder holding a Common Unit that has resulted from the exercise of a 2018 Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, provided that in all events such determination shall be made within 5 Business Days of the date of the exercise of a 2018 Warrant. In connection with the condition imposed by this Section 6.6, the General Partner shall act in good faith to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of this Section 6.6; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

ARTICLE VII.

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.12(b)(iii), Section 5.12(b)(iv) and Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests (subject to Section 5.12(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of Partnership cash;

(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)    subject to Section 5.12(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests;

(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement (i) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, the Board of Directors, any committee thereof or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) constitutes a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision is hereby approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4    Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5    Reimbursement of the General Partner.

(a)    Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6    Outside Activities.

(a)    The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.

(b)    Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner or any other Person bound by this Agreement. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)    Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership, all Partners, and all other Persons bound by this Agreement, (ii) it shall not be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

(e)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.8    Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c)    The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any other Group Member’s activities or such Person’s activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this

Section 7.8 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k)    This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 7.9    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee, including any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. To the fullest extent permitted by law, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement waives any and all rights to claim punitive damages or damages based upon the Federal, State or other income taxes paid or payable by any such Limited Partner or other Person.

(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the General Partner nor any other Indemnitee shall be responsible for any misconduct, negligence or wrong doing on the part of any such agent appointed by the General Partner or any such Indemnitee in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, or to any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.10    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner or limited partner) or any of its Affiliates or Associates or any Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or any of its Affiliates or Associates or any Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of holders of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Notwithstanding any other provision of this Agreement or applicable law, if Special Approval is sought or obtained, then it shall be conclusively deemed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b)    Whenever the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate, Associate or Indemnitee of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee, or such Affiliate, Associate or

Indemnitee causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable; provided further, that if the Board of Directors is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee. In any proceeding brought by the Partnership, any Limited Partner or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or inaction, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or inaction was not in good faith.

(c)    Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates or Associates or any Indemnitee causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Limited Partner Interests, it shall be acting in its individual capacity.

(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(f)    Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or in equity, except as expressly set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)    The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

(h)    The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners based on their particular circumstances) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.11    Other Matters Concerning the General Partner.

(a)    The General Partner and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.12    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.13    Registration Rights of the General Partner and its Affiliates.

(a)    If (i) the General Partner or any Affiliate of the General Partner (including, for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner at the Closing Date notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or of an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than four registrations in total pursuant to this Section 7.13(a) and Section 7.13(b), no more than two of which shall be required to be made at any time that the Partnership is not eligible to use Form S-3 (or a comparable form) for the registration under the Securities Act of its securities; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.13(a) or Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.13(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)    If any Holder holds Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Interests specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than four registrations pursuant to Section 7.13(a) and this Section 7.13(b); and provided further, however, that if the Conflicts Committee determines that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.13(a) or this Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.13(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify each Holder that is an Affiliate of the Partnership at the time of such proposal and use all reasonable efforts to include such number or amount of securities held by such Holder in such registration statement as it shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of such Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.13(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and such Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would have a material adverse effect on the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by such Holder that, in the opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the success of the offering. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by such Holder.

(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)    The provisions of Section 7.13(a), Section 7.13(b) and Section 7.13(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.13(d) shall continue in effect thereafter.

(f)    The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.13 may be assigned (but only with all related obligations) by a Holder to a transferee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Partnership Interests with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be bound by and subject to the terms set forth in this Section 7.13.

(g)    Any request to register Partnership Interests pursuant to this Section 7.13 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests and (iv) contain the undertaking of such Person to provide all such information and materials regarding such Person and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.14    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

(a)    As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)    As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)    The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX.

TAX MATTERS

Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends, subject to Section 5.06 of the Series A Purchase Agreement. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement in accordance with Article XIII as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4    Withholding; Tax Payments.

(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X.

ADMISSION OF PARTNERS

Section 10.1    Admission of Limited Partners.

(a)    [Reserved]

(b)    By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any additional or successor Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(c)    The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to, and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI.

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)    the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)    the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)    the General Partner is removed pursuant to Section 11.2;

(iv)    the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)    a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (vi)(B), (vi)(C) or (vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner, manager or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner who shall be admitted as a general partner of the Partnership upon the effective date of such withdrawal. The Person so elected as successor General Partner shall automatically become the successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2    Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (excluding Series A Preferred Units, but including Units held by the General Partner and its

Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ or beneficial owners’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert shall consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner (including an appropriate “control premium”), the value of the General Partner Interest and other factors it may deem relevant.

(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4     [Reserved].

Section 11.5    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII.

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.

Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator. Upon dissolution of the Partnership the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.

(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including the allocation provided for under Section 6.1(d)(xi)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital

Account of the Series A Preferred Units over the Capital Accounts of Series A Junior Securities, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); provided that any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units and Series A Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities.

(d)    If the amount the Series A Preferred Unitholders are entitled to receive with respect to their Series A Preferred Units pursuant to Section 12.4(c) is not equal to the Series A Liquidation Value with respect to such Series A Preferred Units, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership will be reallocated among the Partners until the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units are equal to the Series A Liquidation Value with respect to each such Series A Preferred Unit, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation. In the event the allocations provided for in this Section 12.4(d) do not result in the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units being equal to the aggregate Series A Liquidation Value with respect to such Series A Preferred Units, the Partnership shall, prior to making the liquidating distributions pursuant to Section 12.4(c), pay each such holder of Series A Preferred Units an amount equal to the excess of (i) the aggregate Series A Liquidation Value with respect to such Series A Preferred Units over (ii) the amount to be distributed to such Partner with respect to its Series A Preferred Units pursuant to Section 12.4(c) and such payment shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the winding up of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital

Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII.

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.12(b)(iii)(B), Section 5.12(b)(iv) and Section 5.13(g), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof); provided, however, for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d)(i), the General Partner shall disregard the effect on any class or classes of Partnership Interests that have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to the Partnership Interests pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k)    a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment. The

General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3    Amendment Requirements.

(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than a provision of the Delaware Act that becomes a part of this Agreement by operation of law) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3 or Section 13.1 (this Section 13.3(c) being subject to the General Partner’s authority to unilaterally approve amendments pursuant to Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner or its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or class of Limited Partners specified in this Agreement (including Outstanding Units deemed owned by the General Partner or its Affiliates). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission is signed or transmitted by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units deemed owned by the General Partner or its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote thereon were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Article XIII shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12    Right to Vote and Related Matters.

(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units or the holders thereof shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV.

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts, business trusts, associations, real estate investment trusts, common law trusts or unincorporated businesses or entities, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) (each an “Other Entity”) or convert into any such Other Entity, whether such Other Entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2    Procedure for Merger, Consolidation or Conversion.

(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)    the name, jurisdiction of formation or organization and type of entity of each of the business entities proposing to merge or consolidate;

(ii)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)    the terms and conditions of the proposed merger or consolidation;

(iv)    the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any Other Entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any Other Entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles or certificate of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)    the name of the converting entity and the converted entity;

(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or an Other Entity, or for the cancellation of such equity securities;

(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)    the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain and stated in such certificate of conversion); and

(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners.

(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent or consent by electronic transmission, in any case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the solicitation of written consent or consent by electronic transmission.

(b)    Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)    Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)    Notwithstanding anything else contained in this Article XIV or this Agreement, but subject to Section 5.12(b)(iii) and Section 5.12(b)(vii) the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into an Other Entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4    Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5    Effect of Merger, Consolidation or Conversion.

(a)    At the effective time of the certificate of merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement, except Section 5.12(b)(vii), if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.12(b)(vii)) of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).

(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.1    Addresses and Notices; Written Communications.

(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Sections 10.1(a) or (b) without execution hereof.

Section 16.9    Applicable Law; Forum, Venue and Jurisdiction.

(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)    The Partnership, each Partner, each Record Holder, each other Person who acquires any legal or beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”):

(i)    irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (D) any provision of the Delaware Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction;

(ii)    irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)    irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)    irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9.

Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12    Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

GENERAL PARTNER:

USA COMPRESSION GP, LLC

By:
Name:
Title:

Signature Page to Second Amended and Restated Agreement of Limited Partnership

EXHIBIT A

to the Second Amended and Restated

Agreement of Limited Partnership of

USA Compression Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

USA Compression Partners, LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                  (the “Holder”) is the registered owner of                  Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 100 Congress Avenue, Suite 450, Austin, Texas 78701. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:

Countersigned and Registered by:

[ ]
As Transfer Agent and Registrar

USA Compression Partners, LP

By:	USA Compression GP, LLC

By:
Name:
Title:	Secretary

A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	Custodian

JT TEN — as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

A-3

ASSIGNMENT OF COMMON UNITS OF

USA COMPRESSION PARTNERS, LP

FOR VALUE RECEIVED,                 hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                 Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of USA Compression Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, (Signature) SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-4

EXHIBIT B

to the Second Amended and Restated

Agreement of Limited Partnership of

USA Compression Partners, LP

Restrictions on Transfer of Series A Preferred Units

THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO USA COMPRESSION PARTNERS, LP THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4.5, 4.7 AND 5.12(b)(viii) OF AND ELSEWHERE IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”) AND THE VOTING RESTRICTIONS SET FORTH IN THE DEFINITION OF THE DEFINED TERM “OUTSTANDING” IN THE PARTNERSHIP AGREEMENT.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF USA COMPRESSION PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF).

B-1

EXHIBIT C

FORM OF ASSIGNMENT OF INTERESTS

[See attached]

C - 1

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement, dated as of [●], 2018 (this “Agreement”), is entered into by and between ETC Compression, LLC, a Delaware limited liability company (the “Assignor”), and USA Compression Partners, LP, a Delaware limited partnership (the “Assignee”).

W I T N E S S E T H :

WHEREAS, CDM Resource Management LLC (“CDM Resource”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”) pursuant to a Certificate of Formation of CDM Resource, as filed in the office of the Secretary of State of the State of Delaware on November 28, 2007, and a Limited Liability Company Agreement of CDM Resource Management LLC, dated as of November 28, 2007 (as amended, the “CDM Resource LLC Agreement”);

WHEREAS, CDM Environmental & Technical Services LLC (“CDM E&T” and, together with CDM Resource, the “Acquired Entities”) has been formed as a limited liability company under the Act pursuant to a Certificate of Formation of CDM E&T, as filed in the office of the Secretary of State of the State of Delaware on April 13, 2016, and a Limited Liability Company Agreement of CDM Environmental & Technical Services LLC, dated as of April 14, 2016 (the “CDM E&T LLC Agreement” and, together with the CDM Resource LLC Agreement, the “LLC Agreements”);

WHEREAS, the Assignor is the sole member of each of the Acquired Entities;

WHEREAS, in accordance with that certain Contribution Agreement, dated as of January 15, 2018, by and among Energy Transfer Partners, L.P., a Delaware limited partnership, Energy Transfer Partners GP, L.P., a Delaware limited partnership, the Assignor, the Assignee and, solely for limited purposes set forth therein, Energy Transfer Equity, L.P., a Delaware limited partnership (the “Contribution Agreement”), the Assignor desires to assign, transfer and convey all of its limited liability company interests in each of the Acquired Entities (collectively, the “Interests”) to Assignee, and the Assignor desires to cease to be a member of each of the Acquired Entities;

WHEREAS, the Assignee desires to acquire the Interests presently held by the Assignor, and the Assignee desires to be admitted to each of the Acquired Entities as the sole member of each of the Acquired Entities; and

WHEREAS, to accomplish the foregoing, the undersigned desire to continue each of the Acquired Entities in the manner set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

1. Assignment. Notwithstanding any provision of the LLC Agreements to the contrary, for value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Agreement by the parties hereto, the Assignor does hereby assign, transfer and convey the Interests to the Assignee, free and clear of all Encumbrances (as defined in the Contribution Agreement), except (i) restrictions on transfer arising under applicable securities Laws (as defined in the Contribution Agreement) and (ii) the applicable terms and conditions of the LLC Agreements, as applicable.

2. Admission. Notwithstanding any provision of the LLC Agreements to the contrary, contemporaneously with the assignment described in paragraph 1 of this Agreement, the Assignee shall be admitted to each of the Acquired Entities as the sole member of each of the Acquired Entities and agrees to be bound by all the terms and conditions of the LLC Agreements.

3. Cessation. Notwithstanding any provision of the LLC Agreements to the contrary, immediately following the admission of the Assignee as the sole member of each of the Acquired Entities, the Assignor shall and does hereby cease to be a member of each of the Acquired Entities, and shall thereupon cease to have or exercise any right or power as a member of each of the Acquired Entities.

4. Continuation of the Acquired Entities. Notwithstanding any provision of the LLC Agreements to the contrary, the parties hereto agree that the assignment of the Interests, the admission of the Assignee as the sole member of each of the Acquired Entities and the Assignor ceasing to be a member of each of the Acquired Entities, shall not dissolve either of the Acquired Entities.

5. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of this Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

6. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

ETC Compression, LLC

By:
Name:
Title:

ASSIGNEE:

USA Compression Partners, LP

By:	USA Compression GP, LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

ASSIGNMENT AGREEMENT

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

[See attached]

D - 1

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [___] (the “Effective Date”), is by and among USA Compression Partners, LP, a Delaware limited partnership (“USAC”), CDM Resource Management LLC, a Delaware limited liability company (“CDM Resource”), and CDM Environmental & Technical Services LLC, a Delaware limited liability company (“CDM Environmental” and, together with CDM Resource, the “Compression Group Entities” and, each, a “Compression Group Entity”) and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). USAC, the Compression Group Entities and ETP are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership, ETC Compression, LLC, a Delaware limited liability company, USAC, and solely for purposes of 5.18(b), Section 10.1 and Section 10.5 therein, Energy Transfer Equity, L.P., a Delaware limited partnership entered into a Contribution Agreement dated January 15, 2018 (the “Contribution Agreement”) and agreed as a condition of the Closing of the transactions contemplated thereby to enter into a transition services agreement in a form mutually agreeable to such parties; and

WHEREAS, ETP desires to provide certain transition services to USAC and its Affiliates (as defined herein) and USAC desires to accept such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1    Services to be Provided to USAC.

(a)    ETP shall provide to USAC and its Affiliates the services set forth on Schedule 1.1 (the “Services”), as may be requested by USAC from time to time. If, after the date hereof, USAC desires to amend Schedule 1.1 to provide for the provision of additional Services, Schedule 1.1 may be amended by mutual agreement of the Parties and, in such instance, ETP shall provide such additional services as part of the Services. For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, USAC, on the one hand, and ETP, on the other, shall not be considered Affiliates.

1

(b)    Each Operational Support Employee who performs Services hereunder (each a “Service Employee”) shall be solely employed by ETP or an Affiliate thereof during the period that he or she performs Services, and with respect to such employment during such period, ETP (or such Affiliate) shall be solely responsible, and shall satisfy all obligations, with respect to each Service Employee for: payment of all wages and other compensation, provision of all leaves and benefits, satisfaction of all labor, employment and employee benefits laws, maintenance of all health and welfare insurance (including workers’ compensation insurance), recordkeeping obligations, immigration compliance, and payroll taxes and tax withholdings, in each case, during the period that such Service Employee performs Services. USAC and its Affiliates shall have no right or authority to terminate any Service Employee’s employment with ETP (or an Affiliate thereof) during the term of this Agreement.

(c)    In providing the Services, ETP shall comply with all applicable Laws and shall ensure that all Service Employees have all required licenses and certifications, and shall use commercially reasonable efforts to ensure all Service Employees have all required training. ETP shall perform the Services with the same quality of workmanship, professionalism and standards, as such services were performed by ETP and its Affiliates immediately prior to the Effective Date, in all material respects.

Section 1.2    Service Coordinators. ETP and USAC shall each nominate a representative to act as the primary contact person for such entity (each, a “Service Coordinator” and collectively, the “Service Coordinators”) with respect to the performance and receipt of the Services. Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder (other than day-to-day communications and billings relating to the actual provision of the Services) shall be directed to the Service Coordinators. The initial Service Coordinators and their contact information is set forth on Schedule 1.2. ETP and USAC may each replace its respective Service Coordinator at any time by providing notice in accordance with Section 7.2 of this Agreement.

Section 1.3    Cooperation. Each Party shall use commercially reasonable efforts to cooperate reasonably with the other Parties in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party.

Section 1.4    Resources. Except as otherwise expressly provided in this Agreement, ETP shall be responsible for providing the facilities, personnel, software, equipment, and other resources necessary to provide the Services.

Section 1.5    Data Security. The Parties will work together to implement a mutually agreeable means for access to one another’s operating environment as necessary to provide the Services in a manner that is not detrimental to any Party’s network security or operating environment.

Section 1.6    Data; Intellectual Property.

(a)    All USAC Data is, or upon creation will be, and shall remain the property of USAC or its applicable Affiliate. ETP hereby irrevocably assigns, transfers and conveys, and shall cause ETP’s Affiliates and subcontractors to assign, transfer and convey, to USAC or its

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designee without further consideration all of its and their rights, title and interest in, to and under USAC Data created as part of the Services. For purposes of this Agreement, “USAC Data” shall mean all data that (i) is or has been obtained, developed or produced by ETP or ETP’s Affiliates or subcontractors in connection with the provision of the Services and relates to USAC or its Affiliates or (ii) relates to USAC or its Affiliates to which ETP or ETP’s Affiliates or subcontractors have access in connection with the provision of the Services.

(b)    All Intellectual Property (i) created, conceived or developed in whole or in part by ETP or ETP’s Affiliates or subcontractors in connection with the Services and (ii) based on, derivative of, or created, conceived or developed as a result of access to any assets of USAC or its Affiliates, will be the property of USAC or its applicable Affiliate (“Services IP”). ETP hereby irrevocably assigns, transfers and conveys, and shall cause ETP’s Affiliates and subcontractors to assign, transfer and convey, to USAC or its designee without further consideration all of its and their rights, title and interest in, to and under Services IP created, conceived or developed as part of the Services.

Section 1.7    Discontinuation of Services. At any time during the Transition Services Period (as defined below), USAC may, in its sole discretion, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services by providing written notice to ETP at least five (5) Business Days in advance of the date upon which such discontinuation is intended to take effect. For the avoidance of doubt, such request may include a request by USAC for the discontinuation of services provided by one or more Service Employees.

Section 1.8    Employment Offers. USA Compression Management Services, LLC (“USAC Management”), in its sole discretion, may make offers of employment at any time following the Effective Date through the expiration of the Transition Services Period to those Service Employees of their choosing. For purposes of this Agreement, unless otherwise extended by the Parties and agreed to in writing, the “Transition Services Period” shall mean the period commencing on the Effective Date up to and including the date that is ninety (90) days following the Effective Date. ETP and USAC shall reasonably cooperate to permit USAC Management to make offers of employment to any Service Employees prior to the expiration of the Transition Services Period, which cooperation shall include, to the extent permitted by applicable law, allowing reasonable access to any Service Employees during normal business hours in order to conduct screening and interviews in connection with employment offer determinations. ETP shall not (and shall cause its Affiliates not to) take any action (or omit to take any action) with the intent to directly or indirectly discourage any Service Employee from accepting any offer of employment made pursuant to this Section 1.8. The Parties acknowledge that the acceptance of employment offers, if any, made by USAC Management to a Service Employee is solely at the discretion of the individual Service Employee to whom offers of employment may be made.

ARTICLE II

LIMITATIONS

Section 2.1    Force Majeure. The Parties shall not have any liability or responsibility, and shall be excused from performance for, any interruption, delay, impairment or other failure

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to fulfill any obligation under this Agreement to the extent and so long as the fulfillment of such obligation is interrupted, delayed, impaired, prevented or frustrated as a result of or by natural disaster, hurricane, earthquake, floods, fire, catastrophic weather conditions, diseases or other elements of nature or acts of God, acts of war (declared or undeclared), insurrection, riot, embargoes, or terrorist acts (“Force Majeure Event”). A Party impacted by a Force Majeure Event shall promptly notify the other Parties of its delay in performance, describing in reasonable detail the circumstances causing such delay, and shall resume the performance of its obligations as promptly as reasonably practicable.

Section 2.2    Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is for ETP to provide USAC and its Affiliates with Services on an interim basis. Accordingly, at all times from and after the Effective Date, the Parties shall use commercially reasonable efforts to obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for USAC or its designated Affiliate to provide such Services, as applicable, for itself upon the date that Services are no longer provided hereunder.

ARTICLE III

PAYMENT

Section 3.1    Fees. In consideration for the applicable Services, USAC shall pay to ETP the fees set forth below (the “Fees”):

(a)    reimbursement or payment for all costs and expenses incurred by ETP or its Affiliates with respect to the Service Employees for those hours actually worked by the Service Employees in performing the Services; and

(b)    any reasonable and documented out-of-pocket costs incurred by ETP with respect to each Service Employee’s performance of Services;

provided, however, that with respect to each Service Employee, no amount accrued following the earlier of (i) the expiration of the Transition Services Period applicable to the Services performed by such Service Employee; (ii) the date that the Services related to such Service Employee are discontinued pursuant to Section 1.7; or (iii) the date that a Service Employee’s employment or service relationship with ETP terminates, shall be a Fee.

Section 3.2    Billing and Payment Terms.

(a)    ETP shall invoice USAC within thirty (30) days after the end of each calendar month (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon) during which Services have been provided hereunder for the Fees for all Services that ETP delivered during the preceding month. All undisputed Fees associated with such invoice shall be payable within thirty (30) days after USAC’s receipt of the invoice.

(b)    In the event of a good-faith dispute as to the amount of any invoice or portion thereof submitted by ETP to USAC, USAC will pay all undisputed charges on such

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invoice in accordance with the provisions of Section 3.2(a) above, and will provide written notice to ETP within thirty (30) days of receipt of such invoice regarding the disputed amount and the reasons each such charge is disputed. ETP shall promptly provide USAC with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. If the Parties fail to agree as to the amount or propriety of any invoice or any portions thereof within fifteen (15) days after USAC’s receipt of ETP’s supporting documentation, then either Party may pursue dispute resolution in accordance with Section 7.9 of this Agreement.

Section 3.3    Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be collected or withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Services provided (“Sales Taxes”) by ETP and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice. All taxable goods and Services for which USAC is compensating or reimbursing ETP shall be set out separately from non-taxable goods and Services, if practicable. USAC shall be responsible for any such Sales Taxes and shall either (a) remit such Sales Taxes to ETP (and ETP shall remit such amounts to the applicable taxing authority) or (b) provide ETP with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.

Section 3.4    Reconciliation of Net Cash. Notwithstanding any provision to the contrary, the cost (including any component of Fees) of any Service provided by ETP to USAC and its Affiliates that has been taken into account in the calculation of the Purchase Price Adjustment Amount pursuant to the Contribution Agreement shall not constitute Fees that ETP is entitled to receive under this Agreement and shall not otherwise be payable or reimbursable by USAC or its Affiliates.

ARTICLE IV

CONFIDENTIALITY

Section 4.1    Confidentiality. Each Party acknowledges and agrees that the terms and conditions of this Agreement and any information provided by one Party (or any Person providing or receiving Services on such Party’s behalf) to the other Party (or any Person providing or receiving Services on such Party’s behalf) in connection with the provision or receipt of the Services shall constitute Confidential Information. Each Party shall, and shall cause its Affiliates and subcontractors to, maintain in confidence and not disclose to any Person, other than its representatives and advisors, nor use, other than in the provision of the Services, any Confidential Information or any non-public information relating to the other Party or its Affiliates provided in connection herewith, except as and to the extent required by Law.

ARTICLE V

DISCLAIMER OF WARRANTIES; INDEMNITY

Section 5.1    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES

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TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE CONTRIBUTION AGREEMENT.

Section 5.2    Indemnity.

(a)    USAC hereby agrees to indemnify, defend and hold harmless ETP, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “ETP Indemnified Persons”) from and against any and all Losses incurred by any ETP Indemnified Person arising out of or resulting from (i) the negligence or the intentional or willful misconduct of any of USAC Indemnified Persons (as defined below) or (ii) the breach of this Agreement by USAC Indemnified Persons, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF ETP INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM (X) THE NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF ETP INDEMNIFIED PERSONS OR (Y) THE BREACH OF THIS AGREEMENT BY ANY ETP INDEMNIFIED PERSON. Notwithstanding the foregoing, any ETP Indemnified Person entitled to receive indemnification under this Section 5.2(a) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the ETP Indemnified Persons to USAC.

(b)    ETP agrees to indemnify, defend and hold harmless USAC, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “USAC Indemnified Persons”) from and against any and all Losses incurred by any USAC Indemnified Person arising out of or resulting from: (i) any claim made by or on behalf of a Service Employee (including any claim for personal injury or death) that arises from or relates to the Services, (ii) the negligence or the intentional or willful misconduct of any Service Employee or ETP Indemnified Person, or (iii) the breach of this Agreement by any ETP Indemnified Person, in each case, arising out of, resulting from or in any way incident to or in connection with the performance of (or failure to perform) the Services pursuant to this Agreement, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF USAC INDEMNIFIED PERSONS, EXCEPT TO THE

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EXTENT SUCH LOSSES RESULT FROM (X) THE NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF USAC INDEMNIFIED PERSONS OR (Y) THE BREACH OF THIS AGREEMENT BY ANY USAC INDEMNIFIED PERSON. Notwithstanding the foregoing, any USAC Indemnified Person entitled to receive indemnification under this Section 5.2(b) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the USAC Indemnified Persons to ETP.

(c)    The remedies provided in this Agreement shall not be cumulative with any duplicative remedy available pursuant to the Contribution Agreement. Nothing contained in this Section 5.2 shall limit or alter the obligation of any Party to indemnify any other Party pursuant to the Contribution Agreement.

ARTICLE VI

TERM AND TERMINATION

Section 6.1    Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue until the date that is ninety (90) days from the date of this Agreement (the “End Date”), unless earlier terminated by a Party as provided in Section 6.2.

Section 6.2    Termination.

(a)    Termination by USAC. This Agreement, or any Service provided hereunder, as applicable, may be terminated by USAC prior to the End Date upon written notice to the other Parties, if:

(i)    ETP fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of USAC, within thirty (30) days of written notice thereof; or

(ii)    ETP makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.

(b)    Termination by ETP. This Agreement, or any Service provided hereunder, as applicable, may be terminated by ETP prior to the End Date upon written notice to the other Parties, if:

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(i)    USAC fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of ETP, within thirty (30) days of written notice thereof; or

(ii)    USAC makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.

(c)    Partial Termination. USAC may, on five (5) Business Days’ prior written notice to ETP, terminate any Service. Upon termination of any Service in accordance with the prior sentence, such terminated Service shall be deleted from Schedule 1.1, and USAC shall have no obligation to continue to use or pay for any such Service following the effective date of such termination; provided, however, that this Agreement shall remain in effect until the End Date, or until otherwise terminated pursuant to this Section 6.2(b) or Section 6.2(a) above. Any termination notice delivered by USAC shall specify in detail the Service or Services to be terminated, and the effective date of such termination.

Section 6.3    Effect of Termination.

(a)    In the event that this Agreement expires or is terminated for any reason, each Party agrees and acknowledges that the obligations of the Parties to provide the Services hereunder shall immediately cease. Upon cessation of ETP’s obligation to provide any Service, USAC shall stop using, directly or indirectly, such Service.

(b)    In the event that this Agreement expires or is terminated for any reason, upon request, each Party shall return to the other Party or, at the other Party’s option, destroy (subject to standard data retention and archiving policies) all books, records or files owned by such other Party and used in connection with the provision of Services that are in their possession as of the termination date.

(c)    The following matters shall survive the expiration or termination of this Agreement: (i) the rights and obligations of each Party under Article V, this Article VI and Article VII, and (ii) the obligations under Article III of USAC to pay the applicable Fees for Services furnished prior to the effective date of termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them under the Contribution Agreement.

Section 7.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, emailed or mailed by registered or certified mail (return receipt requested), or sent by internationally recognized overnight courier to the Parties at the following addresses, email addresses or facsimile numbers (or at such other address, email addresses or facsimile number for a Party as shall be specified by like notice):

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If to USAC, to:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Attention: Christopher Porter

E-Mail: cporter@usacompression.com

with a copy to:

Vinson & Elkins L.L.P.

2801 Vía Fortuna, Suite 100

Austin, Texas 78746

Attention: Milam Newby

Ramey Layne

E-Mail: mnewby@velaw.com

rlayne@velaw.com

If to ETP, to:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: General Counsel

E-Mail: jim.wright@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan

      Debbie Yee

E-Mail: bill.finnegan@lw.com

debbie.yee@lw.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or other form of electronic communication, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by internationally recognized overnight courier.

Section 7.3    Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the

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Parties and supersede all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no other warranties, representations or other agreements between the Parties in connection with the subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties.

Section 7.4    Waiver of Compliance. Any failure of USAC, on the one hand, or ETP, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 7.5    Amendment and Modifications. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties and that expressly refers to this Agreement.

Section 7.6    Assignment. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties, whether by operation of Law or otherwise; provided, however, that (a) upon notice to ETP and without releasing USAC from any of their obligations or liabilities hereunder, USAC may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of USAC or any Person with or into which USAC or any Affiliate of USAC merges or consolidates, (b) upon notice to USAC and without releasing ETP from any of their obligations or liabilities hereunder, ETP may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of ETP or any Person with or into which ETP or any Affiliate of ETP merges or consolidates, and (c) nothing in this Agreement shall limit USAC’s ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to USAC or USAC’s designee without the consent of ETP. ETP shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as USAC or their institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to ETP that any such collateral assignment has been foreclosed upon, ETP shall be entitled to deal exclusively with USAC as to any matters arising under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.7    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction is consummated as originally contemplated to the fullest extent possible.

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Section 7.8    Rules of Construction.

(a)    All references in this Agreement to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions are to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions of or to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections, Schedules, Exhibits or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa, (ii) any reference to a Person shall include its permitted successors and assigns, (iii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, (iv) any reference to a Governmental Authority shall include any Person succeeding to its functions and capacities, (v) all agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may be amended, revised, modified, supplemented or waived to the extent permitted by and in accordance with the terms thereof and the terms of this Agreement, (vi) the word “or” is not exclusive, the words “includes” or “including” shall mean “including, without limitation” and the words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and (vii) any reference to a Law or Permit shall include any rules and regulations promulgated thereunder, and any amendments, modifications or supplements thereto. Currency amounts referenced herein and payments hereunder are in U.S. dollars.

(c)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Section 7.9    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 9.1 of the Contribution Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 7.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, permitted assigns and transferees. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

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Section 7.11    Relationship of the Parties. Each Party and its Affiliates, as applicable, shall be acting as an independent company in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates, as applicable. Each Party and its Affiliates, as applicable, shall, at all times, maintain complete control over its personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its personnel. Neither Party (nor its Affiliates, as applicable) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates, as applicable) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates, as applicable), or make any promises or representations on behalf of the other Party (or its Affiliates, as applicable), unless agreed to in writing.

Section 7.12    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its general partner

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO

TRANSITION SERVICES AGREEMENT

CDM RESOURCE MANAGEMENT LLC

By:
Name:	[●]
Title:	[●]

CDM ENVIRONMENTAL & TECHNICAL SERVICES LLC

By:
Name:	[●]
Title:	[●]

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO

TRANSITION SERVICES AGREEMENT

SCHEDULE 1.1

SERVICES

Human Resources

•	ETP or an Affiliate thereof will continue to employ and manage all day-to-day activities of all Service Employees from the Closing Date through the Transition Services Period, or, if earlier, with respect to an individual Service Employee, until the date (if any) such Service Employee commences employment as a Transferred Employee (the “Post-Closing Employment Period”). Cash compensation (including, without limitation, base salaries, hourly wages, overtime pay, cash bonus or incentive compensation, severance or termination pay, and reimbursements for business expenses or travel, including all payroll and employment taxes associated therewith) and employee benefits for the Service Employees will be paid or provided by ETP (or an Affiliate thereof) in accordance with the compensation structure and policies as in place from time to time. ETP or its Affiliates shall process all payroll items for the Service Employees (including withholding, tax filing and payments, reconciling payroll ledgers, and check distributions or direct deposits) and shall coordinate services with all applicable health and welfare benefit providers.

•	During the Transition Services Period, ETP shall not transfer any Service Employees to any other position within ETP’s organization or to any of its Affiliates (other than with USAC’s prior consent) and shall take no action that adversely interferes with the performance of services by the Service Employees as contemplated herein, provided, however, that ETP may transfer any Service Employee with respect to whom USAC has informed ETP of its decision not to extend an offer of employment. ETP shall not employ or engage any additional employees or consultants to perform the services intended to be performed by the Service Employees hereunder unless such individuals are intended to replace the services or duties previously provided by a terminated Service Employee.

•	ETP or an Affiliate thereof shall provide the Service Employees with employee health and welfare benefits under ETP’s or its Affiliates’ benefit plans that are made available to other similarly situated employees of ETP (or its Affiliate) generally during the Post-Closing Employment Period.

•	ETP or an Affiliate thereof may, without USAC’s prior consent, (i) provide severance or termination pay to any Service Employee whose employment with ETP or any of its Affiliates terminates for any reason and/or (ii) pay bonuses or incentive compensation to Service Employees during the Post-Closing Employment Period; provided, however, that USAC shall not be required to reimburse or otherwise compensate ETP for any such severance, termination pay, bonuses or incentive compensation (unless otherwise agreed to by ETP and USAC).

•	During the Post-Closing Employment Period, ETP will provide advice and input to USAC and its Affiliates concerning human resources functions related to the Transferred Employees, including updates on any changes to human resources laws, rules, and regulations.

Schedule 1.1-1

•	During the Post Closing Employment Period, ETP shall, or shall cause one of its Affiliates to, assist USAC and its Affiliates with the transition of all information and processes related to the final payroll for Service Employees who commence employment as Transferred Employees, including coordination with USAC and its Affiliates to test the payroll process and adjustments prior to the physical running of payroll.

Engineering Support

•	ETP shall continue to provide, and support the transfer to USAC of, any and all engineering support provided by ETP to the Compression Group Entities prior to the Closing Date, including, but not limited to, any and all, compression package applications/specifications, data, knowledge base or related information.

Accounting Support

•	ETP will provide reasonable accounting and other financial support services for the Compression Group Entities to USAC and its Affiliates, including with respect to the collection of accounts receivable, the payment of accounts payable and the transfer to USAC of vendor information and other data necessary to transition such accounting and other financial support services to USAC. Such services will include advice and input regarding operational accounting, reconciliation of accounts, journal entries, tax depreciation computation, general ledger and other detail in support of filing the annual tax reporting for the Compression Group Entities. Such services will also include (subject to the terms of the Contribution Agreement) advice and guidance in the accumulation of information for the GAAP-based financial audit, including preparation of tax-to-GAAP conversion entries, audit schedules and drafting of necessary work papers for auditors. Additionally, such services will include the collection and/or payment of all sales and use taxes and the required reporting thereon, and the payment of all ad valorem taxes and required reporting of property tax information to appropriate taxing authorities.

•	Within eight (8) Business Days following the end of the prior month, ETP shall provide a preliminary balance sheet and income statement, prepared on a GAAP basis, for review by USAC personnel. ETP will close the accounting books within ten (10) Business Days following the end of the prior month and provide at that time a GAAP basis balance sheet, income statement, statement of partners equity and cash flow statement and any other statement that may be required for GAAP reporting purposes. Within a reasonable time after such close, ETP shall provide the supporting accounting data to the financial statements, along with any other historical accounting data requested by USAC, to USAC in the format requested by USAC.

•	ETP shall provide any calculations and support of the cumulative catch up amount for the Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) to be adopted effective January 1, 2018.

Schedule 1.1-2

•	ETP shall provide any calculations and support for work performed to date on Accounting Standards Update No. 2016-02, Leases (Topic 842) to be adopted effective January 1, 2019.

Purchasing and Vendor Management Support

•	ETP shall provide reasonable purchasing and vendor management support services for the Compression Group Entities to USAC and its Affiliates. ETP shall permit the Service Employees and any USAC employee supporting the Compression Group Entities to utilize ETP’s credit lines and/or purchasing accounts for vendors of the Compression Group Entities. Additionally, ETP shall manage such vendors, establish new credit accounts if required, and receive and pay invoices for such vendors on the accepted vendor terms. Charges associated with such invoices will be billed back to USAC.

Contracts Administration and Billing Support

•	ETP will provide contract and billing support for all Contracts of the Compression Group Entities (including, but not limited to, month-to-month rental or service invoices). Such support will include generating and cataloguing new client contracts, generating and submitting client invoices, receiving payment for invoices, bookkeeping related to billing and collections and managing any related issues. Payments collected for such invoices will be forwarded to USAC on a monthly basis.

•	ETP will support the transition of all contracts used in connection with the Business to USAC’s cataloguing systems and will assist in the transfer of any ongoing contractual negotiations at the time of the Closing Date to USAC. For the avoidance of doubt, ETP shall obtain USAC’s consent before entering into any contracts during the Transition Services Period.

•	ETP shall provide support in connection with any requested amendments by USAC of any existing contracts as of the Closing Date between the Compression Group Entities and any third-party.

Information Technology Support

•	ETP will reasonably support and provide reasonable assistance to USAC and its Affiliates in connection with the transfer and testing of software, data integrity, business applications and information technology infrastructure related to the Compression Group Entities. Such services will include, without limitation:

•	Providing information technology helpdesk, equipment (including without limitation personal computers) and related software support for the Compression Group Entities and the transfer of all helpdesk support requests and change requests recorded by the helpdesk or other IT support group during the one-year period immediately prior to the Closing Date;

Schedule 1.1-3

•	Maintaining virtual private network access to Compression Group Entities network devices, related files and systems;

•	Maintaining service and access to the email system maintained by ETP for the Service Employees;

•	Providing email forwarding from the email system maintained by ETP to the email system maintained by USAC for the Service Employees for a reasonable time after Closing;

•	Procuring and maintaining service, access and payment of all invoices related to all telecommunications (including phone and voicemail), mobile, internet and other related information technology services for the Compression Group Entities;

•	Providing to USAC and its Affiliates all information technology system data, documentation, proof of ownership and information technology agreements related to the Compression Group Entities, as requested by USAC; provided, that ETP shall, upon USAC or an Affiliate’s reasonable request, copy data related to the Compression Group Entities from ETP’s electronic storage locations, which contains data of the Compression Group Entities, to a new electronic storage designated by USAC and provide USAC and its Affiliate access to such new electronic storage, if such access is not already granted.

•	Testing all software, business applications and information technology infrastructure to confirm proper application functionality and integrity of data collected during all times prior to the Closing Date.

•	Obtaining all consents and completing all documentation required to effectively transfer the information technology agreements, including any software agreements that are permitted to be transferred, in the Compression Group Entities to USAC and taking all other actions reasonably requested by USAC to effectively transfer all Company Intellectual Property to USAC and its Affiliates.

•	Continuing to host and resolve DNS names for systems and resources used in connection with the Compression Group Entities and not yet migrated to appropriate USAC DNS names.

•	Providing to USAC necessary access to IT environment hosting as well as systems and applications existing on all systems, network and support services used in connection with the Compression Group Entities; provided, that such access to systems, network and support systems will not provide USAC access to ETP’s systems and assets that are not applicable to the Compression Group Entities.

•

ETP shall follow the Change Control Policy established by USAC for all changes to IT infrastructure or systems that would materially impair the functionality or technical environment of any system (“Changes”) used in connection with the

Schedule 1.1-4

Compression Group Entities. ETP shall obtain the consent of USAC, which shall not be unreasonably withheld, for all Changes, except as may be necessary on a temporary basis to maintain the continuity of the Services.

•	ETP shall obtain the consent of USAC prior to entering into any agreement with an IT third-party subcontractor or service provider for services to be used in connection with the Compression Group Entities.

Support for Truck Fleet

•	ETP shall provide USAC and its Affiliates support for vehicles that are owned, leased, or otherwise used in connection with the Compression Group Entities. Such support will include providing management and use of ETP’s maintenance services, management and use of ETP’s fuel cards, management and use of any toll road passes associated with such vehicles, and payment of invoices/expenses related to such support. Charges associated with such invoices/expenses will be billed back to USAC.

Support for Uniform Services

•	ETP will support USAC and its Affiliates in the use of ETP’s UniFirst Corporation uniform program for the Service Employees. Such support will include the management of uniform service under the contract between ETP and UniFirst Corporation, coordination of uniform services, coordination of uniform cleaning/maintenance services and coordination in transition of the uniforms of the Service Employees. Charges associated with any related invoices will be billed back to USAC.

Support for HSE Program, Practices and Incident Reporting

•	ETP will support the Service Employees in recording and reporting any health, safety or environmental incidents associated with the Compression Group Entities. ETP will capture such incidents consistent with past practice, report such incidents to USAC and transfer any supporting documentation to USAC.

•	In coordination with USAC, ETP will continue to support the Service Employees regarding regulatory or ISNetworld (or equivalent) reporting of any health, safety or environmental incidents associated with the Compression Group Entities for any incidents or such reports made prior to the Closing, including, but not limited to, supporting the successful transfer of any and all information necessary to complete such regulatory review or action.

Books and Records

•

ETP will reasonably support the transfer to USAC and its Affiliates of all books and records that will be delivered to USAC in connection with the Contribution, including, without limitation, reasonable cooperation in the transfer of electronic

Schedule 1.1-5

data and records in a format that is compatible with the data and records of USAC; provided, that USAC shall not be responsible for any Fees for the movement of physical book and records to a location designated by USAC.

Equipment

•	ETP will allow USAC and its Affiliates to utilize equipment that (a) prior to the Closing was used by the Compression Group Entities, and (b) is listed as Inventory under Section 2.2 of ETP Disclosure Letter.

Miscellaneous

•	ETP will provide such additional services as reasonably requested by USAC during the term of this Agreement that are necessary for the effective administration or operation of the Compression Group Entities.

Schedule 1.1-6

SCHEDULE 1.2

SERVICE COORDINATOR

ETP:	Dylan Bramhall
Senior Vice President
8111 Westchester Drive
Dallas, Texas 75225
Phone: 214-840-5666
Dylan.bramhall@energytransfer.com

USAC:	Matt Liuzzi
Vice President, Chief Financial Officer And Treasurer
100 Congress Avenue, Suite 450
Austin, TX 78701
Phone: 832-823-7478
mliuzzi@usacompression.com

Schedule 1.2-1

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached]

E - 1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2018, is entered into by and among USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP” and, together with ETE, the “Energy Transfer Parties”), and USA Compression Holdings, LLC, a Delaware limited liability company (“USAC Holdings” and, together with the Energy Transfer Parties, the “Holders” and each individually a “Holder”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into of (i) that certain Purchase Agreement (the “Purchase Agreement”), dated as of January 15, 2018, by and among USAC Holdings, ETE, Energy Transfer Partners, L.L.C., a Delaware limited liability company, and, solely for certain purposes set forth therein, R/C IV USACP Holdings, L.P., a Delaware limited partnership, and ETP; (ii) that certain Contribution Agreement (the “Contribution Agreement”), dated as of January 15, 2018, by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, ETC Compression, LLC, a Delaware limited liability company, the Partnership, and, solely for certain purposes set forth therein, ETE; and (iii) that certain Equity Restructuring Agreement (the “Restructuring Agreement” and, together with the Purchase Agreement and the Contribution Agreement, the “Transaction Agreements”), dated as of January 15, 2018, by and among ETE, USA Compression GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“USAC GP”), and the Partnership;

WHEREAS, the Holders, in the aggregate, beneficially own [●] common units representing limited partner interests in the Partnership (“USAC Common Units”) and each Holder owns the number of USAC Common Units set forth opposite its name on Schedule I hereto;

WHEREAS, ETP beneficially owns [●] Class B units representing limited partner interests in the Partnership (the “USAC Class B Units”), which USAC Class B Units are convertible into USAC Common Units on a one-for-one basis upon the one-year anniversary of the Closing Date (as defined herein); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Transaction Agreements (the “Closing”) and, in connection with the Closing, the Partnership and the Holders wish to enter into this Agreement to provide the Holders certain registration rights with respect to the USAC Common Units owned by such Holders (including the USAC Common Units issuable upon the conversion of the USAC Class B Units).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Partnership and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Closing” shall have the meaning set forth in the recitals.

“Closing Date” means [●], 2018.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Courts” shall have the meaning set forth in Section 3.15.

“Demanding Holder” and “Demanding Holders” shall have the meaning set forth in Section 2.01(a).

“Effectiveness Period” shall have the meaning set forth in Section 2.04(a)(ii).

“Energy Transfer Parties” shall have the meaning set forth in the preamble.

“ETE” shall have the meaning set forth in the preamble.

“ETP” shall have the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning set forth in Section 2.04(f).

“Governmental Authority” means any federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or governmental or quasi-governmental authority of any nature, including, any governmental agency, branch, commission, department, official, or entity, any court, judicial authority, or other tribunal, and any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

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“Holding Period” means the period beginning on the date of this Agreement through the earlier of (a) eighteen months after the Closing Date or (b) the date on which USAC Holdings no longer beneficially owns at least 1,000,000 Registrable Units.

“Issue Price” means $[●].

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liquidated Damages” shall have the meaning set forth in Section 2.04(f).

“Liquidated Damages Cap” shall have the meaning set forth in Section 2.04(g).

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) that USAC GP shall designate as a National Securities Exchange for purposes of this Agreement.

“Other Holder” shall have the meaning set forth in Section 2.02(a).

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of [●], 2018.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Registration” shall have the meaning set forth in Section 2.02(a).

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

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“Purchase Agreement” shall have the meaning set forth in the recitals.

“Register,” “Registered” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) USAC Common Units beneficially owned by the Holders as of the date of this Agreement, (ii) the USAC Common Units issuable upon conversion of the USAC Class B Units owned by ETP, (iii) the USAC Common Units issuable to USAC GP pursuant to the Restructuring Agreement and (iv) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when a Registration Statement covering such Registrable Unit becomes or has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Registration Statement, (B) when such Registrable Unit has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (C) when such Registrable Unit is held by the Partnership or one of its direct or indirect subsidiaries, (D) when such Registrable Unit has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 3.06, (E) if such Registrable Unit has been sold in a private transaction in which the transferor’s rights under this Agreement are assigned to the transferee pursuant to Section 3.06 and such transferee is not an Affiliate of USAC GP, at the time that is two (2) years following the transfer of such Registrable Unit to such transferee and (F) in the case of Registrable Units beneficially owned by the Energy Transfer Parties, three (3) years after ETE and ETP cease to be an Affiliate of USAC GP (including where USAC GP ceases to be the general partner of the Partnership).

“Registration Expenses” shall have the meaning set forth in Section 2.05.

“Registration Request” shall have the meaning set forth in Section 2.01(a).

“Registration Statement” means any registration statement of the Partnership under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Restructuring Agreement” shall have the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

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“Series A Preferred Holder” means any holder of the Partnership’s Series A Preferred Units representing limited partner interests in the Partnership, including any Person holding USAC Common Units resulting from the conversion or redemption of the Series A Preferred Units, or holding any USAC Common Units issued upon exercise of the warrants issued in connection with the issuance of the Series A Preferred Units.

“Series A Preferred Registration Rights Agreement” means that certain Registration Rights Agreement dated as of [●], 2018 by and among the Partnership and each of the other parties listed on the signature page thereto, as may be amended from time to time.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Suspension Period” shall have the meaning set forth in Section 2.03.

“Transaction Agreements” shall have the meaning set forth in the recitals.

“USAC Class B Units” shall have the meaning set forth in the recitals.

“USAC Common Units” shall have the meaning set forth in the recitals.

“USAC GP” shall have the meaning set forth in the recitals.

“USAC Holdings” shall have the meaning set forth in the preamble.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)    At the option and upon the written request (the “Registration Request”) of a Holder (any such Holder, a “Demanding Holder”) the Partnership shall use commercially reasonable efforts to prepare and file a Registration Statement to permit the public resale of the Registrable Units of such Demanding Holder from time to time as permitted by Rule 415 of the Securities Act (a “Shelf Registration Statement”) in accordance with the provisions of this Agreement; provided, that the Partnership shall only be obligated to prepare and file such Shelf Registration Statement (i) with respect to any request by the Energy Transfer Parties, if the amount of Registrable Units to be registered for resale by the Energy Transfer Parties is greater than or equal to at least five percent (5%) of the then outstanding Registrable Units beneficially owned by the Energy Transfer Parties, (ii) with respect to any request by the Energy Transfer Parties, if the request is made after the expiration of the Holding Period and (iii) if the request is made after the expiration of any applicable lock-up period imposed by the Partnership pursuant to Section 2.07; and provided, further, that the Partnership shall not be required to effect more than (A) three (3) Registrations pursuant to this Section 2.01 on behalf of ETE; and (B) three (3) Registrations pursuant to this Section 2.01 on behalf of ETP. Within five (5) Business Days of receipt of a Registration Request, the Partnership shall give written notice to each other Holder regarding such proposed Registration, and such notice shall offer such other Holders the

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opportunity to include in the Registration such number of Registrable Units as each such Holder may request. Each such Holder shall make its request in writing to the Partnership within three (3) Business Days after the receipt of any such notice from the Partnership, which request shall specify the number of Registrable Units intended to be disposed of by such Holder. For the avoidance of doubt, the Energy Transfer Parties shall not be entitled to be Demanding Holders until the expiration of the Holding Period.

(b)    In connection with an underwritten offering of Registrable Units pursuant to this Section 2.01, the Demanding Holders shall have the right to select the managing underwriter or underwriters to lead the offering, subject to the Partnership’s consent, not to be unreasonably withheld or delayed. The Partnership shall not be required to effect more than (i) two (2) underwritten offerings of Registrable Units in any 360-day period on behalf of ETE and ETP and (ii) two (2) underwritten offerings of Registrable Units in any 360-day period on behalf of USAC Holdings; provided, however, that if any Series A Preferred Holder is conducting or actively pursuing an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement on any date after three years from the date hereof, then the Partnership may suspend any right of USAC Holdings, the Energy Transfer Parties or any of their respective Affiliates to require the Partnership to conduct an underwritten offering on their behalf pursuant to this Section 2.01, except that the Partnership may only suspend the right of USAC Holdings or the Energy Transfer Parties to require the Partnership to conduct an underwritten offering pursuant to this Section 2.01 once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. If the Partnership, USAC Holdings, the Energy Transfer Parties or any of their respective Affiliates is conducting or actively pursuing a securities offering of USAC Common Units with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend any Series A Preferred Holder’s right to require the Partnership to conduct an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement on such Series A Preferred Holder’s behalf pursuant thereto; provided, however, that the Partnership may only suspend such Series A Preferred Holder’s right to require the Partnership to conduct an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.

(c)    In connection with an underwritten offering of Registrable Units pursuant to this Section 2.01, if the managing underwriter(s) advise the Partnership that in their opinion the number of USAC Common Units proposed to be included in such offering exceeds the number of USAC Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the USAC Common Units proposed to be sold in such offering), the Partnership shall include in such Registration and offering:

(i)    With respect to any underwritten offering occurring (i) prior to the expiration of the Holding Period, (ii) after the expiration of the Holding Period but prior to eighteen months from the Closing Date, (iii) after eighteen months from the Closing

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Date but prior to the two-year anniversary of the Closing Date and USAC Holdings beneficially owns less than 1,000,000 Registrable Units or (iv) on any date following the two-year anniversary of the Closing Date, then in the case of clause (i), (ii), (iii) and (iv), (A) first, the number of USAC Common Units that the Demanding Holder proposes to sell and (B) second, the number of USAC Common Units requested to be included therein by other Holders that have elected to include Registrable Units in such underwritten offering pursuant to Section 2.01(a), pro rata among all such unitholders on the basis of the number of USAC Common Units requested to be included therein by all such unitholders or as such unitholders may otherwise agree. If the number of USAC Common Units that can be sold is less than the number of USAC Common Units proposed to be sold by the Demanding Holder, the amount of USAC Common Units to be sold shall be fully allocated to the Demanding Holder.

(ii)    With respect to any underwritten offering occurring after the expiration of the Holding Period but prior to the two-year anniversary of the Closing Date and so long as USAC Holdings beneficially owns at least 1,000,000 Registrable Units, the amount of USAC Common Units to be sold shall be allocated such that USAC Holdings and the Energy Transfer Parties each receive 50% of the net proceeds from the sale.

(d)    In connection with any Registrable Units offered pursuant to a Shelf Registration Statement under this Section 2.01, the Holders shall provide the Partnership with not less than three (3) Business Days’ notice before selling or disposing of any such Registrable Units.

Section 2.02    Piggyback Registration.

(a)    Commencing on the expiration of the Holding Period (or, in the case of USAC Holdings only, on the date hereof), if the Partnership proposes to file with the SEC (i) a Registration Statement to register any USAC Common Units for an underwritten offering under the Securities Act or (ii) a prospectus supplement relating to the sale of USAC Common Units pursuant to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Units were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, in each case for its own account and/or for another Person (except during the period from the date hereof until two years thereafter, for any Series A Preferred Holder) (such other Person, an “Other Holder”), other than on a registration statement on Form S-8 or Form S-4, and the form of registration statement to be used may be used for a registration of Registrable Units (a “Piggyback Registration”), the Partnership shall give five (5) Business Days’ written notice to the Holders of its intention to file such registration statement and, subject to this Section 2.02, shall include in such Registration Statement and in any offering of USAC Common Units to be made pursuant to that Registration Statement all Registrable Units with respect to which the Partnership has received a written request for inclusion therein from any Holder within three (3) Business Days after such Holder’s receipt of the Partnership’s notice (provided, that only Registrable Units of the same class or classes as the USAC Common Units being registered may be included). The Partnership shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof. Any Holder shall have the right to

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withdraw such Holder’s request for inclusion of such Holder’s Registrable Units in such Piggyback Registration by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of the public announcement of the Partnership’s intention to conduct such underwritten offering.

(b)    If a Piggyback Registration is initiated for an underwritten offering on behalf of the Partnership or any Other Holder and the managing underwriter(s) advise the Partnership that in their opinion the number of USAC Common Units proposed to be included in such offering exceeds the number of USAC Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the USAC Common Units proposed to be sold in such offering), the Partnership shall include in such registration and offering (i) first, the number of USAC Common Units that the Partnership or, if such offering was initiated by any Other Holder, any Other Holder proposes to sell and (ii) second, the number of USAC Common Units requested to be included therein by the Holders and by any Series A Preferred Holder pursuant to the Series A Preferred Registration Rights Agreement that have elected to include Registrable Units in such Piggyback Registration, pro rata among all such Holders and Series A Preferred Holders on the basis of the number of USAC Common Units requested to be included therein by all such Holders and Series A Preferred Holders or as such Holders, Series A Preferred Holders and the Partnership may otherwise agree and (iii) third, the number of USAC Common Units requested to be included therein by other unitholders of USAC, pro rata among all such unitholders on the basis of the number of USAC Common Units requested to be included therein by all such unitholders or as such unitholders and the Partnership may otherwise agree. If the number of USAC Common Units that can be so sold is less than the number of USAC Common Units proposed to be sold by the Partnership or any Other Holder pursuant to the Piggyback Registration, the amount of USAC Common Units to be sold shall be fully allocated to the Partnership or such Other Holder, as applicable.

(c)    In any Piggyback Registration under Section 2.02(b), the Partnership shall have the right to select the underwriter or underwriters for any offering conducted pursuant thereto.

(d)    None of the Holders shall sell any Registrable Units in any offering pursuant to a Piggyback Registration unless it (i) agrees to sell such Registrable Units on the basis provided in the underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents reasonably required of such Holder under the terms of such arrangements.

Section 2.03    Suspension Periods. The Partnership may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Shelf Registration Statement in conjunction with a registration of Registrable Units pursuant to Section 2.01 (and, if reasonably required, withdraw any Shelf Registration Statement that has been filed), but in each such case only if USAC GP determines in good faith that (a) such delay would enable the Partnership to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Partnership (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Partnership unable to comply with applicable securities Laws or (c) obtaining any financial

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statements (including required consents) required to be included in any such Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the Partnership has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.03 is herein called a “Suspension Period.” In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360 day period exceed 120 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.04    Obligations of the Partnership and the Holders. Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Partnership shall:

(i)    as expeditiously as possible, and in any event within 45 days of the applicable Registration Request, subject to the other provisions of this Agreement, prepare and file with the SEC a Registration Statement with respect to such Registrable Units and cause such Registration Statement to become effective not later than 120 days after the date of the filing of such Registration Statement;

(ii)    use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by such Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) three (3) years from the date such Registration Statement becomes effective (the “Effectiveness Period”);

(iii)    furnish to each selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by such Registration Statement or other registration statement;

(iv)    use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States;

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(v)    if applicable, use reasonable best efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Partnership will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi)    the Partnership shall ensure that a Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the effective date of a Registration Statement, but in any event within one (1) Business Day of such date, the Partnership will notify the selling Holders of the effectiveness of such Registration Statement.

(vii)    promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Partnership’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any Prospectus thereto the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. The Partnership agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

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(viii)    upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

(ix)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x)    use reasonable best efforts to cause the Registrable Units to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the selling Holders to consummate the disposition of such Registrable Units; provided, however, that the Partnership shall not be required to qualify or register as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or registered or where it would be subject to taxation as a foreign corporation;

(xi)    in the case of an underwritten offering requested pursuant to Section 2.01(a), enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind;

(xii)    in the case of an underwritten offering requested pursuant to Section 2.01(a), use reasonable best efforts to (A) cause the Partnership’s independent accountants to provide customary “cold comfort” letters to the managing underwriter(s) of such offering in connection therewith and (B) cause the Partnership’s counsel to furnish customary legal opinions to such underwriters in connection therewith; and

(xiii)    use reasonable best efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Partnership are then listed.

(b)    It shall be a condition precedent to the obligations of the Partnership to take any action pursuant to this Agreement that the Holders shall furnish to the Partnership such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Partnership shall reasonably request and as shall be required in connection with the action to be taken by the Partnership.

(c)    The Holders agree by having their USAC Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Partnership of the occurrence of an

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event pursuant to Section 2.04(a)(vii) when the Partnership is entitled to do so pursuant to Section 2.03, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to any Registration Statement until it is advised in writing by the Partnership that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.04(a)(vii), and, if so directed by the Partnership, the Holders will deliver to the Partnership all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d)    The Partnership may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such units without the Partnership’s prior written consent.

(e)    It is understood and agreed that the Partnership shall not have any obligations under this Article II at any time following the termination of this Agreement, unless an underwritten offering in which any Holder participates has been priced, but not completed, prior to the applicable date of such termination, in which event the Partnership’s obligations under this Section 2.04 shall continue with respect to such offering until it is so completed.

(f)    If a Registration Statement required by Section 2.01 does not become or is not declared effective within 180 days after the date it is filed with the SEC (the “Filing Date”), then the Holders requesting such registration shall be entitled to a payment (with respect to each Registrable Unit held by such Holders), as liquidated damages and not as a penalty, of 0.25% per annum of the Issue Price for each 30-day period immediately following the 180th day after the Filing Date (the “Liquidated Damages”), until such time as such Registration Statement becomes effective or is declared effective or the Registrable Units covered by such Registration Statement are no longer outstanding.

(g)    The Liquidated Damages shall be paid to the Holders requesting registration in cash within ten (10) Business Days of the end of each such 30-day period. Any payments made pursuant to this Section 2.04(g) shall constitute such Holders’ exclusive remedy for such events. The Liquidated Damages imposed hereunder shall be paid to such Holders in immediately available funds. In no event will the aggregate amount of Liquidated Damages paid to the Holders exceed 6% of the aggregate value of the USAC Common Units to be sold by the Holders under the applicable Registration Statement, valued using the Issue Price (the “Liquidated Damages Cap”). If the Partnership certifies that it is unable to pay the Liquidated Damages in cash because such payment would result in a breach under any of the Partnership’s or its subsidiaries’ credit facilities filed as exhibits to the Partnership’s SEC documents, then the Partnership may pay the Liquidated Damages in kind in the form of the issuance of additional USAC Common Units. Upon any issuance of USAC Common Units as Liquidated Damages, the Partnership shall promptly prepare and file an amendment to the applicable Registration Statement prior to its effectiveness adding such USAC Common Units to such Registration Statement as additional Registrable Units. The determination of the number of USAC Common

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Units to be issued as the Liquidated Damages shall be equal to such amounts divided by the volume weighted average price of the USAC Common Units on the National Securities Exchange for the five (5) consecutive trading days ending on the last trading day ending before the date on which the Liquidated Damages payment is due. In addition to being subject to the Liquidated Damages Cap, the payment of Liquidated Damages to the Holders shall cease at such time as the Registrable Units of the Holders become eligible for resale without limitation as to volume under Rule 144 of the Securities Act.

Section 2.05    Expenses of Registration. All expenses incurred in connection with any Registrations pursuant to Section 2.01 and any Registration pursuant to Section 2.02 of this Agreement, and any offerings under the Registration Statements filed in such Registrations, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), and the fees and disbursements of counsel for the Partnership (“Registration Expenses”), shall be paid by the Partnership. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any Registrations made pursuant to this Agreement.

Section 2.06    Indemnification. The Partnership shall indemnify, to the fullest extent permitted by Law, the Holders against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Partnership by any Holder or to the Partnership by any participating underwriter for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto. In connection with an underwritten offering in which any Holder participates conducted pursuant to a registration effected hereunder, the Partnership shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Holders.

(a)    In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish to the Partnership in writing such information as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by Law, the Partnership and its officers and directors, against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses

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(including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Partnership by or on behalf of such participating Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, the participating Holders shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Partnership.

(b)    Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(c)    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

(d)    If the indemnification provided for in or pursuant to this Section 2.06 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses,

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claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.07    Lockup. The Holders shall, in connection with any underwritten offering of the Partnership’s securities, upon the request of the underwriters managing the underwritten offering of the Partnership’s securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Units (other than that included in the registration) without the prior written consent of the underwriters for such period of time as such underwriters may specify, but in no event to exceed ten (10) days prior to the date of the Prospectus and forty-five (45) days from the date of the Prospectus.

Section 2.08    Limitation on Subsequent Registration Rights. From and after the date hereof, except for the Series A Preferred Registration Rights Agreement and the registration rights pursuant to the Partnership Agreement, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Units, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than expressly subordinate to the piggyback rights of the Holders of Registrable Units hereunder; provided; however, that in no event shall the Partnership enter into any agreement that would permit another holder of securities of the Partnership to participate on a pari passu basis (in terms of priority of cut-back based on advise of underwriters) with a Demanding Holder requesting Registration or an underwritten offering pursuant to Section 2.01.

Section 2.09    Sale Restrictions. Each of the Energy Transfer Parties agrees not to publicly or privately sell, dispose of or distribute any USAC Common Units (including any USAC Common Units issuable upon the conversion of any derivative securities) that are beneficially owned by such Holder, or issue (publicly or privately) any derivative securities whose value is based on USAC Common Units, until the expiration of the Holding Period. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Partnership Agreement and the Transaction Agreements, the Energy Transfer Parties shall have no right to publicly or privately sell, dispose of or distribute any USAC Common Units (including any USAC Common Units issuable upon the conversion of any derivative securities), or issue (publicly or privately) any derivative securities whose value is based on USAC Common Units, prior to the expiration of the Holding Period. Commencing on the expiration of the Holding Period, each of the Energy Transfer Parties agrees not to effect any sale, disposition or distribution of greater than ten (10) million USAC Common Units by either Energy Transfer

15

Party in any six-month period; provided, however, that the foregoing shall not restrict the ability of any Energy Transfer Party to sell, dispose of or distribute USAC Common Units to any Person concurrently with the sale, transfer or other disposition of the GP Owner Equity (as defined in the Restructuring Agreement) in accordance with Section 2.5(a) of the Restructuring Agreement. Nothing contained in this Section 2.09 shall prohibit any sale, disposition or distribution of USAC Common Units by the Energy Transfer Parties to any of its Affiliates so long as such Affiliate agrees to be bound by the terms of this Section 2.09.

ARTICLE III

MISCELLANEOUS

Section 3.01    Termination. Except as provided in Section 2.06, this Agreement and all obligations of the Partnership and each of the Holders hereunder shall terminate and have no further force or effect as of the date on which the aggregate beneficial ownership of the Holders is less than 1,000,000 USAC Common Units.

Section 3.02    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 3.03    Amendment and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Partnership and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of the USAC Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 3.04    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument

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signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to ETE to:

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: General Counsel

E-Mail: tom.mason@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

                  Debbie P. Yee

E-Mail: bill.finnegan@lw.com

              debbie.yee@lw.com

If to ETP to:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: General Counsel

E-Mail: jim.wright@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

                  Debbie P. Yee

E-Mail: bill.finnegan@lw.com

              debbie.yee@lw.com

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If to USAC Holdings:

USA Compression Holdings, LLC

100 Congress Avenue, Suite 450

Austin, Texas 78701

Attention: Christopher Porter

E-Mail: cporter@usacompression.com

and

c/o Riverstone Holdings, LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: Robert T. Gray

E-Mail: rgray@riverstonellc.com

with a copy to:

Locke Lorde LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Joseph A. Perillo

                 Michael J. Blankenship

Email: jperillo@lockelord.com

            michael.blankenship@lockelord.com

If to the Partnership to:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Attention: Christopher Porter

E-Mail: cporter@usacompression.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Ramey Layne

                 Milam Newby

E-Mail: rlayne@velaw.com

            mnewby@velaw.com

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Section 3.06    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Units under Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Units or securities convertible into Registrable Units; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Units or securities convertible into Registrable Units, as applicable, transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Units (determined by multiplying the number of Registrable Units owned by the average of the closing price on the National Securities Exchange for the USAC Common Units for the ten (10) trading days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 3.07    Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.08    Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.07 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 3.09    Other Registration Rights. The Parties hereby acknowledges and agree that the registration rights provided for in this Agreement with respect to the Registrable Units are the sole and exclusive registration rights of the Energy Transfer Parties and their Affiliates (as defined in the Partnership Agreement) with respect to the Registrable Units beneficially owned by the Energy Transfer Parties and their Affiliates. For the avoidance of doubt, the Energy Transfer Parties hereby acknowledge and agree that the registration rights under Section 7.13 of the Partnership Agreement, will no longer be available to the Energy Transfer Parties and its Affiliates with respect to their Registrable Units and the Energy Transfer Parties for itself and for and on behalf of its Affiliates renounces any claim to the registration rights under Section 7.13 of the Partnership Agreement with respect to their Registrable Units.

Section 3.10    Entire Agreement. This Agreement and the Transaction Agreements constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

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Section 3.11    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.12    Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 3.13    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement

Section 3.14    Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 3.15    Consent to Jurisdiction. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 3.05 addressed to such Party at the address specified pursuant to Section 3.05. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such Proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction

20

contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 3.05 to such Party’s address set forth in Section 3.05 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 3.16    WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 3.17    Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 3.14, and all such rights and remedies at law or in equity may be cumulative. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.16 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:
Name:
Title:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:
Name:
Title:

USA COMPRESSION HOLDINGS, LLC

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

Schedule I

Holders’ Interests

Name	Number of USAC Common Units
Energy Transfer Equity, L.P.	[●]
Energy Transfer Partners, L.P.	[●]
USA Compression Holdings, LLC	[●]

Schedule I